                                                         Rule 424B3
                                                         Reg. No. 333-48700


                                 e2E CORPORATION

                            7245 NW Evergreen Parkway

                               Hillsboro OR 97124

                                  ___________


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                          TO BE HELD ON DECEMBER 14, 2000

To the Shareholders of e2E Corporation:

         A special meeting of the shareholders of e2E Corporation will be held at the offices of Greene & Markley, P.C., located at 1515 S.W. Fifth Avenue, Suite 600, Portland, Oregon, on Thursday, December 14, 2000, at 10:00 a.m., local time, to consider and act upon a proposal to approve an Agreement and Plan of Merger dated as of September 29, 2000 among Plexus Corp., Casey Jones Corp. and e2E. Pursuant to the Agreement and Plan of Merger (a) Casey Jones Corp. will be merged into e2E and e2E will become a wholly-owned subsidiary of Plexus, and
(b) holders of e2E common stock will receive shares of Plexus common stock based upon the exchange rate described in the accompanying prospectus supplement.

         With respect to the proposal to approve the Agreement and Plan of Merger, e2E shareholders have a right to dissent and obtain payment in cash for their shares by complying with the terms and procedures of Sections 60.561 to
60.594 of the Oregon Business Corporation Act, a copy of which is included as Appendix B to the accompanying prospectus supplement.

         The record date for the special meeting is the close of business on November 6, 2000. Only e2E shareholders of record at that time are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. To approve the merger, the holders of a majority of the outstanding shares of e2E common stock must vote in favor of the Agreement and Plan of Merger.

         The accompanying prospectus supplement and prospectus contain more detailed information regarding the merger and the Agreement and Plan of Merger. A copy of the Agreement and Plan of Merger is included as Appendix A to the prospectus supplement. The prospectus supplement also constitutes e2E's proxy statement for the special meeting.

         YOUR VOTE IS IMPORTANT. IF YOU ARE AN e2E EMPLOYEE WHO RECEIVED SHARES UNDER e2E'S RESTRICTED STOCK PLANS, YOU HAVE ALREADY GIVEN THE BOARD OF DIRECTORS A PROXY TO VOTE YOUR SHARES TO APPROVE THE AGREEMENT AND PLAN OF MERGER. THE PROXY WAS GIVEN IN YOUR EMPLOYMENT AGREEMENT AND WAS A CONDITION TO YOUR RECEIPT OF SHARES. IF YOU ARE A NON-EMPLOYEE SHAREHOLDER, EVEN IF YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF NO INSTRUCTIONS ARE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED "FOR" THE AGREEMENT AND PLAN OF MERGER. IF YOU DO NOT RETURN YOUR PROXY OR VOTE IN PERSON, THE EFFECT IS A VOTE AGAINST THE AGREEMENT AND PLAN OF MERGER. WHETHER YOU ARE AN EMPLOYEE SHAREHOLDER OR A NON-EMPLOYEE SHAREHOLDER, YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE TO THE SECRETARY OF e2E, FILING ANOTHER PROXY, OR ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. DO NOT SEND ANY STOCK CERTIFICATES WITH THE PROXY CARD.

         THE e2E BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE AGREEMENT AND PLAN OF MERGER.

                          BY ORDER OF THE BOARD OF DIRECTORS



                          Charles R. Markley, Secretary

November 8, 2000

                              PROSPECTUS SUPPLEMENT

                                       OF

                                  PLEXUS CORP.

                             ______________________


         This prospectus supplement is being furnished to you as a shareholder of e2E Corporation in connection with the proposed acquisition of e2E by Plexus Corp. It also constitutes e2E's special meeting proxy statement. If you are a non-employee shareholder of e2E, the e2E board of directors is soliciting your proxy for a special meeting of shareholders of e2E on December 14, 2000 to approve that transaction. If you are an employee shareholder who received shares under e2E's restricted stock plans, you have already given the board of directors a proxy to vote your shares to approve the proposed transaction. The proxy was given in your employment agreement and was a condition to your receipt of shares. You may revoke that proxy as we describe in this prospectus supplement. The holders of at least a majority of e2E's outstanding shares must vote in favor of the Agreement and Plan of Merger for it to be approved.

         In the merger, e2E shareholders will become Plexus shareholders, and e2E will become wholly-owned by Plexus. If the merger is completed, you will receive approximately $8.97 in value of shares of Plexus common stock for each share of e2E common stock that you own. The exact exchange rate for that conversion and the dollar value of shares that you will receive will vary depending upon the average price of Plexus common stock during a defined period ending before the merger and the number of e2E shares outstanding or subject to option. Your consideration may also be reduced by up to 15% under indemnity and escrow provisions. You may call e2E's president, Matt Bergeron, at (503) 531-2050 for a current calculation of the exchange rate. A copy of the merger agreement is attached as Appendix A.

         You should read this prospectus supplement together with the prospectus of Plexus dated November 8, 2000. This prospectus supplement and the prospectus are filed as part of a registration statement with the Securities and Exchange Commission, relating to the shares of Plexus common stock. Plexus anticipates that a total of between 411,000 and 256,875 shares of Plexus common stock will be issued in the merger, assuming a Plexus stock value as determined under the merger agreement between $50.00 and $80.00.

         Plexus common stock is quoted under the symbol "PLXS" on the Nasdaq Stock Market. e2E common stock is not quoted on any established market. On September 29, 2000, the last trading day before the announcement of the merger agreement, Nasdaq reported that the last sale price of Plexus common stock was $70.50 per share; the last transaction in e2E common stock of which e2E management is aware was $1.67 per share. On November 6, 2000, a recent trading day before the date of this prospectus supplement, the last sale prices of Plexus common stock common stock was $58.00 per share.

         YOU SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION THAT YOU RECEIVE IN THIS TRANSACTION. FOR SOME OF THE IMPORTANT FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING PLEXUS COMMON STOCK AND THE PROPOSED TRANSACTION, PLEASE SEE "RISK FACTORS" ON PAGE S-13 OF THIS PROSPECTUS SUPPLEMENT, AND "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

         This prospectus supplement is dated November 8, 2000. It is first being mailed to e2E shareholders on or about November 13, 2000.

                                 _______________


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES. THEY ALSO HAVE NOT DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                                                               PAGE
PROSPECTUS SUPPLEMENT

SUMMARY  .......................................................................................................S-4
RISK FACTORS...................................................................................................S-13
THE SPECIAL MEETING............................................................................................S-15
THE MERGER AND THE MERGER AGREEMENT............................................................................S-17
DISSENTERS' RIGHTS OF APPRAISAL................................................................................S-29
BUSINESS OF PLEXUS.............................................................................................S-31
OTHER INFORMATION ABOUT PLEXUS WHICH YOU CAN OBTAIN............................................................S-32
SELECTED FINANCIAL DATA OF e2E.................................................................................S-34
BUSINESS OF e2E................................................................................................S-35
OWNERSHIP OF AND MARKET FOR e2E COMMON STOCK...................................................................S-36
COMPARISON OF SHAREHOLDER RIGHTS...............................................................................S-37
LEGAL OPINIONS.................................................................................................S-40
EXPERTS  ......................................................................................................S-40
INDEX TO FINANCIAL STATEMENTS..................................................................................S-41
Agreement and Plan of Merger....................................................................................A-1
Sections 60.561 Through 60.594 of the
         Oregon Business Corporation Act........................................................................B-1

PROSPECTUS

SUMMARY  .........................................................................................................3
FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS ................................................................4
RISK FACTORS......................................................................................................4
RECENT DEVELOPMENTS..............................................................................................12
PLEXUS MARKET INFORMATION........................................................................................14
PLEXUS SUMMARY FINANCIAL DATA....................................................................................15
PLEXUS CORP......................................................................................................16
OTHER INFORMATION ABOUT PLEXUS WHICH YOU CAN OBTAIN..............................................................24
INFORMATION ABOUT PLEXUS COMMON STOCK............................................................................25
PLAN OF DISTRIBUTION.............................................................................................28
LEGAL OPINIONS...................................................................................................29
EXPERTS  ........................................................................................................29
PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS...................................................................29

                               __________________

         THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS INCORPORATE BY REFERENCE ADDITIONAL INFORMATION ABOUT PLEXUS. PLEASE SEE "OTHER INFORMATION ABOUT PLEXUS WHICH YOU CAN OBTAIN" ON PAGE S-32 OF THIS PROSPECTUS SUPPLEMENT. PLEXUS WILL PROVIDE YOU THIS INFORMATION WITHOUT CHARGE IF YOU MAKE A REQUEST TO:

                  PLEXUS CORP.
                  ATTENTION: CORPORATE SECRETARY
                  55 JEWELERS PARK DRIVE
                  P.O. BOX 156
                  NEENAH WI 54956
                  (920) 722-3451

         TO HELP ASSURE THAT YOU RECEIVE THIS INFORMATION BEFORE THE e2E SHAREHOLDER MEETING, YOU SHOULD REQUEST THE INFORMATION NOT LATER THAN DECEMBER 7, 2000.

                               __________________

         NEITHER PLEXUS NOR e2E HAS AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS EXCEPT FOR THOSE IN THIS PROSPECTUS SUPPLEMENT. THAT IS TRUE WHETHER THE STATEMENTS ARE IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES. YOU SHOULD NOT RELY UPON ANY OTHER INFORMATION OR REPRESENTATIONS EVEN IF SOMEONE PROVIDES YOU WITH THEM, BECAUSE THEY ARE NOT AUTHORIZED BY PLEXUS, e2E OR ANYONE ELSE. PLEXUS AND e2E DO NOT IMPLY OR REPRESENT BY DELIVERING THIS PROSPECTUS SUPPLEMENT THAT PLEXUS, e2E OR THEIR BUSINESSES ARE UNCHANGED AFTER ITS DATE OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER ITS DATE.

         Plexus has provided all information contained in the prospectus and this prospectus supplement about Plexus and its subsidiary Casey Jones Corp. e2E has provided all information in this prospectus supplement about e2E.

                                     SUMMARY

         This section is a summary of important information in this prospectus supplement, and includes summaries of information which we believe is material. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Other Information About Plexus Which You Can Obtain" on page S-32 of this prospectus supplement. We have included page references to direct you to a more complete description of some of the topics presented in this summary.

         Unless we state otherwise, all data "per share" of Plexus common stock, and all information regarding the shares, have been restated for Plexus' 2-for-1 stock splits in 1997 and 2000, and for the 1999 acquisition of SeaMED Corporation, for which Plexus "pooled" financial statements and restated its historical financial statements.

THE PARTIES

         PLEXUS CORP.
         55 JEWELERS PARK DRIVE
         NEENAH, WISCONSIN 54956
         (920) 722-3451

         Plexus provides product realization services to original equipment manufacturers, or OEMs, in the networking/telecommunications, medical, industrial, computer and transportation industries. We provide advanced electronics design, manufacturing and testing services to our customers and focus on complex, high-end products. We offer our customers the ability to outsource all stages of product realization, including: development and design, materials procurement and management, prototyping and new product introduction, testing, manufacturing and after-market support. For many customers, we serve both a design and production function, allowing those customers to concentrate on concept development, distribution and marketing, while accelerating their time to market, reducing their investment in manufacturing capacity and optimizing total product cost.

         We believe that our broad service offerings with respect to the design and realization of complex, high-end products within the electronics manufacturing services, or EMS, industry provide us with significant competitive advantages. Through a staff of over 350 product development engineers, we offer a complete menu of engineering services, including digital and analog design, mechanical and industrial design, embedded software design, printed circuit board design, test equipment and software development, product verification and new product introduction services. Our manufacturing services include printed circuit board assembly, product configuration, testing, final product and system box build and after-market support. Throughout the production process, we offer logistics services, such as materials procurement, inventory management, packaging and distribution.

         For further information, you should see "Business of Plexus" on page S-31 of this prospectus supplement, "Plexus Corp." beginning on page 16 of the prospectus and "Other Information About Plexus Which You Can Obtain" on page S-32 of this prospectus supplement.

         Casey Jones Corp. is a corporation wholly-owned by Plexus. Plexus formed Casey Jones to conduct the e2E merger, and Casey Jones has no other business or operations.

         e2E CORPORATION

e2E CORPORATION
7245 NW EVERGREEN PARKWAY, SUITE 110
HILLSBORO, OREGON 97124
(503) 531-2050

         e2E Corporation designs and engineers electronic interconnect products for original equipment manufacturers and contract manufacturers in the electronics industry. e2E offers its schematic capture, design optimization and verification services from its design centers, at the customer site, or collaboratively over a virtual private network.

         For further information, you should see "Business of e2E" beginning on page S-35 of this prospectus supplement and "Selected Financial Data of e2E" on page S-34.

SUMMARY OF THE MERGER (page S-17)

         THE MERGER AGREEMENT IS ATTACHED AT THE BACK OF THIS PROSPECTUS SUPPLEMENT AS APPENDIX A. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

         In the proposed merger, a subsidiary of Plexus will merge into e2E, and e2E will become a wholly-owned subsidiary of Plexus. Unless you properly exercise dissenters' rights, you will receive shares of Plexus common stock in exchange for your shares of e2E common stock.

         EFFECTIVE TIME OF THE MERGER

         Plexus and e2E hope to complete the merger shortly after the special meeting, if regulatory approvals and other required matters are completed by that time.

         WHAT YOU WILL RECEIVE IN THE MERGER (page S-17)

         If the merger is completed, and assuming no change in the number of e2E's outstanding shares, your e2E shares will be converted into the number of Plexus shares obtained by dividing $8.97 by the average trading price of Plexus common stock over a 10 day trading period before closing. For example, you would receive between 0.179 and 0.112 shares of Plexus common stock for each share of e2E common stock that you own, if the average closing price of Plexus stock is between $50.00 and $80.00 during the period described in the next paragraph. This assumes that the number of e2E shares outstanding or subject to option stays the same prior to the merger. It also assumes that no indemnity payments are due Plexus.

         The exact number of shares you receive in exchange for each e2E share will depend upon the average closing price of Plexus common stock over the ten trading days ending three days before the merger is effective, which should be shortly after the day of the shareholder meeting. Our examples assume that there is no change in the number of shares of e2E common stock outstanding or subject to option prior to the merger. There is no minimum number of shares issuable to you, although the value of the number of shares issued per share of e2E common stock would be $8.9728 assuming no change in the number of e2E shares outstanding or subject to option. Since the dollar value is fixed, as the average Plexus stock price rises, former e2E shareholders would receive a decreasing percentage of Plexus shares after the merger; conversely, if Plexus' stock price declines, former e2E shareholders would receive a larger percentage. These amounts are subject to reduction if e2E shareholders are required to indemnify Plexus under the merger agreement.

         The following table shows the number of shares of Plexus stock which you will receive, and the approximate market value of that stock, for each share of e2E stock. We chose these examples based on the $43.38 to $81.00 trading range of Plexus stock in the period beginning three months prior to the announcement of the merger. We assume that there is no change in the number of e2E shares outstanding or subject to option. We also show examples below and above that range to illustrate that while the value in the determination period of the shares which you will receive will remain constant, even though the number of shares may increase or decrease. The dollar value amounts are based upon the Plexus average closing prices used to determine the exchange rate.


  Average Plexus                Exchange                      Dollar value of
    stock price            Rate per e2E share                  an e2E share
-------------------        ------------------                 ---------------
      $35.00                        0.256                        $8.9728
      $40.00                        0.224                        $8.9728
      $45.00                        0.199                        $8.9728
      $50.00                        0.179                        $8.9728
      $55.00                        0.163                        $8.9728
      $60.00                        0.150                        $8.9728
      $65.00                        0.138                        $8.9728
      $70.00                        0.128                        $8.9728
      $75.00                        0.120                        $8.9728
      $80.00                        0.112                        $8.9728
      $85.00                        0.106                        $8.9728
      $90.00                        0.100                        $8.9728
      $95.00                        0.094                        $8.9728

         The ultimate consideration which e2E shareholders would retain could be reduced by up to 15% under the merger agreement provisions providing indemnity to Plexus, and the related escrow agreement. See "Escrow and Indemnity" below.

         Plexus will not issue any fractional shares. Instead, you will receive cash for any fractional share of Plexus common stock owed to you, based on the average price of Plexus common stock described above.

         Any e2E shareholder who elects and follows the requirements for statutory dissenters' rights under Oregon law will receive the consideration under that procedure instead of the consideration discussed above. See "Dissenters' Rights of Appraisal" at page S-29.

         ESCROW AND INDEMNITY (page S-18)

         The merger agreement provides for indemnification of Plexus by e2E's shareholders under certain circumstances. These circumstances include breaches of e2E's representations and warranties or obligations under the merger agreement, and other matters specified in the merger agreement. Of the consideration you will receive in the merger, 15% will be paid to the escrow agent, under an escrow agreement, to support the indemnity. The provisions of the indemnity obligations and the escrow agreement may reduce the consideration which you retain by up to 15%.

         The escrow agent will be West Coast Trust Company, Incorporated. Matthew Bergeron, Steven Smith and William Thale will be the e2E shareholders' representatives on matters relative to the indemnity and the escrow. Their decisions will bind other e2E shareholders.

         TAX-FREE REORGANIZATION TREATMENT (page S-27)

         Neither e2E nor its shareholders will recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except for any taxes payable by e2E shareholders on their receipt of cash instead of fractional Plexus shares or for shares held by persons exercising dissenters' rights. e2E has received a legal opinion from its counsel regarding these tax consequences.

         THE TAX OPINION CONTAINS EXCEPTIONS AND QUALIFICATIONS BECAUSE TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES TO YOU OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. WE URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY HOW THE MERGER WILL AFFECT YOU, INCLUDING HOW ANY STATE, LOCAL OR FOREIGN TAX LAWS MAY APPLY TO YOU.

         DISSENTERS' RIGHTS (page S-29)

         Under Oregon law, e2E shareholders who give proper and timely notice to e2E and who do not vote in favor of the merger agreement have the right to receive in cash the "fair value" of their e2E shares instead of receiving Plexus shares. A copy of Sections 60.561 to 60.594 of the Oregon Business Corporation Act, which governs dissenters' rights in Oregon, is attached to this prospectus supplement as Appendix B.

         Plexus may terminate the merger agreement if holders of more than 3% of e2E shares exercise their dissenters' rights.

         OLD AND NEW STOCK CERTIFICATES

         Please do not send in your stock certificates with the enclosed proxy. After we complete the merger, we will send you written instructions that describe how to exchange your e2E stock certificates for Plexus stock certificates. If you hold uncertificated shares of e2E common stock, you will not need to take any further action to receive your Plexus stock. Some of the Plexus shares you receive will be paid to the escrow agent rather than sent to you.

         PERCENTAGE OWNERSHIP INTEREST BY e2E SHAREHOLDERS AFTER THE MERGER

         Assuming an exchange rate of 0.138 Plexus shares for each e2E share, and assuming no further exercises of Plexus stock options, after the merger there will be approximately 40.3 million shares of Plexus common stock outstanding. Of those shares, the former e2E shareholders will own approximately 0.8%.

         INTERESTS OF e2E'S EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER (page S-22)

         When considering the recommendation by the e2E Board to vote "FOR" the merger agreement, you should be aware that the directors and executive officers of e2E have interests in the merger other than solely as e2E shareholders. As a condition to the merger, two e2E executive officers will be required by Plexus to enter into employment agreements, for a one year period, at their current salaries. These interests may conflict with the interests of shareholders of e2E generally. These persons also comprise the e2E board.

         The two executive officers, and another e2E key employee who will be a Plexus employee, will act as the e2E shareholders' representatives under the escrow agreement. Their interests may differ from those of other e2E shareholders, because of their employment arrangements or for other reasons.

         MANAGEMENT AND OPERATIONS OF e2E AFTER THE MERGER  (page S-22)

         In the merger, e2E will become a company which is wholly-owned by Plexus. Initially, the management and employees of e2E as a subsidiary of Plexus will be the same as those before the merger, although some changes may be made to reflect the merger.

         CONDITIONS TO THE MERGER (pages S-23 and S-24)

         The merger will be completed only if various conditions are met. These conditions include, among others, that:

         -        the e2E shareholders approve the merger;

         - the parties perform their obligations under the merger agreement;

         - the representations and warranties of the parties continue to be accurate;

         -        the merger qualifies for pooling accounting; and

         -        the parties receive the tax opinion discussed above.

         The parties may waive conditions unless they are legally prohibited from doing so. e2E shareholder approval may not be legally waived. The merger is not subject to any further governmental approvals.

         TERMINATION, AMENDMENT OR WAIVER OF THE MERGER AGREEMENT (page S-24)

         Even if the e2E shareholders approve the merger agreement, Plexus and e2E can agree at any time to terminate the merger agreement without completing the merger. The merger agreement can also be terminated by either party under specified circumstances. Once shareholders approve the merger agreement, however, no amendment may be made to the merger agreement without further shareholder approval if the amendment would reduce the exchange rate or otherwise materially adversely affect the rights of e2E shareholders.

         ACCOUNTING TREATMENT (page S-28)

         Plexus expects to account for the merger as a pooling of interests, which means that it will treat the two companies as if they had always been combined for accounting and financial reporting purposes. It is a condition to Plexus' obligation to complete the merger that it receive a letter from its accountants that the merger qualifies for pooling-of-interests accounting treatment.

         BOARD RECOMMENDATION TO e2E SHAREHOLDERS

         The e2E board of directors believes that the merger is in the best interests of e2E and its shareholders. THE e2E BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT. Some e2E directors and officers have interests in this transaction other than as e2E shareholders. For a description, you should see "The Merger and the Merger Agreement -- Interests of Officers and Directors in the Merger."

e2E SPECIAL MEETING (page S-15)

         The special meeting will be held at the offices of Green & Markley, P.C., located at 1515 S.W. Fifth Avenue, Suite 600, Portland, Oregon, on Thursday, December 14, 2000 at 10:00 a.m. At the special meeting, e2E shareholders such as you will consider and vote on a proposal to approve the merger agreement.

         RECORD DATE

         You can vote at the special meeting only if you owned shares of e2E common stock at the close of business on November 6, 2000, which was the record date.

         VOTE REQUIRED TO APPROVE THE MERGER

         The merger agreement requires the approval of the holders of a majority of the outstanding shares of e2E common stock. If you do not return your proxy or vote in person, it will have the effect of a vote against the merger agreement. Plexus shareholders do not need to vote to approve the merger.

         VOTING POWER, VOTING BY MANAGEMENT

         On the record date, 2,290,250 shares of e2E common stock were outstanding.

         e2E's two directors and executive officers, who collectively beneficially own 299,500 shares, or approximately 13.1% of e2E's outstanding shares, have executed voting agreements in which they have agreed to vote the e2E shares owned by them "FOR" the merger agreement. Robert Praegitzer, an individual who beneficially owns 1,000,000 shares, or approximately 43.7% of e2E's outstanding shares, has also executed a voting agreement in which he has agreed to vote the e2E shares owned by him "FOR" the merger agreement. Approval and adoption of the merger agreement by e2E's shareholders is therefore assured. Because there are other conditions to the closing that have not been fulfilled, however, closing of the merger is not assured.

         In addition, e2E employees who were issued restricted stock granted a proxy to e2E's board of directors to vote their shares in a merger or reorganization. The board intends to vote an additional 802,750 shares, or approximately 35.1% of the outstanding shares, subject to the proxy in favor of the merger agreement unless those proxies are revoked. To revoke a proxy, you must execute a new proxy bearing a later date or attend the meeting and vote in person.

         REVOKING PROXIES

         You can revoke a proxy previously given by you by giving written notice to the Secretary of e2E, by filing another proxy, or by attending the special meeting and voting in person.

COMPARISON OF SHAREHOLDER RIGHTS  (page S-37)

         The rights of e2E shareholders are governed by Oregon law and the articles of incorporation and bylaws of e2E. When the merger is completed, e2E shareholders will become shareholders of Plexus, and their rights will be governed by Wisconsin law and the articles of incorporation and bylaws of Plexus. The rights of e2E shareholders and Plexus shareholders differ in certain respects.

RISK FACTORS (page 43)

         YOU SHOULD SEE "RISK FACTORS" FOR SOME FACTORS WHICH YOU SHOULD CONSIDER IN DECIDING HOW TO VOTE ON THE MERGER AGREEMENT.

DO YOU HAVE QUESTIONS?

         If you have any questions about the merger, including the calculation of the number of Plexus shares you will receive in the merger, please call Matt Bergeron, e2E's president, at (503) 531-2050. The exchange rate calculation will be based on current information, so it may change until immediately prior to closing.

COMPARATIVE MARKET PRICES

         The following table shows trading information for Plexus common stock and e2E common stock on September 29, 2000 and November 6, 2000. September 29, 2000 was the last trading date before the parties announced the merger. November 6, 2000 is a recent date before this prospectus supplement was finalized. To prepare this table, we have assumed that the average Plexus stock prices on the dates presented were the same as the closing prices on those dates, and used the appropriate exchange rate. See "Ownership of and Market for e2E Common Stock" on page S-36 of this prospectus supplement and "Plexus Market Information" on page 14 of the prospectus.

                                                                                         Equivalent
                                          Plexus                   e2E                 value for each
Date                                   common stock          common stock(1)              e2E share
----                                   ------------          ------------                 ---------
September 29, 2000                        $70.50                  $1.67                     $8.97
November 6, 2000                          $58.00                  $1.67                     $8.97


------------------
(1) The most recent sales price of e2E stock known to e2E management. There is no trading market for e2E common stock. See "Ownership of and Market for e2E Common Stock."

         Because the exchange rate varies according to average Plexus stock price, you may receive more or fewer shares of Plexus common stock for each share of e2E common stock.

COMPARATIVE PER SHARE DATA OF PLEXUS AND e2E

         We have summarized in the table on the next page selected per share information about Plexus and e2E. We present the information both historically, and on a pro forma and adjusted basis to reflect the merger. Because earnings and book value per share are affected by the variable exchange rate in the merger, the table illustrates the effects on the per share data using three different exchange rates as follows:

         Plexus shares               When the rate
         per e2E share               would apply
         0.179                       If Plexus' average price was  $50.00
         0.138                       If Plexus' average price was  $65.00
         0.112                       If Plexus' average price was  $80.00


In all of these cases, we assume no change in the number of e2E shares outstanding or subject to option. Because the exchange rate is variable, the actual final exchange rate may be higher or lower, which would affect both Plexus' pro forma calculations and e2E per share equivalents.

         The data in the table should be read together with the financial information and the financial statements of Plexus and e2E incorporated by reference or included elsewhere in this prospectus supplement. We provide the pro forma combined per common share data as an illustration only. The data do not necessarily indicate the combined financial position or combined results of operations that would have been reported if the merger had occurred when indicated, nor are they a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of cost savings or synergies which may be obtained by combining Plexus and e2E operations or the costs of combining the companies and operations. The pro forma and equivalent data also assume no reduction due to the indemnity and escrow provisions.

                                                       Nine months ended
                                                            June 30,                        Years ended September 30,
                                                ----------------------------     -------------------------------------------
                                                      2000          1999               1999          1998           1997
                                                      ----          ----               ----          ----           ----
EARNINGS PER SHARE (DILUTED):
   Plexus:
        Historical(1)...................             $0.73         $0.45              $0.55         $0.63          $0.54
        Pro forma, assuming(2):
            0.179 exchange rate.........             $0.72         $0.45              $0.55         $0.63          $0.54
            0.138 exchange rate.........             $0.72         $0.45              $0.55         $0.63          $0.54
            0.112 exchange rate.........             $0.72         $0.45              $0.55         $0.63          $0.54

   e2E(2):

        Historical......................            ($0.13)         -                  -             -              -
        Equivalent, assuming:
            0.179 exchange rate.........             $0.13         $0.08              $0.10         $0.11          $0.10
            0.138 exchange rate.........             $0.10         $0.06              $0.08         $0.09          $0.07
            0.112 exchange rate.........             $0.08         $0.05              $0.06         $0.07          $0.06
PERIOD END BOOK VALUE PER SHARE(3):
   Plexus:
        Historical......................             $5.11          -                 $4.17          -              -
        Pro forma, assuming:
            0.179 exchange rate.........             $5.11          -                 $4.17          -              -
            0.138 exchange rate.........             $5.12          -                 $4.17          -              -
            0.112 exchange rate.........             $5.13          -                 $4.17          -              -
   e2E:

        Historical......................             $0.84          -                  -             -              -
        Equivalent, assuming:
            0.179 exchange rate.........             $0.91          -                 $0.75          -              -
            0.138 exchange rate.........             $0.71          -                 $0.58          -              -
            0.112 exchange rate.........             $0.57          -                 $0.47          -              -


(1) See "Selected Financial Data" on page 15 of the prospectus regarding acquisition-related changes which affected 1999 and 2000 earnings.

(2) e2E began operations on January 13, 2000. e2E information is given only for the period ended June 30, 2000. (That period excludes certain pre-operational expenses.) Plexus pro forma data prior to January 13, 2000 is not adjusted since e2E did not have operations prior to that date. e2E earnings are before income taxes because its tax rate for 2000 is not yet determined.

(3) This data is presented only at December 31, 1999 (Plexus only) and June 30, 2000. January 13, 2000 was the date e2E commenced operations, and no information is therefore available at December 31, 1999.

         Neither Plexus nor e2E has paid cash dividends on common stock; therefore, the table does not include dividend information.

         The unaudited pro forma condensed combined statements of income for all periods presented give effect to the merger as if it had occurred on October 1, 1999. e2E has a fiscal year that ends on December 31. For purposes of the pro forma statements of income, we have used e2E's net loss for the period ended June 30, 2000, which includes certain pre-operational expenses.

         The e2E equivalent share information is computed at each of the three assumed exchange rates by multiplying the Plexus pro forma information by the assumed exchange rate. The pro forma book value information assumes that the merger was completed on June 30, 2000 and September 30, 1999.

                                  RISK FACTORS

         You should carefully consider all of the matters which we discuss in this prospectus supplement, and in the prospectus, when you determine how to vote on the merger. In particular, you should consider the following factors, as well as those set forth under "Risk Factors" on page 4 of the prospectus.

RISKS ABOUT THE MERGER

THE EXCHANGE RATE IN THE MERGER IS VARIABLE, AND YOU MAY NOT RECEIVE ANY PARTICULAR NUMBER OF PLEXUS SHARES

         The exchange rate in the merger is variable. It may not be determined until after the special meeting of shareholders. The number of shares of Plexus common stock which you will receive will be higher or lower depending upon the average price of Plexus common stock before the merger. There is no minimum number of shares that you will receive.

INDEMNITY AND ESCROW PROVISIONS MAY REDUCE THE CONSIDERATION YOU RECEIVE BY UP TO 15%.

         Under the merger agreement, the shareholders of e2E indemnify Plexus for certain matters. Indemnity by the e2E shareholders is proportionate to their ownership of e2E common stock. The indemnity may be up to 15% of the Plexus shares received by the e2E shareholders. These shares are being placed in escrow to facilitate operations of the indemnity.

         Three persons will be the representatives of the e2E shareholders on matters relating to the indemnity provisions and the escrow arrangements. Their decisions and actions will bind all e2E shareholders, even if other shareholders disagree with them. All three representatives are current e2E officers and all of them are expected to be e2E employees when e2E is a subsidiary of Plexus; therefore, they may have interests that conflict with those of other e2E shareholders.

PLEXUS MAY NOT BE ABLE TO INTEGRATE e2E OPERATIONS AS EXPECTED.

         In determining that the merger is in the best interests of the parties, both companies considered the cost savings, operating efficiencies and other synergies that may result from the merger. The consolidation of functions, and the integration of departments, systems and procedures present significant management challenges. Plexus cannot assure that it will successfully accomplish those actions as rapidly as currently expected. Also, Plexus cannot assure the extent to which it will achieve cost savings and efficiencies in the merger, or in any other transaction or expansion.

SOME e2E DIRECTORS AND OFFICERS, AND THE REPRESENTATIVES UNDER THE ESCROW ARRANGEMENTS, HAVE AN INTEREST IN THE MERGER OTHER THAN AS SHAREHOLDERS.

         Some e2E directors and officers have interests in the merger other than as e2E shareholders. The merger agreement requires that two persons who are directors and executive officers of e2E sign employment contracts after Plexus acquires e2E. The merger agreement also requires that five other key e2E employees sign employment contracts after Plexus acquires e2E. Also, the three persons acting as representatives under the escrow agreement may have a conflict due to their employment arrangements with e2E, which will be a subsidiary of Plexus. All three representatives will have employment contracts. See "The Merger and the Merger Agreement -- Interests of Officers and Directors in the Merger."

RISKS ABOUT PLEXUS

         Please see "Risk Factors" on page 4 of the prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and any prospectus supplement, including the documents incorporated by reference, may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in the forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "project," "objective" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause our actual results to differ materially from those contemplated in the forward- looking statements include factors described under the caption "Risk Factors" or similar cautionary captions in the documents incorporated herein by reference.

                               THE SPECIAL MEETING

         This prospectus supplement is being furnished to the e2E shareholders in connection with the solicitation of proxies by the e2E Board from the holders of e2E common stock for use at the special meeting. It also constitutes e2E's proxy statement for the special meeting.

         Date, Time and Place. The special meeting will be held at 10:00 a.m., local time, on December 14, 2000, at the offices of Green & Markley, P.C., located at 1515 S.W. Fifth Avenue, Suite 600, Portland, Oregon.

         Purpose. At the special meeting, e2E shareholders will consider and vote on a proposal to approve the merger agreement.

         The e2E Board is not aware, as of the date of the mailing of this prospectus supplement, of any other matters which may properly come before the special meeting. If any other matters properly come before the special meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters. Under Oregon law, at the special meeting, shareholders can only consider the matters included in the notice of the special meeting.

         Recommendation of e2E's Board of Directors. The e2E board has determined that the merger is in the best interests of e2E and its shareholders and has approved the merger agreement. THE e2E BOARD UNANIMOUSLY RECOMMENDS THAT THE e2E SHAREHOLDERS VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING. See "The Merger and the Merger Agreement -- e2E's Reasons for the Merger."

         Record Date; Voting Rights. Only holders of record of e2E common stock at the close of business on the record date, November 6, 2000, are entitled to receive notice of and to vote at the special meeting. On that date, there were 2,290,250 shares of e2E common stock outstanding and entitled to vote. Each share entitles the registered holder to one vote.

         Quorum. A majority of the outstanding shares of e2E common stock entitled to vote must be represented in person or by proxy at the special meeting in order to constitute a quorum for the transaction of business. Shares of e2E common stock represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

         Proxies; Revocation. A proxy card is enclosed for use by non-employee e2E shareholders. The board of directors of e2E requests that non-employee shareholders SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. IF YOU HAVE QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS, PLEASE CONTACT e2E'E PRESIDENT.

         Employee shareholders who received restricted shares under e2E's restricted stock plans have already given the e2E board of directors a proxy to vote their shares. The proxy was given in each employee's employment agreement and was a condition to receiving shares.

         All properly executed proxies that are not revoked will be voted at the special meeting as instructed on those proxies. Proxies containing no instructions will be voted in favor of the merger agreement. A non-employee shareholder who executes and returns a proxy, and all employee shareholders who previously granted a proxy to the board of directors, may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to the corporate secretary of e2E, or by attending the special meeting and voting in person. Mere attendance at the special meeting will not in and of itself have the effect of revoking the proxy. Abstentions will be treated as shares present in determining whether e2E has a quorum for the special meeting, but abstentions will have the same effect as a vote against approval of the merger agreement. If a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority to vote certain shares, those shares will be considered present at the special meeting for purposes of determining a quorum but will have the same effect as a vote against approval of the merger agreement.

         The persons designated in the enclosed proxy card will have discretion to vote on any matters incident to the conduct of the special meeting. If e2E proposes to adjourn the special meeting, the persons named in the proxy will vote all shares, other than those that have been voted against approval of the merger agreement, in favor of adjournment. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the initial convening, except for any proxies that have effectively been revoked or withdrawn before the reconvened meeting.

         SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. After the effective date of the merger, shareholders will receive instructions and a letter of transmittal for the submission of their stock certificates.

         Solicitation of Proxies. In addition to soliciting proxies by mail, e2E's directors, officers, and employees may, if they do not receive extra compensation for doing so, solicit proxies personally or by telephone or fax. Such persons may be reimbursed for out-of-pocket expenses that they incur.

         Required Vote. Approval of the merger agreement will require the affirmative vote of holders of a majority of the outstanding shares of e2E common stock entitled to vote thereon at the special meeting, or 1,145,126 shares.

         Share Ownership of Management and Other Significant Holders. e2E's two directors and executive officers, who beneficially own a total of 299,500 shares, representing 13.1% of the outstanding shares, have signed agreements with Plexus which require them to vote "For" the merger agreement. Robert Praegitzer, an individual who beneficially owns 1,000,000 or 43.7% of e2E's outstanding shares, has also executed a voting agreement in which he has agreed to vote his e2E shares "For" the merger agreement. See "Ownership of e2E Common Stock."

         In addition, e2E employees who were issued restricted stock granted a proxy to e2E's board of directors to vote their shares in a merger or reorganization. The board intends to vote an additional 802,750 shares, or approximately 35.1% of the outstanding shares, subject to the proxy in favor of the merger agreement unless those proxies are revoked.

                       THE MERGER AND THE MERGER AGREEMENT

         The description of the merger and the merger agreement contained in this prospectus supplement describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement, which is incorporated by reference into this prospectus supplement. A copy of the merger agreement is attached as Appendix A.

GENERAL

         In the merger, and as described in the merger agreement, e2E will become a corporation wholly-owned by Plexus. Outstanding shares of e2E common stock will be converted into shares of Plexus common stock. Cash will be paid in lieu of any fractional share of Plexus common stock. The merger will become effective shortly after the day of the shareholder meeting. See "Exchange Rate," "Escrow and Indemnity" and "Conversion of Shares in the Merger" below.

         The merger will be structured as the merger of Casey Jones Corp., a wholly-owned subsidiary of Plexus, with and into e2E, with e2E surviving as a wholly-owned subsidiary of Plexus. As a result of the merger, the separate corporate existence of Casey Jones will cease and e2E will succeed to all the rights and be responsible for all the obligations of Casey Jones. Plexus formed Casey Jones specifically to conduct this transaction. Casey Jones has no business or operations other than the conduct of the merger.

EXCHANGE RATE

         Each share of e2E common stock will be converted into Plexus common stock under a formula in the merger agreement. The total value for all e2E shares under the merger agreement is $20,550,000. The number of shares you receive will depend upon the average closing price of Plexus common stock over the ten trading days ending three days before the merger is effective, and the total number of e2E shares outstanding or (if any) subject to option. Share amounts will be rounded to 3 digits. There is no minimum number of shares issuable, although the value of the number of shares issued per share of e2E common stock would be $8.9728, assuming no change in the 2,290,250 e2E shares outstanding or subject to option. This is subject to reduction if Plexus is indemnified under the merger agreement; see "Escrow and Indemnity" below. Even though the economic value is fixed, as the average Plexus stock price rises, former e2E shareholders would receive a decreasing percent of the shares of the combined company. Conversely, if Plexus' stock price declines, former e2E shareholders would receive an increasing percentage.

         e2E shareholders will receive cash instead of fractions of Plexus shares. The amount will be determined by using the same average price for Plexus common stock as used for the exchange rate. See "Conversion of Shares in the Merger" below. All shares of Plexus common stock will be issued along with Plexus preferred stock purchase rights issued under the Plexus Shareholder Rights Plan, as provided in that plan. See "Comparison of Shareholder Rights -- Shareholder Rights Plan."

         The following table shows the number of shares of Plexus stock which you will receive, and the approximate market value of that stock, for each share of e2E stock. We chose these examples based on the $43.38 to $81.00 trading range of Plexus stock in the period beginning three months prior to the announcement of the merger. We assume that there is no change in the number of e2E shares outstanding or subject to option, which currently is 2,290,250 shares. We also show examples below and above that range to illustrate that while the number of shares may increase or decrease, their value will remain constant. The dollar value amounts are based upon the Plexus average closing prices used to determine the exchange rate.

      Average Plexus                   Exchange                Dollar value of
        stock price               rate per e2E share            each e2E share
      --------------              ------------------           ---------------
           $35.00                       0.256                      $8.9728
           $40.00                       0.224                      $8.9728
           $45.00                       0.199                      $8.9728
           $50.00                       0.179                      $8.9728
           $55.00                       0.163                      $8.9728
           $60.00                       0.150                      $8.9728
           $65.00                       0.138                      $8.9728
           $70.00                       0.128                      $8.9728
           $75.00                       0.120                      $8.9728
           $80.00                       0.112                      $8.9728
           $85.00                       0.106                      $8.9728
           $90.00                       0.100                      $8.9728
           $95.00                       0.094                      $8.9728

         The consideration which e2E shareholders ultimately would retain could be reduced by up to 15% under the merger agreement provisions providing indemnity to Plexus, and the related escrow agreement. See "Escrow and Indemnity" below.

         Any e2E shareholder who exercises statutory dissenters' rights under Oregon law, and strictly complies with the law's requirements, will receive the consideration determined under that procedure instead of the consideration discussed above. See "Dissenters' Rights of Appraisal".

ESCROW AND INDEMNITY

         Under the merger agreement, the shareholders of e2E indemnify Plexus for certain matters. Indemnity by the e2E shareholders is proportionate to their ownership of e2E common stock. In no event, however, may the indemnity exceed 15% of the Plexus shares received by the e2E shareholders, either individually or as a group. These shares are being placed in escrow to facilitate operation of the indemnity provisions.

         Scope of Indemnity. The maximum liability of any e2E shareholder to Plexus for indemnity will be 15% of the shares which the shareholder receives in the merger. Of these shares, 5% of the shares received are only available for defined "special indemnity matters," and the 10% escrow balance is available for any covered indemnity matter.

         The general matters for which e2E shareholders indemnify Plexus are:

         - breaches of e2E's representations and warranties in the merger agreement;

         - failures of e2E to comply with its obligations under the merger agreement;

         -        the "special indemnity matters"; and

         -        related litigation.

         The "special indemnity matters" may be summarized as:

         - unrecorded e2E liabilities for vacation pay and other employee personal time;

         - unrecorded e2E liabilities for past terminations of employee benefit plans;

         - undisclosed product and service warranty claims for services prior to the merger in excess of the stated reserve;

         - uncollectible e2E accounts receivable at closing in excess of e2E's reserve;

         -        e2E severance benefits resulting from the merger itself;

         -        certain liabilities of Tyco in excess of disclosed amounts;

         - failure of e2E to obtain appropriate transfer of intellectual property rights;

         - failure of e2E to have maintained necessary software intellectual property rights; and o merger transaction expenses of e2E in excess of $815,000.

         The e2E shareholder indemnification obligations expire on the earlier of the first anniversary of the merger or the day on which Plexus' fiscal year 2001 audit is completed. Plexus has a September 30 fiscal year and in past years, its audit has generally been completed in mid-November. After these times, any shares continuing to be held in escrow which are not subject to an indemnity claim will be paid to the appropriate e2E shareholders. However, to the extent there are indemnity claims, the shares paid to satisfy that indemnity claim will reduce the number of shares received by e2E shareholders in the merger.

         Under the indemnity provisions, payments must be made from the escrow agreement in Plexus common stock. Plexus common stock that is returned to Plexus will be valued at the same price the stock was valued for purposes of the merger agreement. Therefore, as the price of Plexus common stock increases, more shares of Plexus common stock may be needed to repay an indemnity obligation than it would be if the current market value were used.

         Escrow Arrangements. Because of the relatively large number of e2E shareholders, the merger agreement provides for an escrow agreement to facilitate these indemnity provisions. Under the merger agreement and the escrow agreement, you will be paid directly 85% of the consideration payable to you in the merger. However, the Plexus shares representing the remaining 15% will be delivered to West Coast Trust Company, Incorporated, Portland, Oregon, as escrow agent. The escrow agent will hold these shares under the escrow agreement to support the indemnity agreement until the indemnity period expires.

         If there are any indemnity claims by Plexus, payment will be made by transfer of the Plexus shares held in escrow, proportionately from each of the shareholders. To the extent that claims are not made against these shares prior to the expiration of the indemnity period, shares will be released from escrow and distributed proportionately to the former e2E shareholders. The indemnity obligations will then end.

         While the Plexus shares are held in escrow, former e2E shareholders will continue to be the owner of the shares held unless they are paid to Plexus under the indemnification provisions. e2E shareholders will have the power to vote the shares held in escrow and would receive any dividends paid by Plexus (which it has no intention to do). Also, e2E shareholders will retain the ability to sell the shares which they hold in escrow. However, the proceeds of any sale would need to remain in escrow during the escrow period, and the shareholder would need to pay the escrow agent any fees which the escrow agent charges in connection with such a sale. Other than those fees, Plexus will pay the fees of the escrow agent.

         Representatives. By approval of the merger agreement, the e2E shareholders will appoint Matthew J. Bergeron, Steven M. Smith and William J. Thale as their representatives with respect to the escrow agreement and indemnity under the merger agreement. The actions and decisions of a majority of the representatives will be binding on all of the e2E shareholders.

         Shareholders should note that, as a condition to closing, Plexus requires that Messrs. Bergeron, Smith and Thale must enter into employment agreements with e2E going forward. See " Interests of Officers and Directors in the Merger" below. All of the representatives may be Plexus employees during the period in which they will act as representatives.

BACKGROUND OF THE MERGER

         The terms of the merger agreement are the result of arm's-length negotiations between representatives of e2E and Plexus. The following is a brief discussion of the background of these negotiations, the merger, and related transactions.

         Since the formation of e2E in January 2000, through April 2000, the e2E board of directors had discussions with a number of institutional investors, including William Blair & Company, about investing in e2E. During the same time period, several companies made uninvited inquiries to e2E's officers regarding the possibility of an acquisition or strategic merger. After weighing the cost and level of interest of institutional investors, in April 2000 the board of directors determined that it would pursue the possibility of a sale or merger of e2E. Following discussions with representatives from Blair, e2E engaged Blair to assist it in finding a strategic acquirer.

         The initial contacts between e2E and Plexus began on May 22, 2000 with a discussion between the chief financial officer of Plexus and Blair, as representative of e2E. Conversations continued between representatives of the companies later in May and into June, culminating in a conference call between representatives of Plexus and e2E on June 15, 2000.

         Based upon positive feedback from the conference call, Plexus requested a visit to e2E. A representative of Plexus visited e2E's Nashua facility on June 21, 2000. Results were considered positive. Discussions between representatives began on possible synergies, potential deal values and other financial aspects. While continuing with discussions, the parties agreed to have key representatives meet at e2E in Hillsboro, Oregon on July 11, 2000.

         Officers of e2E and Plexus met in Hillsboro on July 11, 2000. Based upon the discussions and information exchanged at that meeting, they decided to proceed with the exploration of a transaction. Plexus provided e2E with a due diligence list, as well as a term sheet indicating a value at which it thought it would be interested in proceeding with a deal, provided its investigation proved satisfactory.

         While interaction with Plexus was on-going, e2E continued discussions with other parties who also expressed an interest in acquiring e2E. In June and early July, e2E received preliminary offers from two different parties to purchase e2E for cash, but at a substantially lower valuation of e2E than that which was considered by Plexus.

         On July 14, 2000, e2E's board held a special meeting to discuss the various potential offers and communications from interested parties. The board determined that Plexus was the best candidate based on the proposed valuation range, their commitment to integrate e2E's employees and the compatibility of the two companies' corporate cultures. After further negotiations, a term sheet, which included exclusivity provisions, was signed on July 15, 2000.

         In the period after the execution, Plexus' diligence proceeded. A number of issues were identified by Plexus, which were resolved or discussed by the parties. Plexus also reviewed various developments and financial information. e2E retained KPMG LLP to provide a balance sheet audit as of June 30, 2000 and accountants for both parties considered "pooling accounting" rules as they might apply to a transaction. By the end of August, Plexus confirmed that it remained interested in proceeding as provided in the term sheet, but also further indicated that additional diligence needed to be completed.

         Plexus' counsel circulated a draft of a merger agreement on August 25, 2000. Counsel for Plexus and e2E, and other representatives of the companies, negotiated the provisions of the agreement during the month of September. During this time, Plexus' investigation of e2E continued, and Plexus provided further information about itself to e2E representatives. Also during September, e2E's pending litigation with Tyco was settled, which Plexus believed was an important matter to have resolved prior to execution of a definitive agreement.

         The parties continued negotiating a merger agreement and resolved open issues. The merger agreement was finalized and signed late in the afternoon of Friday, September 29, 2000. The execution of the merger agreement was announced by Plexus and e2E before the beginning of the business day on Monday, October 2, 2000.

e2E'S REASONS FOR THE MERGER

         The e2E board:

         -        approved and adopted the merger agreement;

         - determined that the merger is fair to, and in the best interests of, e2E and its shareholders; and

         - unanimously recommends that holders of shares of e2E common stock vote FOR approval of the merger agreement.

         In reaching its conclusions, the e2E board considered many factors. Material factors, which were the primary ones which the board considered, were:

         - Synergies between e2E and Plexus are expected to add significant shareholder value; o Increased sales opportunities and expense reductions resulting form the merger are expected to increase shareholder value;

         - The consideration to be received by e2E's shareholders in the merger was significantly greater than preliminary proposals from other parties that had expressed interest in acquiring e2E;

         - The net present value of $8.97 is greater than estimates of future e2E share value; and o Plexus' size and the diversity of its operations significantly reduce e2E entity specific risk for e2E shareholders.

         Blair acted as an advisor to e2E and, as such, participated in conversations with both e2E and Plexus representatives throughout the process. Further, Blair performed analytical and business strategy review to facilitate negotiations between the parties. Blair did not render a formal fairness opinion, but did advise the board about the financial aspects of Plexus' offer.

         The discussion of the information and factors considered by the e2E board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the e2E board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the e2E board may have given different weights to different factors. For a discussion of the interests of certain members of e2E's management and e2E's board in the merger, see "Interests of Officers and Directors in the Merger."

         THE e2E BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF e2E COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

PLEXUS' REASONS FOR THE MERGER

         From Plexus' perspective the merger would:

         - Expand Plexus' engineering capabilities, particularly in circuit board design, which is becoming an increasingly important part of product design and development;

         - Provide Plexus with an experienced management team and talented engineers and designers; and

         -        Increase Plexus' revenue and customer base.

         The Plexus board has unanimously approved the merger agreement.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

         In considering the recommendation of the merger by the e2E board, the shareholders of e2E should be aware that some directors and executive officers of e2E have certain interests in the completion of the merger other than solely as holders of e2E common stock. Material conflicting interests are described below.

         Employment Agreements. Under the merger agreement, it is a condition to Plexus' obligation to complete the merger that e2E executive officers and directors, Matthew J. Bergeron and William J. Thale enter into employment agreements with e2E. The initial annual salaries to be paid under each of these employment agreements, and the lengths of such agreements, are as follows:


          Name                             Salary                        Length
          ----                             ------                        ------
   Matthew J. Bergeron                    $125,000                       1 year
    William J. Thale                      $100,000                       1 year

The agreements will govern the conduct of these executive officers' employment after the merger and include provisions which would continue salary for the terms of the agreement in the event the person is terminated without cause, or resigns with good reason as defined in the agreements. The agreements also include restrictions on competition with e2E after the termination of employment.

         The merger agreement also contemplates that five other key e2E employees will receive continuing employment agreements and execute similar noncompetition agreements. These include Steven M. Smith, who will act as a representative under the escrow agreement.

         Representatives under the Escrow Agreement. Messrs. Bergeron, Smith and Thale will act as representatives of the e2E shareholders under the escrow agreement in matters relating to the indemnification of Plexus. Their personal interests, including their employment by Plexus, may differ from those of other e2E shareholders; however, their decisions regarding indemnity and escrow matters will bind the e2E shareholders.

EMPLOYEE PLANS

         Provisions of e2E's founder share plan and incentive stock plan provide that all shares awarded under those plans will vest, and cease being subject to restriction, upon a change in control in e2E. The merger will be such a change in control.

         Going forward, Plexus will have the ability to substitute its employee benefit plans for current plans of e2E and decide whether or how any such changes will be made.

MANAGEMENT AND OPERATIONS OF e2E AFTER THE MERGER

         When the merger is effective, e2E will become a wholly-owned subsidiary of Plexus. The directors and officers of Casey Jones Corp. immediately prior to the merger, who are officers of Plexus, will be the directors and officers of the surviving corporation. In addition, Plexus will appoint other persons to be officers of e2E following the merger; Plexus expects that these will include current e2E officers. Because e2E will be a corporation wholly- owned by Plexus, Plexus will have the power to change directors and officers as it believes appropriate.

         The parties expect that the merger will become effective shortly after the special meeting. The merger will be legally completed by the filing of articles of merger with the Secretary of State of Oregon. The filing of the articles of merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the merger agreement. See "Conditions to the Merger" below.

CONDUCT OF BUSINESS PENDING THE MERGER

         In the merger agreement, e2E has agreed, pending consummation of the merger, unless otherwise consented to in writing by Plexus, that it will, among other things:

         -        carry on its business in the regular course;

         - not do any act or omit to do any act which will cause a material breach of any identified contracts to which e2E is a party;

         - not change compensation or benefits, except for ordinary raises;

         -        not incur any indebtedness;

         - use reasonable best efforts to preserve its business organization intact, to retain the services of its present officers and key employees and to preserve the goodwill of suppliers, customers, creditors and others having business relationships with it; and

         - not issue any additional shares of stock except for a specified number of grants to new employees, or grant any options, or declare or pay any dividend.

REPRESENTATIONS, WARRANTIES AND COVENANTS

         The merger agreement contains various customary representations and warranties by Plexus and e2E for a transaction of this kind. They include, among other things:

         - the organization, existence, and corporate power and authority, and capitalization of each of the companies;

         - the absence of conflicts with and violations of law and various documents, contracts and agreements;

         - the absence of any development materially adverse to the companies;

         -        the absence of adverse material litigation;

         - accuracy of the financial statements of e2E and of the Plexus reports filed with the Securities and Exchange Commission;

         - the accuracy and completeness of the statements of fact made in the merger agreement;

         -        matters relating to customer retention by e2E;

         -        e2E's title to its assets;

         - the existence, performance and legal effect of certain contracts to which e2E is a party;

         -        no violations of law by either party;

         - the filing of tax returns, payment of taxes and other tax matters with respect to e2E;

         -        labor and employee benefit matters, with respect to e2E; and

         - compliance with applicable environmental and tax laws, with respect to e2E.

         In addition to the covenants described under "Conduct of Business Pending the Merger," the merger agreement contains various other customary covenants, including, among other things, access to information, each party's efforts to cause its representations and warranties to be true and correct on the closing date; and each party's agreement to use its reasonable best efforts to cause the merger to qualify for pooling-of-interests accounting treatment and as a tax-free reorganization.

         All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the merger.

CONDITIONS TO THE MERGER

         The respective obligations of Plexus and e2E to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

         - the performance of and compliance by the parties with their obligations under the merger agreement;

         - the absence of any litigation in which the merger is restrained or enjoined;

         - the accuracy of the representations and warranties of the parties made in the merger agreement;

         - from the date of the merger agreement to the merger, there shall not have occurred any material adverse change of Plexus or e2E;

         - the approval of the merger agreement by the shareholders of e2E, as a condition to Plexus' obligations;

         - the receipt of the tax opinion that has been delivered by e2E's counsel;

         - as a condition to the obligations of Plexus, the receipt of a pooling-of-interests letter from PricewaterhouseCoopers LLP;

         -        obtaining certain third party consents and confirmations; and

         - holders of no more than 3% of e2E shares elect dissenters' rights.

         The parties may waive conditions to their obligations unless they are legally prohibited from doing so. e2E shareholder approval and regulatory approvals may not be legally waived. Plexus and e2E do not believe there are any remaining governmental approvals required, as the parties have determined that the pre-clearance provisions of the federal Hart-Scott-Rodino Anti-trust Improvements Act do not apply to the merger.

NO SOLICITATION

         The merger agreement required e2E to immediately terminate any discussions with any other parties with respect to any acquisition transactions with other parties.

         THE MERGER AGREEMENT FURTHER RESTRICTS THE CIRCUMSTANCES UNDER WHICH e2E MAY PROVIDE INFORMATION TO OTHER PARTIES. e2E HAS AGREED NOT TO SOLICIT OTHER OFFERS.

TERMINATION; AMENDMENT; WAIVER

         The merger agreement may be terminated prior to the closing, before or after approval by e2E's shareholders, as follows:


         -        by mutual written agreement of Plexus and e2E;

         - by either Plexus or e2E if a court prohibits th merger or if the merger has not occurred on or before March 31, 2001. However, the right to terminate at that date is not available to any party whose failure to fulfill any obligation has caused in the failure to merge before that date;


         -        by Plexus if:

                  - e2E materially breaches its representations and warranties in the merger agreement, if not cured;

                  - e2E fails to perform its agreements an covenants in the merger agreement; or

                  -        e2E shareholders do not approve the merger; and

         -        by e2E if:

                  - Plexus materially breaches its representations and warranties in the merger agreement, if not cured; or

                  - Plexus fails to perform its agreements and covenants in the merger agreement.


         The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the e2E shareholders. However, after such approval, no amendment may be made without their approval if it reduces the exchange rate or materially adversely affects the rights of the e2E shareholders.

         The parties may waive any of their conditions to closing, unless they may not be waived under law.

FEES AND EXPENSES

         Except for the printing expenses for this prospectus supplement and the registration statement, and the filing fee relating thereto, which will be paid by Plexus, Plexus and e2E will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby.

CONVERSION OF SHARES IN THE MERGER

         At the effective time of merger, by virtue of the merger and without any action on the part of any party:

         - each share of common stock of Casey Jones will be converted into one share of e2E common stock; and

         - each share of e2E common stock issued and outstanding, other than dissenting shares, will be converted into shares of Plexus common stock at the exchange rate described above, on the terms and conditions set forth in the merger agreement. However, cash will be paid in lieu of any fractional share of Plexus common stock.

In all cases, if any e2E shareholders exercise and comply with statutory dissenters' rights, the rights of those shareholders will be determined under Oregon statutes. See "Dissenters' Rights of Appraisal."

         After the merger, all shares of e2E common stock will no longer be outstanding and will automatically be cancelled and will cease to exist. Each holder of a certificate representing shares of e2E common stock prior to the merger will cease to have any rights other than the right to receive the shares of Plexus common stock into which the shares of e2E common stock have been converted, and cash in lieu of any fractional share of Plexus common stock. See "Exchange of e2E Certificates; No Fractional Shares."

         If there is a reclassification, stock split or stock dividend with respect to outstanding Plexus common stock or outstanding e2E common stock prior to the merger, an appropriate and proportionate adjustment, if any, will be made to the exchange rate.

EXCHANGE OF e2E CERTIFICATES; NO FRACTIONAL SHARES

         Plexus has designated Firstar Bank Milwaukee, N.A. to act as exchange agent under the merger agreement. As of the merger, Plexus will deposit with the exchange agent certificates representing the shares of Plexus common stock issuable pursuant to the merger agreement in exchange for outstanding shares of e2E common stock.

         Promptly after the merger, the exchange agent will mail to each e2E shareholder of record a letter of transmittal and instructions for the surrender of the e2E stock certificate in exchange for certificates representing shares of Plexus common stock. Holders of uncertificated e2E shares will receive Plexus certificates from the exchange agent without further action on their part. As described below, 15% of the consideration will be delivered to the escrow agent pursuant to the escrow agreement rather than being paid directly to e2E shareholders.

         PLEASE NOTE THAT e2E SHAREHOLDERS SHOULD NOT SUBMIT THEIR e2E CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED.

         Upon surrender of an e2E certificate for cancellation to the exchange agent, together with an executed letter of transmittal and such other documents as the exchange agent may require, the holder of such e2E certificate will be entitled to receive in exchange:

         - a payment on behalf of the shareholder of 15% of the shares to be received by that shareholder to the escrow agent under the escrow agreement; and

         - a certificate representing the 85% balance of whole shares of Plexus common stock into which the shares of e2E common stock have been converted in the merger, plus cash in lieu of any fractional share of Plexus common stock to which such holder would otherwise be entitled as more fully described below.

         The e2E certificates so surrendered will be cancelled. e2E shareholders who own uncertificated shares will automatically receive certificates and have shares deposited into escrow, provided that they have an effective IRS Form W-9 on file with e2E.

         When the merger is effective, the stock transfer books of e2E will be closed and there will be no further registration of transfers of shares of e2E common stock on the records of e2E. If there is a transfer of ownership of shares of e2E common stock which is not registered in the transfer records of e2E, consideration will be delivered to the transferee if the e2E certificate which represented such shares of e2E common stock is presented to the exchange agent with appropriate transfer documents.

         No fractional shares of Plexus common stock will be issued in the merger. All fractional share interests of a holder of more than one e2E certificate at the effective time of merger will be aggregated to maximize the number of whole shares of Plexus common stock to be issued and minimize the fractional interests to be paid in cash. If a fractional share interest still results, each holder of a fractional share interest will be paid an amount in cash equal to the price of Plexus common stock used for computing the exchange rate.

         Any portion of the merger consideration not held in escrow which remains undistributed to the e2E shareholders six months after the merger will be delivered to Plexus upon demand. Any e2E shareholders who have not previously surrendered their e2E certificates shall thereafter look to Plexus for payment.

         Plexus may deduct and withhold from the consideration payable to any e2E shareholder any amount that Plexus is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. Those withheld amounts will be treated as having been paid to the e2E shareholder with respect to whom Plexus made the deduction or withholding.

FEDERAL INCOME TAX CONSEQUENCES; TAX OPINION

         The following is a discussion of material United States federal income tax considerations in connection with the merger. This discussion summarizes principal United States federal income tax consequences of the merger that generally are applicable to holders of e2E Common Stock, but it is not a complete analysis of all of the potential tax effects relevant to the merger. This discussion does not deal with all federal income tax considerations that may be relevant to certain e2E shareholders in light of their particular circumstances, or to shareholders subject to special rules under United States federal income tax law, including dealers in securities, shareholders who do not hold their shares of e2E common stock as capital assets, foreign persons, tax-exempt entities, or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code. Furthermore, it does not address e2E shareholders who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions.

         Some e2E shareholders have acquired shares in connection with performance of services for e2E, such as restricted stock grants received in compensatory transactions. If, at the time of the receipt of those shares, the shares were subject to a "substantial risk of forfeiture" as that phrase is used in Section 83 of the Code, and if the service provider did not elect to include the value of the shares in income at the time of receipt, the service provider will have ordinary compensation income when those shares first become substantially vested for United States federal income tax purposes. The amount of the income will equal the excess of the fair market value of the shares at the time of vesting over the amount, if any, paid for the shares by the service provider. e2E generally will be entitled to a compensation deduction in that amount and generally will be required to withhold tax at that time for United States federal income tax purposes. Whether shares were subject to a "substantial risk of forfeiture" at the time a grant is dependent upon all of the facts and circumstances at the time of grant. Shareholders who received shares in connection with performance of services should consult their own tax advisors about the issue. The following discussion also does not address the tax consequences of the merger under foreign, state, or local tax laws.

         e2E SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

         Stoel Rives LLP, counsel to e2E, has provided its opinion that the merger will qualify as a reorganization within the meaning of Section 368 of the Code, and that each of e2E, Plexus and Casey Jones Corp. will be a party to such reorganization for United States federal income tax purposes. Neither e2E nor Plexus will request a ruling from the Internal Revenue Service with regard to any of the United States federal income tax consequences of the merger. The tax opinion is based on and subject to certain assumptions and limitations as well as factual representations received from e2E and Plexus, as discussed below. An opinion of counsel represents only counsel's best legal judgment and has no binding effect or official status of any kind. No assurances are given that contrary positions will not be taken by the IRS or a court considering the issues.

         Subject to the assumptions, limitations, and qualifications described in the tax opinion and in this discussion, it is the opinion of Stoel Rives LLP that the material United States federal income tax consequences of the merger can be summarized as follows:

         - e2E, Plexus, and Casey Jones will not recognize gain or loss solely as a result of Plexus' issuance of Plexus common stock to the e2E shareholders in the merger solely in exchange for their shares of e2E common stock and the transfer by operation of law of Casey Jones' assets and liabilities to e2E pursuant to the merger;

         - e2E's shareholders who hold their e2E common stock as a capital asset will not recognize gain or loss upon their receipt in the merger of solely Plexus common stock in exchange for their shares of e2E common stock, except to the extent of cash received in lieu of a fractional share of Plexus common stock;

         - The aggregate tax basis of Plexus common stock received in the merger, including any fractional share interest in Plexus common stock for which cash is received, will be the same as the aggregate tax basis of the e2E common stock surrendered in exchange for the Plexus common stock;

         - The holding period of each share of Plexus common stock received by an e2E shareholder in the merger will include the period during which such e2E shareholder held his or her e2E common stock surrendered in exchange therefor in the merger; and

         - An e2E shareholder who receives cash in lieu of a fractional share of Plexus common stock will recognize gain or loss equal to the difference, if any, between such shareholder's tax basis in such fractional share and the amount of cash received in exchange therefor.

         LIMITATIONS ON TAX OPINION AND DISCUSSION

         As noted earlier, the tax opinion is subject to certain assumptions, relating to, among other things, the truth and accuracy of certain representations made by e2E and Plexus and the consummation of the merger in accordance with the terms of the merger agreement and applicable state law. Furthermore, the tax opinion will not bind the IRS and, therefore, the IRS is not precluded from asserting a contrary position. The tax opinion and this discussion are based on currently existing provisions of the Code, existing and proposed Treasury regulations, and current administrative rulings and pronouncements and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the tax opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

RESALE OF PLEXUS COMMON STOCK

         All shares of Plexus common stock received by e2E shareholders in the merger will be freely transferable, except that shares of Plexus common stock received by persons who are deemed to be "affiliates," as the term is defined under the Securities Act, of Plexus or e2E prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Plexus or e2E generally include individuals or entities that control, are controlled by, or are under common control with, the party and may include certain officers and directors of such party as well as principal shareholders of such party. Affiliates of both parties have previously been notified of their status.

         The merger agreement requires each of Plexus and e2E to use reasonable best efforts to cause each of its affiliates to sign a written affiliates letter acknowledging that they will not sell, transfer or otherwise dispose of, or reduce any risk relative to, any securities of Plexus or e2E during the period beginning 30 days prior to the merger and continuing until such time as results covering at least 30 days of post-merger operations of Plexus have been published or sell, assign or transfer any of the shares of Plexus common stock received pursuant to the merger except as permitted by the Securities Act and the rules and regulations promulgated by the SEC thereunder. It is a condition to the obligation of Plexus to complete the merger that Plexus shall have received an affiliate letter from each person who is an affiliate of either Plexus or e2E.

         This prospectus supplement does not cover resales of Plexus common stock received by any person who may be deemed to be an affiliate of e2E or Plexus. See also "Escrow and Indemnity" above relating to the sale of shares held in escrow.

ACCOUNTING TREATMENT

         The merger is expected to be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles. Under this accounting method, the historical financial information of the acquiring company generally is restated to reflect the combined financial position and operations of both companies. However, because of the relatively small size of e2E as compared to Plexus, Plexus' historical financial statements will not be restated, and the acquisition will be reflected only on a going-forward basis. The combined financial position and operations will be adjusted to conform the accounting practices of Plexus. It is a condition to the consummation of the merger that Plexus receive letters from PricewaterhouseCoopers LLP and KPMG to the effect that the merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with the merger agreement.

                         DISSENTERS' RIGHTS OF APPRAISAL

         The management and board of directors of e2E believe that the merger is in the best interest of, and represents a fair value to, the shareholders. Shareholders who are entitled to vote on the merger and who object to its terms, however, may be entitled to certain rights under the Oregon Revised Statutes ("ORS"), provided that they comply with the conditions of Sections 60.561 to
60.594 of the ORS. Shareholders who vote for the merger will be waiving their rights to dissent from the merger.

         SECTIONS 60.561 TO 60.594 OF THE ORS ARE REPRINTED IN THEIR ENTIRETY AS APPENDIX B TO THIS PROSPECTUS SUPPLEMENT. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. YOU SHOULD REVIEW THE DISCUSSION AND APPENDIX B CAREFULLY. IF YOU WISH TO EXERCISE STATUTORY DISSENTERS' RIGHTS OR WISH TO PRESERVE THE RIGHT TO DO SO. YOU MUST COMPLY WITH THE PROCEDURES SET FORTH IN SECTIONS 60.561 TO 60.594 OF THE ORS. FAILURE TO COMPLY WITH THOSE PROCEDURES WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

         The following discussion is a brief summary of the procedures you must follow to perfect dissenters' rights under the ORS.

         Generally, ORS provides that shareholders of a corporation that merges with another corporation who are entitled to dissent from the merger and who have perfected their dissenters' rights may require purchase of their shares for cash based on the fair value of those shares in lieu of retaining their shares of e2E's common stock. The fair value will be determined as of the day prior to the closing of the Merger, and this determination will exclude any appreciation or depreciation in anticipation of the Merger.

         A holder of e2E's common stock who properly follows the procedure for exercising dissenters' rights for his or her shares pursuant to Section 60.564 of the ORS (as summarized below) may be entitled to receive in cash the "fair value" of his or her shares in lieu of retaining those shares of e2E's common stock. The "fair value" of a dissenting shareholder's shares will be the value of those shares the day prior to the closing date of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable. The "fair value" could be more than, equal to or less than the market value of the shares of Plexus stock to be received in exchange for e2E's common stock on the date immediately prior to the closing date of the merger. In the event the dissenting shareholder and e2E cannot agree on the "fair value" of the dissenter's common stock, "fair value" will ultimately be determined by a court in an appraisal proceeding.

         To properly exercise dissenters' rights with respect to the merger and to be entitled to payment under Section 60.564 of the ORS, a holder of e2E's common stock must, among other things:

         - prior to the special meeting, deliver to e2E written notice of the shareholder's intent to demand payment for his or her shares if the merger is effected;

         -        not vote his or her shares in favor of the merger; and

         - upon receipt of a dissenters' notice from e2E (as described below), timely deliver a demand for payment, certifying that the shareholder acquired beneficial ownership before the date of the first announcement to the news media or to shareholders of the terms of the merger, and timely deposit the shareholder's certificates in accordance with the terms of the dissenters' notice.

         Thus, any holder of e2E's common stock who wishes to dissent and who executes and returns a proxy on one of the accompanying forms must specify that the holder's shares are to be voted against the merger or that the proxy holder should abstain from voting the holder's shares in favor of the merger. A vote against the merger is a proper exercise of dissenters' rights. If the shareholder returns a proxy without voting instructions or with instructions to vote in favor of the merger, the holder's shares will automatically be voted in favor of the merger, and the shareholder will lose any dissenters' rights. Within 10 days after the closing of the merger, e2E will send a written dissenters' notice to each holder of e2E's common stock who satisfied the requirements above, indicating where the payment demand must be sent and where and when share certificates must be deposited. This notice will inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received. In addition, the notice will include, among other things, a form of payment demand that includes the date of the first announcement to the news media or to shareholders of the terms of the Merger and requires the person asserting dissenters' rights to certify whether or not the person acquired beneficial ownership of the shares before that date and will set the date by which e2E must receive the payment demand, which date may not be less than 30 or more than 60 days after the dissenters' notice is delivered.

         A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

         - the beneficial shareholder submits to e2E the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         - the beneficial shareholder does so with respect to all shares of which the shareholder is the beneficial shareholder or over which the shareholder has power to direct the vote.

         After the closing of the merger, or upon receipt of a payment demand, e2E will pay each dissenter who complied with the ORS the amount that e2E estimates to be the fair value of the shareholder's shares, plus accrued interest. The payment must be accompanied by, among other things:

         - e2E's balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         -        a statement of e2E's estimate of the fair value of the shares

         -        a statement of how the interest was calculated;

         - a statement of the dissenter's right to demand payment under ORS 60.587; and

         - a copy of the dissenters' right provisions of the ORS. If e2E does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, e2E will return the deposited certificates and release the transfer restrictions on the uncertificated shares.

         With respect to shares acquired after the date of the first announcement to the news media or to shareholders of the terms of the merger, e2E may elect to withhold payment of the fair value of dissenters' shares plus accrued interest and, in that event, e2E will estimate after the closing date of the merger the fair value of the shares, plus accrued interest, and, will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand.

     A dissenter may notify e2E in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due and demand payment of the dissenter's estimate, less any payment made, or, with respect to after-acquired shares for which e2E elected to withhold payment, reject e2E's offer of the fair value determined for the shares and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

     - The dissenter believes that the amount paid or offered is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     - e2E fails to make payment within 60 days after the date set for demanding payment; or

     - The merger is not effected, and e2E does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     A dissenter will be deemed to have waived the right to demand payment unless the dissenter notifies e2E of his or her demand in writing within 30 days after e2E makes or offers payment for the dissenter's shares.

     If a demand for payment remains unsettled, e2E will commence a proceeding in the District Court of Multnomah County, Oregon, within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If e2E does not commence the proceeding within the 60-day period, it will pay each dissenter whose demand remains unsettled the amount demanded. e2E will make all dissenters, whose demands remain unsettled, whether or not residents of the State of Oregon, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. e2E may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in e2E's opinion, complied with the provisions of the ORS for exercising dissenters' rights. If the court determines that the shareholder has not complied, the shareholder will be dismissed as a party. Each dissenter made a party to the proceeding will be entitled to judgment for (i) the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount paid by e2E or (ii) the fair value, plus accrued interest, of the dissenter's after-acquired shares for which e2E elected to withhold payment.


                               BUSINESS OF PLEXUS

     Plexus provides product realization services to original equipment manufacturers, or OEMs, in the networking/telecommunications, medical, industrial, computer and transportation industries. We provide advanced electronics design, manufacturing and testing services to our customers and focus on complex, high-end products. We offer our customers the ability to outsource all stages of product realization, including: development and design, materials procurement and management, prototyping and new product introduction, testing, manufacturing and after-market support. For many customers, we serve both a design and production function, allowing those customers to concentrate on concept development, distribution and marketing, while accelerating their time to market, reducing their investment in manufacturing capacity and optimizing total product cost.

     We believe that our broad service offerings with respect to the design and realization of complex, high-end products within the electronics manufacturing services, or EMS, industry provide us with significant competitive advantages. Through a staff of over 350 product development engineers, we offer a complete menu of engineering services, including digital and analog design, mechanical and industrial design, embedded software design, printed circuit board design, test equipment and software development, product verification and new product introduction services. Our manufacturing services include printed circuit board assembly, product configuration, testing, final product and system box build and after-market support. Throughout the production process, we offer logistics services, such as materials procurement, inventory management, packaging and distribution.

     For more information about Plexus, you should see "Plexus Corp." beginning on page 16 in the prospectus. Plexus provides more information, including its audited financial statements, in reports filed with the Commission which are incorporated by reference. Documents which are incorporated by reference are considered to be part of the prospectus even though they are not included with it. You may obtain copies of those reports from the Commission or by asking Plexus. See "Other Information About Plexus Which You Can Obtain" for information on how to do that.

CASEY JONES CORP.

     Casey Jones, a wholly-owned subsidiary of Plexus, is an Oregon corporation which was incorporated by Plexus for the purpose of consummating the merger. Casey Jones has and will have no operations except as contemplated by the merger agreement. Upon the merger, Casey Jones will be merged into e2E, which will be the surviving corporation. Each share of common stock of Casey Jones issued and outstanding at the merger will be converted into one share of e2E common stock. As a result, immediately following the merger, Casey Jones will cease to exist and e2E will be a wholly-owned subsidiary of Plexus.


               OTHER INFORMATION ABOUT PLEXUS WHICH YOU CAN OBTAIN

     Plexus is a public company, and must provide information to the public under the Securities Exchange Act of 1934. Therefore, Plexus files reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these materials at the Commission's public reference facilities, which are located at:

     -    Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549,

     -    7 World Trade Center, New York, New York 10048, and

     -    Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661.

You may also obtain copies of these documents by writing to the Commission's Public Reference Section, Washington, D.C. 20549; in that case, you will be charged for the copies at the rates which the Commission sets. You may also obtain copies from the Commission's Web site (http://www.sec.gov). Because Plexus common stock is traded on the Nasdaq Stock Market, you can inspect material filed by it at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

     Plexus has filed a registration statement on Form S-4 under the Securities Act with the Commission which covers the shares of common stock described in this prospectus supplement. The registration statement has information in addition to the information in this prospectus supplement. You may obtain that additional information at the addresses above. This prospectus supplement, and the documents which this prospectus supplement incorporates by reference, describe certain contracts or other documents. These descriptions are only summaries, and are not necessarily complete. If you wish further information rather than this summary, you should review a copy of the document if Plexus has filed it as an exhibit to the registration statement. When Plexus has filed a document as an exhibit, a complete reading of the document will provide you more information than a summary. Plexus is not responsible if you fail to read the full document.

     This prospectus supplement "incorporates by reference" the filings named below. That means that the contents of those documents are considered to be part of this prospectus supplement even though they are not actually included with it. Plexus or e2E will provide you with a copy of any of those documents without charge if you are an e2E record shareholder, or if you are a beneficial owner of securities which are held in street name. They will not necessarily provide exhibits unless those exhibits are specifically incorporated by reference in the document. You can obtain copies of the documents by writing to Plexus, 55 Jewelers Park Drive, Neenah,

Wisconsin 54956, Attn: Corporate Secretary, or by calling Plexus' corporate secretary at 920/722-3451. You should request the information by December 7, 2000 to help assure that you receive it before the special meeting.

     This prospectus supplement incorporates by reference the following documents. Each of them has been filed by Plexus with the Commission as required by the Exchange Act:

     -    Form 10-K for the year ended September 30, 1999;

     - Forms 10-Q for the quarters ended December 31, 1999, March 31, 2000 and June 30, 2000;

     -    Current Reports on Form 8-K dated April 28, 2000,
          May 23, 2000 (as twice amended), July 14, 2000, September 19, 2000 and October 13, 2000;

     -    The description of Plexus common stock on Form 8-A, as amended; and

     - The description of Plexus' preferred stock purchase rights on Form 8-A dated August 13, 1998.

This prospectus supplement also incorporates all reports and definitive proxy or information statements filed by Plexus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement. They will be incorporated by reference into this prospectus supplement from the date on which Plexus files such documents.

                         SELECTED FINANCIAL DATA OF e2E

         e2E has not yet completed its first fiscal year. We present below selected financial data of e2E as of September 30, 2000 and for the nine months ended September 30, 2000. The data are unaudited. Data are in thousands, except per share data.


                                   As of, or for the
                                     nine months
                                        ended,
                                    September 30,
                                         2000
                                   ----------------


OPERATING STATEMENT DATA:
Net sales......................             $11,480
Cost of sales..................               7,713
                                   ----------------
Gross profit...................               3,767
                                   ----------------

Operating expenses:
  Selling and administrative...               3,484
  Amortization.................                 188
                                    ---------------
    Total operating expenses...               3,672
                                    ---------------
Operating income ..............                  95

  Interest expense.............                (161)
  Miscellaneous................                   3
                                    ---------------
Loss before income taxes.......                 (63)
Income taxes                                     60
                                    ---------------
Net loss                                      $(123)
                                           ========

Net loss per share.............              $(0.05)
                                           ========

Weighted average shares                       2,249
      outstanding..............

BALANCE SHEET DATA:
Working capital................               $(973)
Total assets...................               7,658
Long-term debt.................                 164
Stockholders' equity...........               2,178
Stockholders' equity per share.               $0.97

                                 BUSINESS OF e2E

     e2E Corporation, an Oregon corporation based in Hillsboro, Oregon, designs and engineers printed circuits and backplane assemblies, which are used to interconnect microprocessors, integrated circuits and other components that are essential to the functioning of electronic products. e2E provides engineering and design services, in addition to other value added services, to original equipment manufacturers ("OEMs") and contract manufacturers.

     e2E's service engagements can be broadly classified into the following three categories: program work, spot or overflow work, and staffing work.

     - In program work, an OEM typically engages e2E to work collaboratively during the development of a product or group of products. This type of work accounts for approximately 65% of e2E's business.

     - In spot or overflow work, an OEM engages e2E to help the internal design group with an overload of designs that need to be finished in a short period of time. This type of work accounts for approximately 30% of e2E's business.

     - In staffing work, e2E provides supplemental design talent. This type of work accounts for approximately 5% of e2E's business.

e2E has seven offices or design centers in the United States, as well as offices in Scotland and Israel.

                  OWNERSHIP OF AND MARKET FOR E2E COMMON STOCK

OWNERSHIP

         The following table provides information about the beneficial ownership of shares of e2E common stock at _________, 2000 by its directors, officers, directors and executive officers as a group, and other persons who beneficially own more than 5% of e2E's outstanding common stock.


Directors, officers and                                          e2E common stock
                                                    ------------------------------------------
    5% shareholders                                 Number of shares          Percent of class
------------------------                            ----------------          ----------------
Matthew J. Bergeron                                       207,500                     9.06%
William J. Thale                                           92,000                     4.02%

All directors and officers                              1,102,250                    48.13%
   as a group (2 persons) (1)

Robert Praegitzer                                       1,000,000                    43.66%
------------------

(1) Includes 802,750 shares not otherwise beneficially owned by Messrs. Bergeron or Thale which were issued under restricted stock plans for which the board of directors holds proxies. Proxies as to those shares may be revoked by the employees who granted them.

     Messrs. Bergeron, Praegitzer and Thale have each signed agreements with Plexus which require them to vote to approve the merger agreement.

MARKET

     There is no trading market for e2E stock. e2E management is not aware of any arms-length transactions involving third party sales of e2E common stock since e2E's inception.

     Shares of e2E common stock were issued in connection with the formation of e2E for $1.67 per share. Since the formation of e2E, restricted stock has been issued to e2E employees and directors under e2E restricted stock plans. All sales of e2E stock by e2E under these plans since its formation have been for $1.67 per share. This price was determined by e2E's management, with the advice of Adams Harkness & Hill, e2E's financial advisor.

                        COMPARISON OF SHAREHOLDER RIGHTS

     Upon consummation of the merger, the shareholders of e2E will become shareholders of Plexus. The rights of the Plexus shareholders are governed by Wisconsin law and the Plexus restated articles of incorporation and bylaws. The rights of the e2E shareholders presently are governed by Oregon law and the e2E restated articles of incorporation and bylaws. These rights differ in certain respects and the material differences are summarized below. Please also see "Information about Plexus Common Stock" on page 25 of the prospectus.

VOTING RIGHTS

     Holders of both Plexus common stock and e2E common stock are entitled to one vote per share on all matters submitted to a shareholder vote, except that the voting power of shares of Plexus common stock may be limited by the control share voting restrictions described below under "Anti-Takeover Laws - Wisconsin."

STATUTORY SHAREHOLDER LIABILITY

     Wisconsin law imposes personal liability on shareholders of Wisconsin corporations for debts owed to employees for services performed, but not exceeding six months service in any one case. While the relevant statute limits this liability to the par value of the shares held (which is $.01 per share for Plexus common stock), this limitation has been interpreted by a Wisconsin trial court to mean the consideration paid to the corporation for such shares. This decision was affirmed by a split decision of the Wisconsin Supreme Court without a written opinion and with one justice abstaining. There is no comparable provision under Oregon law.

BOARD OF DIRECTORS

     Election. Under Wisconsin law, Plexus directors are elected by a plurality of votes cast by shareholders at a meeting of shareholders at which a quorum is in attendance. The same procedures apply to the election of e2E directors under Oregon law. Neither the Plexus nor the e2E shareholders may cumulate votes in the election of directors.

     Classification. The Plexus and e2E boards of directors are not classified, and the directors of both of them are elected annually for one-year terms.

     Removal. Shareholders of both Plexus and e2E are entitled under relevant state law to remove directors, with or without cause, by a plurality of the votes cast at a duly-called meeting (special meeting in the case of e2E) where a quorum is present. However, a director of Plexus who was elected by a group of shareholders entitled to vote as a class may be removed only by the shareholders of that group.

     Vacancies. Vacancies on the Plexus board of directors may be filled by the board (by a majority of all remaining directors, if less than a quorum) or by shareholders. If the vacant office was held by a director elected by a group of shareholders entitled to vote as a class, only the shareholders of that voting group may vote to fill the vacancy, if it is filled by shareholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by directors. Vacancies on the e2E board may be filled by a majority of the remaining board members or by shareholders.

     Nomination. Shareholders of Plexus and e2E are entitled to nominate persons for director, but in Plexus' case only by giving timely advance written notice of such nomination to the relevant company which includes, among other things, certain specified information about the nominee. e2E does not have a comparable requirement.

     Liability of Directors. Under Wisconsin law, the Plexus directors are liable to the corporation for breach of fiduciary duty only if such breach constitutes certain types of willful misconduct and violations of criminal law.

Except in the case of this type of breach, a Wisconsin corporation must indemnify directors against damages and costs incurred in connection with any proceeding where the director was a party because of being a director. Plexus bylaws have provisions giving effect to these requirements. The e2E articles provide a similar limitation of liability and mandatory indemnification for directors.

SPECIAL MEETINGS OF SHAREHOLDERS

     Under Wisconsin law, a special meeting of shareholders may be called by the board of directors, a person authorized to do so in the articles or bylaws, or shareholders holding at least 10% of the voting power of all shares entitled to vote on any issue proposed to be considered at the meeting. The Plexus bylaws authorize the Chairman of the board and the President to call special meetings of shareholders. Similar requirements apply to e2E.

PREFERRED STOCK

     Plexus has 5,000,000 authorized but unissued shares of preferred stock. These shares may be issued in one or more series with such voting, dividend, liquidation and other rights as may be specified by the relevant board of directors at the time the shares are issued. Plexus has designated 1,000,000 of its preferred shares as Series A Junior Participating Preferred Stock. These shares are reserved for issuance pursuant to the rights granted under the Plexus shareholder rights agreement. See "Shareholder Rights Plan" below for a discussion of the shareholder rights agreement. Plexus does not have any shares of preferred stock outstanding.

     e2E's articles of incorporation do not provide for preferred stock.

AMENDMENT OF THE ARTICLES OF INCORPORATION

     Under Wisconsin law, the Plexus articles may be amended by shareholders by the affirmative vote of a majority of the votes cast by each group of shareholders entitled to vote on such amendment as a group, a quorum being in attendance.

     Under Oregon law, an amendment to the e2E articles must be recommended to the shareholders by the board of directors. After recommendation, the amendment must be approved by a majority of all the votes entitled to be cast by each voting group entitled to vote thereon, unless another proportion is specified by the articles, by the board of directors as a condition to its recommendation, or by other provisions of Oregon law.

APPROVAL OF FUNDAMENTAL TRANSACTIONS

     Mergers and Share Exchanges. Under Wisconsin law, a plan of merger or share exchange involving Plexus generally must be approved by each voting group of shareholders entitled to vote separately on the plan by a majority of all the votes entitled to be cast on the plan by that voting group. However, certain transactions subject to the Wisconsin anti-takeover laws require a greater vote. See "Anti-Takeover Laws," below. In addition, certain mergers in which Plexus is the surviving corporation and which do not affect the articles or the rights of existing shareholders do not require shareholder approval.

     Because this merger is between a subsidiary of Plexus and e2E, no approval of the merger by Plexus shareholders is required.

     Under Oregon law, a plan of merger or share exchange involving e2E generally must be approved by a majority of all the votes entitled to be cast by shareholders on the plan by each shareholder voting group entitled to vote separately on the plan. However, certain mergers in which e2E is the surviving corporation and which do not affect the articles or the rights of existing shareholders do not require shareholder approval.

     Sale of Assets; Dissolution. Under Wisconsin law, Plexus may sell or otherwise dispose of substantially all its property outside the ordinary course of business or dissolve only if the transaction is approved by the board of directors and a majority of all the votes entitled to be cast by each group of shareholders entitled to vote as a group.

     Under Oregon law, e2E may sell or otherwise dispose of substantially all of its property outside of the ordinary course of business or dissolve only if the board of directors recommends the proposed transaction to the shareholders and the shareholders approve the transaction by the vote of a majority of the votes entitled to be cast.

DISSENTERS' RIGHTS

     Plexus shareholders may dissent from a proposed merger or share exchange and receive the fair value of their shares only where the transaction involves a significant shareholder. A significant shareholder is defined for this purpose to mean generally a person or group who directly or indirectly owns 10% or more of the Plexus voting stock, or is an affiliate of Plexus and directly or indirectly owned 10% or more of such voting stock within the last two years. Plexus shareholders are not entitled to dissenters' rights in this merger or in any other transaction.

     The e2E shareholders are entitled under Oregon law to exercise dissenters' rights in certain transactions, including any merger, share exchange, sale or exchange of substantially all assets outside of the ordinary course, any amendment to the articles that impacts shareholders in a proscribed way, and other corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares]. These rights apply to this merger and are discussed above under "Dissenters' Rights of Appraisal."

SHAREHOLDER RIGHTS PLAN

     Plexus has in effect a shareholder rights plan, under which it issues rights which attach to each share of common stock. e2E has no equivalent plans. The rights generally entitle a holder to purchase common stock from the issuer at one-half its value ten days after any person or group acquires 15% or more of the outstanding common stock of the issuer or commences or announces an intent to commence a tender or exchange offer that would result in such stock ownership. The rights held by such person or group are rendered void under the plans. If following the time the rights become exercisable the issuer enters into a merger or other business combination with a person or group owning generally 15% or more of the issuer's common stock, the rights generally entitle the holders (but not any such person or group) to purchase stock of such person or group, or an affiliate thereof, at one-half its value. The rights may be redeemed for a nominal amount at any time prior to the time they become exercisable.

     The rights issued under these shareholder rights plans may make any merger or other acquisition of Plexus prohibitively expensive unless it is approved by the board of directors, because the rights allow shareholders to purchase the voting securities of Plexus or a potential acquiror, at a fraction of their fair market value.

ANTI-TAKEOVER LAWS

     Wisconsin

     The Wisconsin Business Corporation Law has special provisions relating to changes in control of public companies, such as Plexus, which are incorporated in the state. These laws regulate a broad range of business combinations and similar transactions involving a resident domestic corporation. Situations covered by these statutes include:

     -    business combinations with significant shareholders;

     - reduction of voting power for those who acquire more than 20% of a corporation's outstanding shares;

     - supermajority voting requirements in the case of certain business combinations which do meet "fair price" standards; and

     - restrictions on certain defensive actions in the face of a takeover offer.

     While these provisions are generally designed to protect shareholders of covered corporations in the event of a proposal to acquire a company, they may have the effect of inhibiting offers which otherwise could be in the best interests of shareholders. For further, more detailed information about these provisions, please see "Information about Plexus Common Stock - Statutory Provisions Applicable to Common Stock" beginning on page 26 of the prospectus.

     Oregon

     Oregon also has statutory provisions that may have the effect of discouraging or delaying the takeover of a corporation. Oregon's statutes contain a provision that prohibits certain business combinations between a corporation and an "interested shareholders" during the three-year period after the interested shareholder achieved a specified level of ownership. An "interested shareholder" is one who owns 15% or more of a corporation's voting securities. While this provision applies to e2E generally, it does not apply to the proposed merger transaction.

     Oregon also has a control share statute that a company may opt out of in its articles or bylaws. The statute provides that "control shares" of a corporation acquired in a control share acquisition have no voting rights except as granted by the other shareholders of the corporation. "Control shares" are shares which, when added to shares then owned or controlled by a shareholder, increase the shareholder's voting power above specified thresholds. e2E's bylaws provide that the control share provisions of the Oregon statute do not apply to e2E.


                                 LEGAL OPINIONS

     The legality of the Plexus common stock to be issued in the merger has been passed upon on behalf of Plexus by Quarles & Brady LLP, Milwaukee, Wisconsin. At November 6, 2000, one partner of Quarles & Brady LLP providing services in connection with the merger owned 1,000 shares of Plexus common stock.

     Certain federal income tax matters relating to the merger have been passed upon on by Stoel Rives, LLP, Portland, Oregon.


                                     EXPERTS

     Plexus' consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from its Annual Report on Form 10-K for the fiscal year ended September 30, 1999 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of SeaMED Corporation, a company acquired by Plexus in 1999, for its fiscal years ended June 30, 1998 and 1997 (not presented separately herein), which are referred to in the report of PricewaterhouseCoopers on the Plexus financial statements, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included in our annual report on Form 10-K for the fiscal year ended September 30, 1999 and incorporated herein by reference. The reference to the SeaMED financial statements was made in reliance upon such report given on authority of such firm as experts in accounting and auditing.

     The financial statements of Contract Electronics Manufacturing Services Operations of Elamex, S.A. de C.V. as of and for the year ended December 31, 1999, incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Plexus dated May 23, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                          INDEX TO FINANCIAL STATEMENTS

PLEXUS CORP.

     Plexus' historical financial statements and other financial information are incorporated by reference in this prospectus supplement from Plexus' filings with the Securities and Exchange Commission. See "Other Information About Plexus Which You Can Obtain." See also "Recent Developments" on page 12 of this prospectus for selected summary updated financial information of Plexus.

E2E CORPORATION

     e2E commenced operations in January 2000, and has not yet completed its first fiscal year. Because of e2E's relative size as compared to Plexus, financial statements of e2E are not required to be included in this prospectus supplement. However, see "Selected Financial Data of e2E" on page S-34 of the prospectus supplement for certain summary unaudited financial data of e2E.

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                  PLEXUS CORP.


                                       AND


                                 E2E CORPORATION


                                       AND


                                CASEY JONES CORP.



                         DATED AS OF SEPTEMBER 29, 2000


RECITALS........................................................................................................A-1
ARTICLE I
         DEFINITIONS............................................................................................A-1
         Acquisition............................................................................................A-1
         Affiliates.............................................................................................A-1
         Affiliate Letter.......................................................................................A-1
         Agreement..............................................................................................A-1
         Articles of Merger.....................................................................................A-2
         Buildings..............................................................................................A-2
         Closing................................................................................................A-2
         Closing Date...........................................................................................A-2
         Code...................................................................................................A-2
         Confidentiality Agreement..............................................................................A-2
         Disclosure Schedule....................................................................................A-2
         Employment Agreement...................................................................................A-2
         Equipment..............................................................................................A-2
         ERISA..................................................................................................A-2
         Escrow Agent...........................................................................................A-2
         Escrow Agreement.......................................................................................A-2
         Exchange Act...........................................................................................A-2
         Facilities.............................................................................................A-3
         HSR Act................................................................................................A-3
         Intangible Assets......................................................................................A-3
         Knowledge of Parent....................................................................................A-3
         Knowledge of Target....................................................................................A-3
         Law....................................................................................................A-3
         Leases.................................................................................................A-3
         Lien...................................................................................................A-3
         Merger.................................................................................................A-3
         Noncompetition Agreements..............................................................................A-3
         OBCA...................................................................................................A-3
         Opinion of Parent Counsel..............................................................................A-3
         Opinion of Target Counsel..............................................................................A-3
         Parent.................................................................................................A-3
         Parent Common Stock....................................................................................A-3
         Parent Companies.......................................................................................A-3
         Parent Material Adverse Effect.........................................................................A-4
         Parent Stock Value.....................................................................................A-4
         Permits................................................................................................A-4
         Person.................................................................................................A-4
         Predecessor Operations.................................................................................A-4
         Product Matters........................................................................................A-4
         Professional Employees.................................................................................A-4
         Proxy Statement........................................................................................A-4
         Real Estate............................................................................................A-4
         Registration Statement.................................................................................A-4
         SEC....................................................................................................A-4
         Securities Act.........................................................................................A-4
         Shareholders...........................................................................................A-4
         Significant Holders....................................................................................A-5
         Special Meeting........................................................................................A-5
         Subsidiary.............................................................................................A-5
         Target.................................................................................................A-5
         Target Common Stock....................................................................................A-5

         Target Debt............................................................................................A-5
         Target Material Adverse Effect.........................................................................A-6
         Target Purchase Plans..................................................................................A-6
         Target Subsidiaries....................................................................................A-6
         Tyco...................................................................................................A-6
         Voting Agreement.......................................................................................A-6
         Other Terms............................................................................................A-6

ARTICLE II        THE MERGER....................................................................................A-7
         2.1      The Merger....................................................................................A-7
         2.2      Effective Time................................................................................A-7
         2.3      Articles of Incorporation of Surviving Corporation............................................A-7
         2.4      Bylaws of Surviving Corporation...............................................................A-7
         2.5      Directors and Officers of Surviving Corporation...............................................A-7
         2.6      Conversion of Target Common Stock.............................................................A-7
         2.7      Conversion of Acquisition Common Stock........................................................A-8
         2.8      Exchange of Target Certificates...............................................................A-8
         2.9      Stock Transfer Books.........................................................................A-10
         2.10     Reorganization; Pooling......................................................................A-10
         2.11     Dissenting Shares............................................................................A-10
         2.12     Voting Agreements............................................................................A-10
         2.13     Target Purchase Plans........................................................................A-10
         2.14     Appointment of Representatives...............................................................A-10

ARTICLE III       OTHER AGREEMENTS.............................................................................A-11
         3.1      Confidentiality..............................................................................A-11
         3.2      Proxy Statement and Registration Statement...................................................A-11
         3.3      Approval of Target Shareholders..............................................................A-11
         3.4      HSR Act......................................................................................A-11
         3.5      Access.......................................................................................A-11
         3.6      Disclosure Schedule..........................................................................A-11
         3.7      Conditions to Merger.........................................................................A-12
         3.8      Deliveries of Information; Consultation......................................................A-12
         3.9      Affiliates...................................................................................A-12
         3.10     Other Transactions...........................................................................A-13
         3.11     NASDAQ Listing...............................................................................A-13
         3.12     Public Announcements.........................................................................A-13

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF TARGET.....................................................A-13
         4.1      Organization; Business.......................................................................A-13
         4.2      Capitalization...............................................................................A-14
         4.3      Authorization; Enforceability................................................................A-14
         4.4      No Violation or Conflict.....................................................................A-14
         4.5      Title to Assets; Accounts....................................................................A-14
         4.6      Litigation; Product Matters..................................................................A-15
         4.7      Financial Statements; Books and Records; Accounting Matters..................................A-15
         4.8      Absence of Certain Changes...................................................................A-15
         4.9      Existing Contracts...........................................................................A-16
         4.10     Appraisals...................................................................................A-16
         4.11     Insurance Policies...........................................................................A-16
         4.12     Employee Benefit Plans.......................................................................A-17
         4.13     No Violation of Law; Permits.................................................................A-18
         4.14     Brokers; Expenses of Transaction.............................................................A-18
         4.15     Taxes........................................................................................A-18



         4.16     Governmental Approvals.......................................................................A-19
         4.17     No Pending Other Transactions................................................................A-19
         4.18     Labor Matters................................................................................A-19
         4.19     Professional Employee Matters................................................................A-19
         4.20     Vote Required................................................................................A-19
         4.21     Physical Assets..............................................................................A-19
         4.22     Environmental Protection.....................................................................A-20
         4.23     [Unused].....................................................................................A-21
         4.24     Customers....................................................................................A-21
         4.25     Real Estate..................................................................................A-21
         4.26     Accounts.....................................................................................A-22
         4.27     Unemployment Compensation....................................................................A-22
         4.28     Intangible Assets............................................................................A-22
         4.29     Information Supplied.........................................................................A-22
         4.30     Disclosure...................................................................................A-22

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION.....................................A-22
         5.1      Organization.................................................................................A-22
         5.2      Capitalization...............................................................................A-23
         5.3      Authorization; Enforceability................................................................A-23
         5.4      No Violation or Conflict.....................................................................A-23
         5.5      Litigation...................................................................................A-23
         5.6      Parent SEC Reports...........................................................................A-23
         5.7      Brokers......................................................................................A-24
         5.8      Governmental Approvals.......................................................................A-24
         5.9      Disclosure...................................................................................A-24
         5.10     Information Supplied.........................................................................A-24
         5.11     Accounting Matters...........................................................................A-24
         5.12     Absence of Certain Changes...................................................................A-24

ARTICLE VI        CONDUCT OF BUSINESS BY TARGET PENDING THE MERGER.............................................A-25
         6.1      Carry on in Regular Course...................................................................A-25
         6.2      Use of Assets................................................................................A-25
         6.3      Existing Contracts...........................................................................A-25
         6.4      Employment Matters...........................................................................A-25
         6.5      Indebtedness.................................................................................A-25
         6.6      Preservation of Relationships................................................................A-25
         6.7      Compliance with Laws.........................................................................A-25
         6.8      Taxes........................................................................................A-25
         6.9      Amendments...................................................................................A-25
         6.10     Dividends; Redemptions; Issuance of Stock....................................................A-25
         6.11     No Dispositions or Acquisitions..............................................................A-26

ARTICLE VII       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND
                  ACQUISITION..................................................................................A-26
         7.1      Compliance with Agreement....................................................................A-26
         7.2      No Litigation................................................................................A-26
         7.3      Representations and Warranties of Target.....................................................A-26
         7.4      No Target Material Adverse Effect............................................................A-26
         7.5      Approval of Target Shareholders; Articles of Merger..........................................A-26
         7.6      Closing Certificates.........................................................................A-26
         7.7      Governmental Approvals.......................................................................A-26
         7.8      Pooling Opinion..............................................................................A-27
         7.9      [Unused].....................................................................................A-27

         7.10     Employment, Escrow and Noncompetition Agreements.............................................A-27
         7.11     Leases; Consents.............................................................................A-27
         7.12     Opinions.....................................................................................A-27
         7.13     Affiliates...................................................................................A-27
         7.14     Tyco.........................................................................................A-27
         7.15     Professional Employees.......................................................................A-27
         7.16     Dissenters...................................................................................A-27

ARTICLE VIII      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TARGET............................................A-27
         8.1      Compliance with Agreement....................................................................A-27
         8.2      No Litigation................................................................................A-28
         8.3      Representations and Warranties of Parent and Acquisition.....................................A-28
         8.4      No Parent Material Adverse Effect............................................................A-28
         8.5      Articles of Merger...........................................................................A-28
         8.6      Closing Certificate..........................................................................A-28
         8.7      Governmental Approvals.......................................................................A-28
         8.8      Employment, Escrow and Noncompetition Agreements.............................................A-28
         8.9      Opinions.....................................................................................A-28

ARTICLE IX        TERMINATION; MISCELLANEOUS...................................................................A-29
         9.1      Termination..................................................................................A-29
         9.2      Rights on Termination; Waiver................................................................A-29
         9.3      Indemnity by Shareholders....................................................................A-30
         9.4      Survival of Representations, Warranties and Covenants........................................A-31
         9.5      Entire Agreement; Amendment..................................................................A-31
         9.6      Expenses.....................................................................................A-31
         9.7      Governing Law................................................................................A-31
         9.8      Assignment...................................................................................A-31
         9.9      Notices......................................................................................A-32
         9.10     Counterparts; Headings.......................................................................A-32
         9.11     Interpretation...............................................................................A-32
         9.12     Severability.................................................................................A-32
         9.13     Specific Performance.........................................................................A-32
         9.14     No Reliance..................................................................................A-33
         9.15     Exhibits and Disclosure Schedule.............................................................A-33
         9.16     Further Assurances...........................................................................A-33



EXHIBITS:

1.       Form of Affiliate Letter
2.       Form of Employment Agreement
3.       Form of Escrow Agreement
4.       Form of Noncompetition Agreements
5.       Opinion of Parent's Counsel
6.       Opinion of Target's Counsel
7.       Form of Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is made as of the 29th day of September, 2000 by and among PLEXUS CORP., E2E CORPORATION and CASEY JONES CORP.

                                    RECITALS

         WHEREAS, the respective Boards of Directors of Parent, Target and Acquisition have: (a) determined that the merger of Acquisition with and into Target pursuant to, and subject to all of the terms and conditions of, this Agreement is advisable, fair and in the best interests of Parent, Target and Acquisition and their respective shareholders; and (b) approved the Merger, this Agreement and the transactions contemplated by this Agreement; and

         WHEREAS, the Board of Directors of Target has directed that this Agreement and the transactions described in this Agreement be submitted for approval at the Special Meeting; and

         WHEREAS, the Board of Directors of Parent has directed the issuance of Parent Common Stock pursuant to this Agreement; and

         WHEREAS, Parent, Target and Acquisition desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

         WHEREAS, Parent, Target and Acquisition intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code; and

         WHEREAS, for financial accounting purposes, Parent, Target and Acquisition intend that the Merger be accounted for as a pooling of interests.

         NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                                    ARTICLE I

                                   DEFINITIONS

         When used in this Agreement, the following terms shall have the meanings specified:

         Acquisition. "Acquisition" shall mean Casey Jones Corp., an Oregon corporation and a wholly-owned Subsidiary of Parent.

         Affiliates. "Affiliates" shall mean all Persons who are affiliates of Target for purposes of Rule 145 under the Securities Act or Accounting Series Releases 130 and 135 of the SEC, or both.

         Affiliate Letter. "Affiliate Letter" shall mean a letter from each Affiliate of Target in substantially the form of Exhibit 1 attached to this Agreement.

         Agreement. "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits attached hereto and together with the Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

         Articles of Merger. "Articles of Merger" shall mean Articles of Merger in a form approved for filing in accordance with the Oregon Secretary of State.

         Buildings. "Buildings" shall mean all buildings, fixtures, structures and improvements leased or owned by Target and located on the Real Estate.

         Closing. "Closing" shall mean the conference to be held at 10:00 A.M., Central Time, on the Closing Date at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

         Closing Date.  "Closing Date" shall mean:

                (a) that date which is two (2) business days after satisfaction or waiver of all of the conditions set forth in Article VII and Article VIII of this Agreement; or

                (b) such other date as the parties may mutually agree to in writing.

         Code. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be in effect from time to time.

         Confidentiality Agreement. "Confidentiality Agreement" shall mean the letter agreement between Parent and Target dated on or about July 26, 2000.

         Disclosure Schedule. "Disclosure Schedule" shall mean the Disclosure Schedule dated the date of this Agreement delivered by Target to Parent contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

         Employment Agreement. "Employment Agreement" shall mean the form of employment agreement between Target and each of Matthew Bergeron, William Thale, Dan Baumgartner, Scott Davis, Steve Smith, Lou Primmer and Lauren Primmer, in the form attached as Exhibit 2 hereto.

         Equipment. "Equipment" shall mean all machinery, equipment, boilers, furniture, fixtures, motor vehicles, furnishings, parts, tools, office equipment and supplies, computers and other items of tangible personal property owned or used by Target.

         ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

         Escrow Account. "Escrow Account" shall mean the escrow account established pursuant to the Escrow Agreement into which shares of Parent Common Stock will be deposited in the manner described in Section 2.8(b)(v) and 2.8(f) hereof.

         Escrow Agent. "Escrow Agent" shall mean West Coast Trust Company, Incorporated, Portland, Oregon, a national bank.

         Escrow Agreement. "Escrow Agreement" shall mean the Escrow Agreement among the Parent, the Target, the Representatives and the Escrow Agent providing for the escrow of a portion of the shares of Parent Common Stock issuable hereunder, in the form of Exhibit 3 attached hereto.

         Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as the same may be in effect from time to time.

         Facilities. "Facilities" shall mean the facilities of Target at the locations specified on the Disclosure Schedule, including the Real Estate and Buildings at those sites.

         HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be in effect from time to time.

         Intangible Assets. "Intangible Assets" shall mean any United States and foreign patents, patent applications, trade names, trademarks, service marks, trademark registrations, service mark registrations, trademark applications, service mark applications, registered copyrights, copyright applications, know how and proprietary software.

         Knowledge of Parent. "Knowledge of Parent" shall mean, for purposes of this Agreement, when any fact or matter is stated to be "to the Knowledge of Parent" or words of similar import, the actual knowledge of the existence or nonexistence of such fact or matter, after reasonable inquiry, by any of the executive officers of Parent.

         Knowledge of Target. "Knowledge of Target" shall mean, for purposes of this Agreement, when any fact or matter is stated to be " to the Knowledge of Target" or words of similar import, the actual knowledge of the existence or nonexistence of such fact or matter, after reasonable inquiry, by any of the Significant Holders or the other executive officers or directors of Target.

         Law. "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder by any regulatory agencies.

         Leases. "Leases" shall mean the leases of the Facilities by Target, all of which are identified on the Disclosure Schedule.

         Lien. "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, covenant, lease or security interest; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

         Merger. "Merger" shall mean the merger of Acquisition with and into Target pursuant to this Agreement and the OBCA.

         Noncompetition Agreements. "Noncompetition Agreements" shall mean the Noncompetition Agreements among each of the Significant Holders and each of the Employees signing Employment Agreements on the one hand, and Parent and Target on the other hand, each in the form of Exhibit 4 attached hereto.

         OBCA. "OBCA" shall mean the Oregon Business Corporation Act, as the same shall be in effect from time to time.

         Opinion of Parent Counsel. "Opinion of Parent Counsel" shall mean the opinion of Quarles & Brady LLP, counsel to Parent and Acquisition, including in substance the provisions set forth on Exhibit 5 attached hereto.

         Opinion of Target Counsel. "Opinion of Target Counsel" shall mean the opinion of Stoel Rives LLP counsel to Target, including in substance the provisions set forth on Exhibit 6 attached hereto.

         Parent.  "Parent" shall mean Parent Corp., a Wisconsin corporation.

         Parent Common Stock. "Parent Common Stock" shall mean shares of Common Stock, $.01 par value, of Parent.

         Parent Companies. "Parent Companies" shall mean Parent and all Subsidiaries of Parent.

         Parent Material Adverse Effect. "Parent Material Adverse Effect" shall mean any event, condition or fact which is, or reasonably may be expected to be, materially adverse to the financial condition, properties, business, results of operations or prospects of the Parent Companies taken as a whole, other than events, conditions or facts arising out of general economic conditions unrelated to the business in which any of the Parent Companies are engaged.

         Parent Stock Value. "Parent Stock Value" shall mean the average closing bid price of Parent Common Stock on the NASDAQ Stock Market on each of the ten trading days ending three business days prior to the Closing. Such average shall be rounded to the nearest one-thousandth.

         Permits. "Permits" shall mean all permits, licenses, approvals, qualifications, governmental authorizations, registrations and franchises which Target has or holds, all of which are listed and briefly described on the Disclosure Schedule.

         Person. "Person" shall mean a natural person, corporation, trust, partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

         Predecessor Operations. "Predecessor Operations" shall mean the engineering and design operations and business of Tyco, prior to the acquisition of those operations by Target in January 2000.

         Product Matters. "Product Matters" shall mean any and all liabilities or damages or obligations of any kind relating to or arising out of services rendered by Target or, to the Knowledge of Target, the Predecessor Operations, whenever the dates of sale or delivery of such services or related deliverables (provided that such dates are prior to the Effective Time) or the dates of occurrence of any event which gives rise to such liabilities or obligations, based on: (a) death, disease or injury to Person or property; and (b) express or implied warranties, credit, refund, re-work or replacements or customer concessions.

         Professional Employees. "Professional Employees" shall mean the engineers and designers who are employed by Target.

         Proxy Statement. "Proxy Statement" shall mean the proxy statement/prospectus of Target and Parent to be filed with the SEC as part of the Registration Statement and to be distributed to the Target shareholders in connection with the Target Special Meeting and the approval of the Merger by the Shareholders, which shall also constitute the prospectus of Parent.

         Real Estate. "Real Estate" shall mean the parcels of real property used by Target, all of which are identified in the Disclosure Schedule.

         Registration Statement. "Registration Statement" shall mean a registration statement on Form S-4 to be filed under the Securities Act by Parent in connection with the Merger for purposes of registering the shares of Parent Common Stock to be issued in the Merger pursuant to Article II of this Agreement.

         Representatives. "Representatives" shall mean Matthew Bergeron, Steven Smith and William Thale, who shall act as representatives of the Shareholders under the Escrow Agreement.

         SEC.  "SEC" shall mean the Securities and Exchange Commission.

         Securities Act. "Securities Act" shall mean the Securities Act of 1933, as the same may be in effect from time to time.

         Shareholders. "Shareholders" shall mean all Persons owning shares of Target Common Stock on the relevant date.

         Significant Holders. "Significant Holders" shall mean Matthew Bergeron, Robert Praegitzer and William Thale.

         Special Indemnity Matters. "Special Indemnity Matters" shall mean the following:

         (a) Liability for vacation pay, sick pay, holiday pay and similar claims for or by Target employees ("Personal Time"):

             (i) at June 30, 2000 in excess of the accrual therefor on the Target Financial Statements; or

             (ii) incurred after June 30, 2000 through Closing and not accrued in accordance with Target's Personal Time policies set forth in the Disclosure Schedule;

         (b) Unrecorded liabilities of Target for terminations of Employee Benefits Plans prior to the Closing;

         (c) Product and service warranty claims against Target relating to products delivered or services rendered prior to the Effective Time in excess of $42,000, other than the Product Matters set forth in the Disclosure Schedule;

         (d) Uncollectible accounts receivable of Target at Closing in excess the reserve therefor on the Target Financial Statements;

         (e) Severance benefits paid by Target as a result of separation from service in connection with, or deemed to have occurred as a result of the change in control in, the Merger (excluding those resulting from post-Merger transactions);

         (f) Liabilities of Target to Tyco arising prior to the Closing in excess of the liabilities included in Target Debt, other than liabilities in the ordinary course of business;

         (g) Failure of Target to have obtained appropriate transfers of intellectual property rights from Professional Employees;

         (h) Failure of Target to maintain all required software or other intellectual property licenses (excluding failures resulting from the Merger or from post-merger transactions); and

         (i) Target transaction expenses in excess of the amount in Section 4.14 hereof.

         Special Meeting. "Special Meeting" shall mean a special meeting of the Target Shareholders for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement and for such other purposes as may be necessary or desirable.

         Subsidiary. "Subsidiary" shall mean any corporation, at least a majority of the outstanding capital stock of which (of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

         Target. "Target" shall mean Espresso Corporation, an Oregon corporation.

         Target Common Stock. "Target Common Stock" shall mean all of the issued and outstanding shares of common stock, without a stated par value, of Target.

         Target Debt. "Target Debt" shall mean the outstanding amount of any debt or other obligations of Target to Bank of America N.A.; plus any other interest-bearing debt of Target to others.

         Target Material Adverse Effect. "Target Material Adverse Effect" shall mean any event, condition or fact which is, or reasonably may be expected to be, materially adverse to the financial condition, properties, business, results of operations or prospects of Target or the Target Subsidiaries taken as a whole, other than events, conditions or facts arising out of general economic conditions unrelated to the business in which Target and the Target Subsidiaries are engaged.

         Target Purchase Plans. "Target Purchase Plans" shall mean the Target's Incentive Stock Plan effective December 28, 1999 and the Target's Founders' Stock Plan effective December 28, 1999.

         Target Subsidiaries. "Target Subsidiaries" shall mean those Subsidiaries of Target identified on the Disclosure Schedule.

         Tyco. "Tyco" shall mean Praegitzer Industries Scotland (B.V.I.), Inc. and Tyco Printed Circuit Group LP, together with their affiliates.

         Voting Agreement. "Voting Agreement" shall mean the Voting Agreement of each of the Significant Holders, for the benefit of Parent, in the form of
Exhibit 7 attached to this Agreement.

         Other Terms. The following terms shall have the meanings specified in the following noted Sections of this Agreement:




            TERM                                                SECTION
            ----                                                -------
            CERCLA                                              4.24
            Effective Time                                      2.2
            Employee Benefit Plans                              4.12
            Environmental Claim                                 4.22
            Environmental Laws                                  4.22
            Environmental Permits                               4.22
            Exchange Agent                                      2.8
            Exchange Fund                                       2.8
            Exchange Rate                                       2.6
            Existing Contracts                                  4.9
            Existing Liens                                      4.5
            Existing Litigation                                 4.6
            Existing Plans                                      4.12
            Hazardous Material                                  4.22
            Indebtedness                                        4.9
            Indemnified Parties                                 3.14
            Other Proposal                                      3.10
            Other Transaction                                   3.10
            Parent SEC Reports                                  5.6
            Release                                             4.22
            Surviving Corporation                               2.1
            Target Certificates                                 2.8
            Target Financial Statements                         4.7

                                   ARTICLE II

                                   THE MERGER

         2.1 The Merger. At the Effective Time and upon and subject to the terms and conditions of this Agreement, Acquisition will be merged with and into Target, which shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the Laws of the State of Oregon, and the separate existence of Acquisition shall thereupon cease. The Merger shall be pursuant to the provisions of, and shall be with the effects provided in, the OBCA.

         2.2 Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, Acquisition and Target will cause the Articles of Merger to be executed, delivered and filed as provided in the OBCA. The Merger shall become effective at the time of the filing of the Articles of Merger with the Oregon Secretary of State or at such later time as Parent and Target may agree and as may be set forth in the Articles of Merger. The date and time on which the Merger shall become effective is referred to in this Agreement as the "Effective Time".

         2.3 Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of Target as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with Law.

         2.4 Bylaws of Surviving Corporation. The Bylaws of Target as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with Law.

         2.5 Directors and Officers of Surviving Corporation. The duly qualified and acting directors and officers of Acquisition immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to hold office as provided in the Bylaws of the Surviving Corporation.

         2.6      Conversion of Target Common Stock.

                  (a) Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, Target, Parent or the holders of Target Common Stock:

                           (i)      Each share of Target Common Stock issued and
outstanding at the Effective Time, except as provided in subsection (ii) below, shall be converted into shares of Parent Common Stock on the terms and conditions set forth in this Agreement subject to the provisions of Section 2.8(e) of this Agreement concerning cash being paid for fractional shares at the rate of the stated number of shares of Parent Common Stock for each share of Target Common Stock, determined by the following equation (the "Exchange Rate"):

                                    (A)     $20,550,000 (Twenty million five
hundred fifty thousand dollars); divided by

                                    (B)     the result of the calculation (I)
the number of outstanding shares of Target Common Stock plus (II) the number of shares of Target Common Stock issuable under options, subscriptions or other outstanding rights to purchase Target Common Stock; further divided by

                                    (C)     the Parent Stock Value.

                           (ii)     Any shares of Target Common Stock that are
 owned by Target at the Effective Time shall be canceled and retired and cease to exist and no Parent Common Stock or other consideration shall be issued or delivered in exchange therefor. Any shares of Target Common Stock as to which the holders have perfected dissenters' rights under the OBCA shall be treated as provided in Section 2.11 of this Agreement.

                  (b) Adjustment. In the event that, prior to the Effective Time, there is a reclassification, stock split or stock dividend with respect to outstanding Parent Common Stock or outstanding Target Common Stock, appropriate and proportionate adjustment, if any, shall be made to the Exchange Ratio.

                  (c) Escrow. A portion of the consideration is payable to the Escrow Agent under the Escrow Agreement, and therefore the ultimate consideration to be retained by the Target Shareholders after payment from the Escrow Agreement is subject to reduction as a result of the indemnity provisions of Section 9.3 of this Agreement and the operation of the Escrow Agreement.

         2.7 Conversion of Acquisition Common Stock. At the Effective Time, and without any action on the part of the holders of common stock of Acquisition, each share of common stock of Acquisition issued and outstanding at the Effective Time shall be converted into one (1) share of Target Common Stock.

         2.8      Exchange of Target Certificates.

                  (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with the corporate trust department of Firstar Bank NA, Milwaukee, Wisconsin, or such other bank or trust company designated by Parent and approved by Target, which approval shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of shares of Target Common Stock, for exchange in accordance with this Article II of this Agreement through the Exchange Agent, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto and together with any cash for fractional share interests made pursuant to Section 2.8(e) of this Agreement, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.6 of this Agreement in exchange for outstanding shares of Target Common Stock.

                  (b)      Exchange Procedures.

                           (i)       At or promptly after the Effective Time,
Parent shall (x) cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Target Common Stock (the "Target Certificates"): (A) a letter of transmittal which shall be in such form and have such provisions as Parent may reasonably specify; and (B) instructions to effect the surrender of the Target Certificates in exchange for certificates representing shares of Parent Common Stock; (y) direct the Exchange Agent to issue certificates representing that number of whole shares of Parent Common Stock to which each holder of uncertificated shares of Target Common Stock (as reflected on the books and records of Target's transfer agent) who has previously filed with Target or the Exchange Agent a Form W-9 is entitled pursuant to the provisions of this Article II of this Agreement, without any action on the part of such holders, plus any cash in lieu of any fractional share interest in accordance with Section 2.8(e) of this Agreement, subject to the provisions of Section 2.8(b)(v) of this Agreement; and (z) provide each holder of uncertificated shares who has not previously filed a Form W-9 with a Form W-9 relating to the exchange. Upon delivery of any such executed Form W-9, the Exchange Agent shall provide certificates for Parent Common Stock as provided in Section 2.8(b)(i)(y) hereof.

                           (ii)     Upon surrender of a Target Certificate for
cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and with such other documents as the Exchange Agent may reasonably require, the holder of such Target Certificate shall be entitled to receive, and Parent shall cause the Exchange Agent to promptly deliver in exchange therefor, a certificate representing that number of whole shares of Parent Common Stock to which such holder is entitled in respect of such Target Certificate pursuant to the provisions of this Article II of this Agreement, plus any cash in lieu of any fractional share interest in accordance with
Section 2.8(e) of this Agreement, and the Target Certificate so surrendered shall forthwith be canceled, subject to the provisions of Section 2.8(b)(v) of this Agreement. Provided, however, that fractional share interests of any one holder shall be aggregated to maximize the number of whole shares of Parent Common Stock to be issued and minimize the fractional interests to be paid in cash as provided in Section 2.8(e) of this Agreement.

                           (iii) In the event of a transfer of ownership of
shares of Target Common Stock which is not registered in the transfer records of Target, a certificate representing the proper number of shares of Parent Common Stock, and any cash in lieu of any fractional share interests in accordance with
Section 2.8(e) of this Agreement, shall be delivered to the transferee if the Target Certificate which represented such shares of Target Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

                           (iv) Until surrendered as contemplated by this
Section 2.8 of this Agreement, each Target Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon surrender a certificate representing shares of Parent Common Stock and cash in lieu of any fractional share interest as contemplated by Section 2.8(e) of this Agreement, or in respect of dissenting shares, the consideration determined pursuant to Section 2.11 of this Agreement.

                           (v) For purposes of making delivery of shares and
certificates therefor under this Agreement, the Exchange Agent shall: (A) deliver to the Escrow Agent certificates for that whole number of shares of Parent Common Stock representing as close as possible to 15% of the Parent Common Stock issuable to each Shareholder pursuant to this Agreement; and (B) deliver to each Shareholder a certificate for the remaining shares of Parent Common Stock to which such Shareholder is entitled plus any cash payable in lieu of any fractional share interest. The deliveries to the Escrow Agent and the Shareholders required under this section shall satisfy all obligations to deliver such consideration to the Shareholders under this Agreement.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Target Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to Section 2.8(e) of this Agreement, until the holder of such Target Certificate has surrendered such Target Certificate to the Exchange Agent. Subject to the effect of any applicable Law, following the surrender of any such Target Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange for the surrendered Target Certificates, without interest: (i) promptly, the amount of any cash payable with respect to a fractional share interest to which such holder is entitled pursuant to Section 2.8(e) of this Agreement and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender payable with respect to such whole shares of Parent Common Stock.

                  (d) No Further Rights in Target Common Stock. All shares of Parent Common Stock issued upon conversion of the Target Common Stock in accordance with the terms of this Agreement (and any cash paid pursuant to Section 2.8(e) of this Agreement) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Target Common Stock.

                  (e) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger. All fractional share interests of a holder of more than one Target Certificate at the Effective Time shall be aggregated. If a fractional share interest results after such aggregation, each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest by the Parent Stock Value. Promptly after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall notify Parent and Parent shall deliver such amounts to such holders subject to and in accordance with the terms of Section 2.8(c) of this Agreement.

                  (f) The aggregate shares of Parent Common Stock described in
Section 2.2(b)(v) shall be deposited into the Escrow Account and held by the Escrow Agent as described in the Escrow Agreement for purposes of satisfaction of indemnification obligations under Section 9.3 hereof. The value of Parent Common Stock for purposes of such indemnification obligation settlements shall be the Parent Stock Value. Upon the earlier to occur of the date that the first audit of Parent's financial statements following the Closing is completed or the one-year anniversary date of the Closing Date, the shares held by the Escrow Agent, less an appropriate number of holdback shares to cover specific unresolved claims, shall be delivered to the Shareholders.

                  (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Target Shareholders after six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any Target Shareholders who have not theretofore complied with this Article II of this Agreement shall thereafter look only to Parent for payment of their claim for shares of Parent Common Stock, any cash in lieu of fractional share interests and any dividends or distributions with respect to Parent Common Stock.

                  (h) No Liability. Neither the Exchange Agent nor any party to this Agreement shall be liable to any Target Shareholder for any shares of Target Common Stock or Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                  (i) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Target Shareholder such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Target Shareholder in respect of which such deduction and withholding was made by Parent.

         2.9 Stock Transfer Books. At the Effective Time, the stock transfer books of Target shall be closed and there shall be no further registration of transfers of shares of Target Common Stock thereafter on the records of Target. From and after the Effective Time, the holders of Target Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Target Common Stock except as otherwise provided in this Agreement or by Law.

         2.10 Reorganization; Pooling. The parties intend that this Agreement be a plan of reorganization within the meaning of Section 368 of the Code and that the Merger be a tax-free reorganization under Section 368 of the Code and that the Merger qualify for pooling of interests accounting treatment.

         2.11 Dissenting Shares. Any shares of Target Common Stock as to which dissenters' rights are perfected under the OBCA shall be treated in accordance therewith, notwithstanding any other provision of this Agreement.

         2.12 Voting Agreements. Each of the Significant Holders (a) has heretofore delivered to Parent a duly executed Voting Agreement, and (b) shall comply with the terms thereof.

         2.13 Target Purchase Plans. At the Effective Time, each outstanding share of Target Common Stock under the Target Purchase Plans, whether vested or unvested or restricted or unrestricted, shall be deemed to constitute such number of shares of Parent Common Stock as one share of Target Common Stock is converted into hereunder. Parent will maintain Target's accounting and tax treatment for share issuances under the Target Purchase Plans unless other accounting or tax treatment is required by GAAP or the Code.

         2.14 Appointment of Representatives. The Representatives are hereby appointed, with power of substitution, as representatives of the Shareholders for purposes of this Agreement and the Escrow Agreement. Shareholder approval of this Agreement shall include confirmation of the authority of the Representatives. Parent, Acquisition and Target may rely upon the acts of the Representatives for all purposes permitted hereunder and under the Escrow Agreement.

                                   ARTICLE III

                                OTHER AGREEMENTS

         3.1 Confidentiality. Target and Parent agree that the provisions of the Confidentiality Agreement shall remain in full force and effect; provided that at the Effective Time, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties.

         3.2 Proxy Statement and Registration Statement. Parent and Target will prepare and file with the SEC the Registration Statement and the Proxy Statement as soon as reasonably practicable after the date of this Agreement. Parent and Target shall use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Parent and Target shall also take such action as may be reasonably required to cause the shares of Parent Common Stock issuable pursuant to the Merger to be registered or to obtain an exemption from registration or qualification under applicable state "blue sky" or securities Laws; provided, however, that Parent shall not be required to qualify as a foreign corporation or to file any general consent to service of process under the Laws of any jurisdiction or to comply with any other requirements deemed by Parent to be unduly burdensome. Each party to this Agreement will furnish to the other parties all information concerning itself as each such other party or its counsel may reasonably request and which is required or customary for inclusion in the Proxy Statement and the Registration Statement.

         3.3 Approval of Target Shareholders. Target shall, as soon as reasonably practicable: (i) take all steps necessary duly to call, give notice of, convene and hold the Special Meeting; (ii) distribute the Proxy Statement to the Shareholders in accordance with applicable federal and state Law and its Articles of Incorporation and Bylaws; (iii) recommend to the Shareholders the approval of this Agreement and the transactions contemplated by this Agreement and such other matters as may be submitted to the Shareholders in connection with this Agreement; and (iv) cooperate and consult with Parent with respect to each of the foregoing matters. The Target Special Meeting shall be held on such date as is mutually determined by Target and Parent.

         3.4 HSR Act. Each party shall: (a) file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act; and (b) use reasonable best efforts to make such filings promptly and to respond promptly to any request for additional information made by either of such agencies.

         3.5      Access.

                  (a) Access to Target. Upon reasonable notice, Target shall afford to the officers, employees, investment bankers, agents, accountants, attorneys and representatives of Parent full access to all of its books, records, financial information, facilities, key personnel and other documents and materials; provided that such access shall be upon reasonable notice and during normal business hours of Target.

                  (b) Access to Parent Companies. Upon reasonable notice, Parent shall, and shall cause the other Parent Companies to, afford to the officers, employees, investment bankers, agents, accountants, attorneys and representatives of Target full access to all of its books, records, financial information, facilities, key personnel and other documents and materials; provided that such access shall be upon reasonable notice and during normal business hours of the Parent Companies.

         3.6 Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, Target is delivering to Parent the Disclosure Schedule. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of Target contained in this Agreement to the extent that such representations warranties, covenants or agreements expressly refer to the Disclosure Schedule.

         3.7 Conditions to Merger. Each party to this Agreement shall use reasonable best efforts to: (a) to the extent within its control, cause all of its representations and warranties contained in this Agreement to be true and correct in all respects on the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date; (b) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including making all filings and requests in connection with approvals of or filings with any governmental entity as described in Sections 7.7 and 8.7 of this Agreement and furnishing all information required in connection therewith); (c) promptly cooperate with and furnish information to the other parties in connection with any such requirements imposed upon any of them in connection with the Merger;
(d) contest any legal proceedings or other actions seeking to restrain, enjoin or frustrate the Merger; (e) execute any additional documents or instruments and take any additional actions reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement; and (f) take all reasonable actions necessary to obtain (and cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private Person, required to be obtained or made by the parties to this Agreement in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         3.8 Deliveries of Information; Consultation. From time to time prior to the Effective Time:

                  (a) Deliveries by Target. Target shall furnish promptly to
Parent: (i) the monthly financial statements of Target (as prepared by Target in accordance with its normal accounting procedures) promptly after such financial statements are available; (ii) a summary of any action taken by the Board of Directors, or any committee thereof, of Target; and (iii) all other information concerning the business and properties of Target as Parent may reasonably request.

                  (b) Deliveries by Parent. Parent shall promptly furnish to
Target: (i) a copy of each report, schedule and other document filed by Parent with the SEC pursuant to the requirements of federal securities Laws promptly after such documents are available; (ii) the quarterly consolidated financial statements of the Parent Companies (as prepared by Parent in accordance with its normal accounting procedures) promptly after such financial statements are available; and (iii) all other information concerning the business and properties of any of the Parent Companies as Target may reasonably request.

                  (c) Consultation. Target shall confer and consult with representatives of the Parent Companies on a regular basis to report on operational matters and the general status of ongoing business operations of Target.

                  (d) Litigation. Each party to this Agreement shall provide prompt notice to the other parties of any known litigation, arbitration, proceeding, governmental investigation, citation or action of any kind which may be commenced, threatened or proposed by any Person concerning the legality, validity or propriety of the transactions contemplated by this Agreement. If any such litigation is commenced against any party to this Agreement, the parties shall cooperate in all respects in connection with such litigation and Parent shall have the right to assume the defense thereof at its cost and expense and, if Parent does assume such defense, it shall confer regularly with Target and shall not settle any such litigation without the prior consent of Target, which consent shall not be unreasonably withheld.

         3.9 Affiliates. Within 30 days after the date of this Agreement, Target shall identify in a letter to Parent all Persons who are and, to its knowledge who will be at the Closing Date, Affiliates of Target. Target shall advise its Affiliates of the resale restrictions imposed by applicable securities Laws and required to cause the Merger to qualify for pooling-of-interests accounting treatment, and shall use its best efforts to obtain from its Affiliates an executed Affiliate Letter and shall obtain an executed Affiliate Letter from any Person who becomes an Affiliate of that Person after the date of this Agreement and on or prior to the Effective Time.

         3.10     Other Transactions.

                  (a) Definitions. As used in this Agreement, the following terms shall have the meanings specified:

                           (i) "Other Transaction" shall mean any of the
following, other than the Merger as contemplated by this Agreement: (A) a merger, consolidation, share exchange, exchange of securities, reorganization, business combination or other similar transaction involving the Target; (B) a sale, lease, transfer or other disposition of all or a significant portion of the total assets of Target in a single transaction or series of related transactions; (C) a sale of, or tender offer or exchange offer for, or acquisition by any Person or group of beneficial owners of, 15% or more of the outstanding shares of capital stock of Target in a single transaction or series of related transactions; or (D) a public announcement of a proposal, plan, intention or agreement to do any of the foregoing.

                           (ii) "Other Proposal" shall mean any request for
information, expression of interest, inquiry, proposal or offer relating in any manner to an Other Transaction.

                  (b) Termination of Discussions. Target shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted prior to the date of this Agreement with respect to any Other Transaction, except that Target may notify such other parties that the discussions and negotiations are terminated.

                  (c) Non Solicitation. Target shall not, and shall not permit its officers, directors, employees, Shareholders, agents or other representatives of any of Target or a Target Subsidiary (including, without limitation, any investment banker, attorney or accountant retained or engaged by Target) to solicit, initiate, facilitate, encourage, negotiate with respect to, provide information with respect to, engage in, discuss or agree to, any Other Proposal or any Other Transaction.

         3.11 NASDAQ Listing. Parent shall use its reasonable best efforts to provide appropriate notice to cause the shares of Parent Common Stock to be issued or reserved for issuance pursuant to this Agreement to qualify for quotation on the NASDAQ Stock Market.

         3.12 Public Announcements. Subject to Parent's disclosure obligations imposed by Law or by the rules and regulations of the NASDAQ Stock Market, Target, Acquisition and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and, except as may be required by Law, shall not issue any public announcement or statement with respect thereto prior to consultation with the other parties.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF TARGET

         Target hereby represents and warrants to Parent and Acquisition that, except as set forth in the Disclosure Schedule under a caption referring to the appropriate section(s):

         4.1      Organization; Business.

                  (a) Organization. Target is a corporation duly and validly organized and existing under the Laws of the State of Oregon. Target is qualified to do business as a foreign corporation and is in good standing in all other jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation by it, except where the failure to so qualify would not have a Target Material Adverse Effect.

                  (b) Subsidiaries. Target has no subsidiaries other than the Target Subsidiaries which are listed in the Disclosure Schedule. Each of the Target Subsidiaries is a corporation duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation. Target owns the entire equity interest in each of the Target Subsidiaries.

                  (c) Corporate Power and Authority; Permits. Each of Target and the Target Subsidiaries has: (a) full corporate power and authority necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties; and (b) all material franchises, permits, licenses, approvals, authorizations and registrations necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties, except where the absence of any such franchises, permits, licenses, approvals, authorizations or registrations would not have a Target Material Adverse Effect.

                  (d) Properties. Target or Target Subsidiary owns or has the right to use all property, real or personal, tangible or intangible which are utilized in its business as it is now being conducted.

         4.2      Capitalization.

                  (a) Capitalization of Target. The entire authorized capital stock of Target consists of 25,000,000 shares of Common Stock, without a stated par value, of which 2,296,550 shares are issued and outstanding. The outstanding shares include an aggregate of 964,550 shares under the Target Purchase Plans. No shares of any other class are outstanding. Target has reserved 13,450 shares of Common Stock for issuance to new employees under the Target Purchase Plans. The Shareholders, and the number of shares of Target Common Stock owned by each, is accurately set forth on the Disclosure Schedule.

                  (b) Outstanding Capital Stock; No Subsidiaries. All of the outstanding capital stock of Target is duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants, subscriptions, conversion rights or other rights to subscribe for or purchase, or other contracts with respect to, any capital stock of Target or any Target Subsidiary.

         4.3 Authorization; Enforceability. The execution, delivery and performance of this Agreement by Target and all of the documents and instruments required by this Agreement to be executed and delivered by Target are within the corporate power of Target and: (a) have been duly authorized by the Board of Directors of Target; and (b) upon the approval of the Target Shareholders, shall be duly authorized by all necessary corporate action by Target. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Target will be, when executed and delivered by Target, the valid and binding obligations of Target, enforceable against Target in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

         4.4 No Violation or Conflict. Subject to the receipt of the approvals and consents described in Section 8.7 of this Agreement or as set forth in the Disclosure Schedule, the execution, delivery and performance of this Agreement by Target do not and will not conflict with, violate or give rise to a burdensome condition or a third party's right adverse to the Target under: (a) any Law or the Articles of Incorporation or Bylaws of Target or any Target Subsidiary; or (b) any Existing Contract, except where such conflict or violation would not have a Target Material Adverse Effect.

         4.5 Title to Assets; Accounts. Target owns good and valid title to the assets and properties which it owns or purports to own, free and clear of any and all Liens affecting material assets and properties of Target, except those Liens identified on the Disclosure Schedule as "Existing Liens" and Liens for taxes not yet due and payable and such other Liens or minor imperfections of title, if any, which do not materially detract from the value or interfere with the present use of the affected asset or which individually or in the aggregate would not have a Target Material Adverse Effect. All bank, investment and other financial accounts of Target are identified on the Disclosure Schedule, together with a complete listing of the persons with authority to act on Target's behalf with respect to such accounts.

         4.6 Litigation; Product Matters. Except for the litigation identified on the Disclosure Schedule as "Existing Litigation": (a) there is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Target, proposed or threatened, or resolved (i) since January 1, 2000, against or relating to Target or any Target Subsidiary involving an amount in excess of $50,000 or (ii) since July 1, 1996, against Target, any Target Subsidiary or, to the Knowledge of Target, the Predecessor Operations involving product liability claims, whether or not insured; (b) there are no actions, suits or proceedings pending or, to the Knowledge of Target, proposed or threatened, against Target or any Target Subsidiary by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement. All Product Matters are listed and briefly described on the Disclosure Schedule.

         4.7      Financial Statements; Books and Records; Accounting Matters.

                  (a) Financial Statements. The audited consolidated balance sheet at June 30, 2000 and the unaudited interim financial statements of Target for the eight month period ended August 31, 2000, copies of which have been provided to Parent (the "Target Financial Statements"), have been, and future Target financial statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited interim statements) and fairly present the financial position of Target as of the dates thereof and the results of its operations and changes in cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

                  (b) Accounting Records. The accounting books and records of Target; (i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and (iii) have recorded therein all the properties and assets and liabilities of Target.

                  (c) Contingent and Undisclosed Liabilities. Except pursuant to the deposit and collection of checks in the ordinary course of business or as specifically disclosed in the Target Financial Statements, the Target has not guaranteed or become a surety or is not otherwise similarly contingently liable for the obligation of any other person. To Target's Knowledge, after due inquiry, there are no material claims of any nature which are not disclosed pursuant to this Agreement, including but not limited to Product Matters, whether existing or inchoate.

                  (d) Pooling. Neither Target nor, to the Knowledge of Target, any of the Affiliates of Target, has taken or agreed to take or will take any action that would prevent the Merger being accounted for as a pooling of interests for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC.

                  (e) Target Debt. The amount of Target Debt at the date hereof does not, and at Closing will not, exceed $3.1 million. No payments or amounts are due from Target to Tyco other than payments in the ordinary course of the Target's business.

         4.8 Absence of Certain Changes. Except as set forth on the Disclosure Schedule since June 30, 2000, there has not been any:

                  (a) Target Material Adverse Effect;

                  (b) transactions by Target outside the ordinary course of business, except for the transactions contemplated by this Agreement; or

                  (c) declaration or payment or setting aside the payment of any dividend or any distribution in respect of the capital stock of Target (except for regular quarterly cash dividends on outstanding shares of Target Common Stock which have been publicly announced by Target) or any direct or indirect redemption, purchase or other acquisition of any such stock by Target, other than the return of unvested or restricted stock under the Target Purchase Plans.




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         4.9      Existing Contracts. The contracts identified on the Disclosure
Schedule by reference to this section ("Existing Contracts") are the only contracts or agreements, written or oral, (including any amendments, supplements, waivers or other modifications thereto) to which Target or a Target Subsidiary is a party or by which Target or a Target Subsidiary is bound and which constitute:

                  (a) a lease of, or agreement to purchase or sell, any capital assets involving an annual amount in excess of $100,000;

                  (b) any union labor contracts;

                  (c) any management, consulting, employment, personal service, agency or other contracts or contracts providing for employment or rendition of services and which: (i) are in writing; or (ii) create other than an at will employment relationship; or (iii) provide for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation other than pursuant to the Existing Plans;

                  (d) an agreement for the storage, transportation, treatment or disposal of any hazardous waste or hazardous by-product;

                  (e) any agreements or notes evidencing any Indebtedness; as used in this Agreement, the term "Indebtedness" shall mean any liability or obligation of Target or a Target Subsidiary, whether primary or secondary or absolute or contingent: (i) for borrowed money; or (ii) evidenced by notes, bonds, debentures or similar instruments; or (iii) secured by Liens on any assets of Target or a Target Subsidiary.

                  (f) an agreement by Target or a Target Subsidiary which currently restricts its ability to compete in any business or in any geographical area;

                  (g) an agreement restricting the right of Target or a Target Subsidiary to use or disclose any information in its possession, other than confidentiality agreements relating to potential acquisitions by Target;

                  (h) any agreement or arrangement with any Affiliate of Target;

                  (i) a partnership, joint venture or similar arrangement;

                  (j) a license or other right in intellectual property (other than licenses for off-the-shelf software);

                  (k) any lease of real estate, or buildings or portions thereof; or

                  (l) any other agreement which: (i) involves an annual amount in excess of $100,000; or (ii) is not in the ordinary course of business.

         Target has performed in all material respects each material term, covenant and condition of each Existing Contract which is to be performed by it at or before the date hereof. Each of the Existing Contracts is in full force and effect and constitutes the legal and binding obligation of Target and, to the Knowledge of Target, of the other parties thereto.

         4.10 Appraisals. All appraisals of the Facilities, or any of the assets of Target, a Target Subsidiary or the Predecessor Operations, within the prior five years and which are in the possession of Target, a Target subsidiary or the Shareholders, or their agents, are described in the Disclosure Schedule. Target has provided Parent with true and complete copies of each of those appraisals.

         4.11 Insurance Policies. Target currently maintains valid insurance as is reasonably prudent for Target, Target Subsidiaries and its businesses. All insurance policies of Target are listed, and the coverage thereof briefly described, in the Disclosure Schedule. No property damage, personal injury or liability claims have been made, or are pending, against Target that are not covered by insurance. Within the past two (2) years, no insurance company has canceled any insurance (of any type) maintained by Target or, to the Knowledge of Target, maintained by the Predecessor Operations.

         4.12     Employee Benefit Plans.

                  (a) Definition. As used in this Agreement, the term "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee welfare plan, retirement plan, deferred compensation plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, defined contribution plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of Target or a Target Subsidiary.

                  (b) Existing Plans. Except for the Employee Benefit Plans of Target identified on the Disclosure Schedule (the "Existing Plans"), Target and the Target Subsidiaries do not maintain, nor are they bound by, any Employee Benefit Plan. All of the Existing Plans are, to the extent applicable, in compliance in all material respects with ERISA, the Code and all other applicable Laws. All of the Existing Plans which are intended to meet the requirements of Section 401(a) or 403(a) of the Code have been determined to be "qualified" within the meaning of the Code, and, to the Knowledge of Target, there are no facts which would adversely affect the qualified status of any of such Existing Plans. Each Existing Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with all applicable Laws. Any Employee Benefit Plan that is not an Existing Plan that has been terminated was done so in compliance in all material respects with all applicable Laws, and, to the Knowledge of Target, there is no basis for further liability or obligation of Target pursuant to any past Employee Benefit Plan.

                  (c) Certain Matters. With respect to each Existing Plan which is subject to either Title IV of ERISA or Section 412 of the Code, there is no amount of unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA, there has occurred no failure to meet the minimum funding standards of
Section 412 of the Code, there is no "accumulated funding deficiency" within the meaning of Section 412 of the Code, no such Existing Plan has terminated or has filed a Notice of Intent to terminate, the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Existing Plan and there is no outstanding liability under Section 4062 of ERISA.

                  (d) Prohibited Transactions; Reportable Events. To the Knowledge of Target, no prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA or reportable event as described in
Section 4043 of ERISA has occurred with respect to any of the Existing Plans.

                  (e) Multiemployer Plans. Target is not contributing to, nor has Target contributed to since September 2, 1974, any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                  (f) Claims. There are no pending, or to the Knowledge of Target, threatened claims with respect to any of the Existing Plans, other than claims for benefits arising in the ordinary course of business.

                  (g) Welfare Benefits. Except as set forth on the Disclosure Schedule, neither Target nor any Existing Plan provides or has any obligation to provide (or contribute to the cost of) post-retirement (or post-termination of service) welfare benefits with respect to current or former employees of Target, including without limitation post-retirement medical, dental, life insurance, severance or any similar benefit, whether provided on an insured or self-insured basis.

                  (h) Welfare Plans. Except as otherwise provided in this Agreement, each Existing Plan that is an "employee welfare benefit plan" as defined in ERISA may be amended or terminated at any time after the Effective Time without liability to Target.

                  (i) COBRA. With respect to each Existing Plan, Target has complied in all material respects with the applicable health care continuation and notice provisions of the Consolidation Omnibus Budget Reconciliation Act of 1985 and the proposed regulations thereunder, and the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder.

                  (j) The Merger. The Merger and the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of Target or a Target Subsidiary to severance benefits or any other payment, except as set forth in the Disclosure Schedule, or accelerate the time of paying or vesting any benefit or right, or increase the amount of compensation due any such employee.

                  (k) Copies. Correct and complete copies of all Existing Plans, together with recent summary plan descriptions, have been delivered by Target to Parent.

         4.13 No Violation of Law; Permits. Neither Target nor any Target Subsidiary nor any of the assets of Target nor the business of Target violate or conflict in any material respect with any Law. All material Permits or other governmental authorizations maintained or required to be maintained for the conduct of Target's business are set forth in the Disclosure Schedule.

         4.14 Brokers; Expenses of Transaction. Except for fees to William Blair & Company, not exceeding $480,000 and fees to Adams, Harkness & Hill not exceeding $50,000, Target has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement or with respect to any Other Proposal. Target's expenses relating to the transactions contemplated by this Agreement or any Other Proposal, including without limitation, brokers', finders' or similar fees, and legal and accounting fees, shall not exceed $815,000, including the above fees.

         4.15     Taxes.

                  (a) Tax Returns. Each of Target and the Target Subsidiaries has timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, business, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed. Target has paid or made adequate provision, in reserves reflected in the Target Financial Statements in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by it or assessable against it. No material tax deficiencies have been proposed or assessed against Target or any Target Subsidiaries and there is no basis in fact for the assessment of any material tax or penalty tax against Target or any Target Subsidiaries. No issue has been raised in any prior tax audit (except for allocations of income among states) which, by application of the same or similar principles, could reasonably be expected upon a future tax audit to result in a proposed material deficiency for any period.

                  (b) Extensions. Neither Target nor any Target Subsidiaries has consented to any extension of the statute of limitation with respect to any open tax returns.

                  (c) Tax Liens. There are no tax Liens upon any property or assets of Target or any Target Subsidiary except for Liens for current taxes not yet due and payable.

                  (d) Delivery of Tax Returns. Target has made available, and will deliver upon request, to Parent correct and complete copies of all tax returns and reports of Target or any Target Subsidiary filed for all periods not barred by the applicable statute of limitations. No examination or audit of any tax return or report for any period not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the Knowledge of Target, no such examination or audit is planned.

                  (e) Employment Taxes. Target and the Target Subsidiaries have properly withheld and timely paid all withholding and employment taxes which they were required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

                  (f) Tax Sharing Agreements. Target is not a party to any agreement relating to allocating or sharing any taxes.

                  (g) Excess Parachute Payments. Target is not a party to any contract that could result, on account of the Merger, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (h) Liabilities of Other Persons. Target has no liability for taxes of any kind of any Person other than Target under any contract or under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor or otherwise.

         4.16 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Target and the consummation of the Merger, except for: (a) the approvals described in Section
8.8 of this Agreement; and (b) the filing of the Articles of Merger as described in this Agreement.

         4.17 No Pending Other Transactions. Except for this Agreement, Target is not a party to or bound by any agreement, undertaking or commitment with respect to an Other Transaction.

         4.18     Labor Matters.

                  (a) Employee Claims. Except as set forth in the Disclosure Schedule, there are no pending and unresolved material claims by any Person against Target or any Target Subsidiary arising out of any statute, ordinance or regulation relating to discrimination against employees or employee practices or occupational or safety and health standards. There is no pending or, to the Knowledge of Target, threatened, labor dispute, strike or work stoppage.

                  (b) NLRB Matters. There is not now pending or, to the Knowledge of Target, threatened, any material charge or complaint against Target by or before the National Labor Relations Board (or similar agency in other countries) or any representative thereof, or any comparable state agency or authority. To the Knowledge of Target, no union organizing activities are in process or contemplated and no petitions have been filed for union organization or representation of employees of Target not presently organized, and to the Knowledge of Target, Target has not committed any unfair labor practices which have not heretofore been corrected and fully remedied.

         4.19     Professional Employee Matters.

                  (a) Each of the Professional Employees has signed an enforceable agreement with Target under which each such Professional Employee
(i) agrees to maintain the confidentiality of Target and Target customer information; and (ii) has conveyed to Target any and all intellectual property rights such Professional Employee may have with respect to creations, inventions and other works and work product created or developed by such employee while in the employ of Target or the Target.

                  (b) At September 20, 2000, Target had not less than 100 Professional Employees. The names and positions of the Professional Employees at September 20, 2000 are set forth in the Disclosure Schedule.

         4.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Target Common Stock is the only vote of the holders of any class or series of capital stock or other securities of Target entitled to vote necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

         4.21 Physical Assets. Except as set forth in the Disclosure Schedule, the Buildings and the Equipment are in good condition and repair, ordinary wear and tear excepted, and suitable for their intended purpose; the use of such assets conforms, in all material respects, with all applicable Law.

         4.22     Environmental Protection.

                  (a)      Definitions.  As used in this Agreement:

                           (i)      "Environmental Claim" shall mean any and all
administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned by Target; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

                           (ii)     "Environmental Laws" shall mean all federal,
state, local or foreign statute, Law, rule, ordinance, code, enforceable policy, rule of common law and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                           (iii)    "Hazardous Materials" shall mean: (A) any
petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs) and radon gas; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental authority.

                           (iv)     "Release" shall mean any release, spill,
emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property which would be likely to result in an Environmental Claim.

                  (b) Environmental Laws. Each of Target and the Target Subsidiaries (i) is in compliance in all material respects with all applicable Environmental Laws; and (ii) has not received any written communication from a governmental authority that alleges that it is not in compliance with applicable Environmental Laws.

                  (c) Environmental Permits. Each of Target and the Target Subsidiaries has obtained all material environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for its operations, and all such permits are in good standing and it is in material compliance with all terms and conditions of the Environmental Permits..

                  (d) Environmental Claims. There is no Environmental Claim pending or, to the Knowledge of Target, threatened, against Target or any Target Subsidiary or against any Person whose liability for any Environmental Claim Target has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which Target or any Target Subsidiary owns, leases or manages.

                  (e) Hazardous Materials. To the Knowledge of Target, there have been no Releases of any Hazardous Material by Target or by any Person on real property owned, used, leased or operated by Target or any Target Subsidiary.

                  (f) Owned Properties. To the Knowledge of Target, no real property at any time owned, operated, used or controlled by Target or any Target Subsidiary is currently listed on the National Priorities List promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state list, and Target has not received any written notice from any Person of potential or actual liability or a request for information from any Person under or relating to CERCLA or any comparable state or local Law.

                  (g) Off-Site Properties. To the Knowledge of Target, no off-site location at which Target or any Target Subsidiary has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and neither Target nor any Target Subsidiary has not received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

                  (h) Reports. The Disclosure Schedule sets forth each third party report or investigation concerning the status under, or compliance with, Environmental Laws relating to the Facilities, the Target's business or the Predecessor Business within the past 10 years and that are in the possession of Target or any Target Subsidiary, or held on their behalf by their counsel or other representatives. Parent has been provided true and complete copies of all such reports cited in the Disclosure Schedule.

         4.23     [Unused].

         4.24 Customers. Since December 31, 1999, except as set forth in the Disclosure Schedule, Target has not experienced any loss of customer relationships with any customers which, individually or in the aggregate, represented more than 5% of the Predecessor Operations' net sales in its fiscal year ended December 31, 1999, nor has Target received any notice from any such customers of their intent to terminate their business with Target. Except as set forth in the Disclosure Schedule, to the Knowledge of Target, there are no factors, financial or otherwise, which would inhibit the ability of any customer of Target which represented 5% or more of the net sales of Target during the year ended December 31, 1999 to continue to do business with Target or to comply with such customer's obligations under any agreement with Target.

         4.25 Real Estate. The Disclosure Schedule includes the street address of the Real Estate, and Target or a Target Subsidiary is in quiet possession of the Facilities under its Leases. Neither Target nor any Target Subsidiary owns, and has never owned, any real estate, buildings or portions thereof. To the Knowledge of Target, the Real Estate: (a) is not subject to any leases or tenancies of any kind other than the Leases; (b) is not in the possession of any adverse possessors; (c) has direct access to and from a public road or street which is sufficient for the current operation of the business conducted therein; (d) is used in a manner which is consistent with applicable Law; (e) is, and has been since the date of possession thereof by Target or a Target Subsidiary, in the peaceful possession of Target or a Target Subsidiary;
(f) is served by all water, sewer, electrical, telephone, drainage and other utilities as is currently required for the current operations of the Facilities;
(g) is not located in an area designated as a flood plain or wetland; (h) is not currently subject to any special assessment; (i) is not subject to any zoning, ordinance, decrees or other similar laws or regulations which would restrict or prohibit Target or a Target subsidiary or Parent from continuing the operations presently conducted thereon by Target or a Target Subsidiary; (j) is not subject to any interest of any person under a contract, option or other agreement other than the Lease; and (k) is not subject to any presently pending condemnation proceedings, nor, to Target's knowledge, are any such proceedings threatened. The Real Estate and the use thereof conforms in all material respects with all applicable ordinances, regulations and building, zoning and other Laws. Target has not received any written information or written notice of any increase in the assessed value of the Real Estate from any tax assessing authority which would increase the estimated real estate taxes for the Real Estate or notice of any written assessment affecting the Real Estate.



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



         4.26 Accounts. All accounts and notes receivable of Target and the Target Subsidiaries have arisen from bona fide transactions by Target in the ordinary course of business and, to the extent not previously collected, are fully collectible, subject to reserves as set forth in the Target Financial Statements. None of such receivables is or will be at the Effective Time subject to any counterclaim or set off.

         4.27 Unemployment Compensation. Target and the Target Subsidiaries have made all required payments to its unemployment compensation reserve accounts related to the Employees with the appropriate governmental departments. Except as set forth in the Disclosure Schedule, all such unemployment compensation accounts have positive balances and there are no former employees of Target receiving unemployment compensation benefits which are being currently charged against any of such accounts.

         4.28 Intangible Assets. All Intangible Assets owned, licensed or used by Target or a Target Subsidiary, other than shrink-wrap licenses, are listed on the Disclosure Schedule. Except as set forth in the Disclosure Schedule, Target or a Target Subsidiary owns the entire right, title and interest in and to each of those Intangible Assets. Except as set forth in the Disclosure Schedule: (i) there are no claims, demands or proceedings instituted or pending or threatened by any Person contesting or challenging the right of Target or a Target Subsidiary to use any of the Intangible Assets; (ii) none of the Intangible Assets is invalid or unenforceable; (iii) there are no patents, copyrights or other intellectual property rights owned by a Person which Target or a Target Subsidiary is using relating to the Facility or the Purchased Assets without license to do so; and (iv) Target or a Target Subsidiary owns or possesses adequate licenses or other rights to use all patents, trademarks, trade names, copyrights or other intellectual property rights necessary to conduct its business as now conducted.

         4.29 Information Supplied. None of the information supplied or to be supplied by Target for inclusion or incorporation by reference in: (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (b) the Proxy Statement will, at the date mailed to the Target Shareholders and at the time of the Target Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.30 Disclosure. No statement of fact by Target contained in this Agreement or in the Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.


                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND ACQUISITION

         Parent and Acquisition hereby represent and warrant to Target that:

         5.1 Organization.

                  (a) Organization. Each of the Parent Companies and Acquisition is a corporation duly and validly organized and existing under the Laws of its respective jurisdiction of incorporation and is qualified to do business as a foreign corporation and is in good standing in all other jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation, except where the failure to so qualify would not have a Parent Material Adverse Effect.



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


                  (b) Corporate Power and Authority. Each of the Parent Companies and Acquisition has: (a) full corporate power and authority necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties; and (b) all material franchises, permits, licenses, approvals, authorizations and registrations necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties, except where the absence of any such franchises, permits, licenses, approvals, authorizations or registrations would not have a Parent Material Adverse Effect.

         5.2 Capitalization.

                  (a) Capitalization of Parent. The entire authorized capital stock of Parent consists of: (i) 60,000,000 shares of Common Stock, $.01 par value, of which 37,027,070 shares were issued and outstanding on September 15, 2000; and (ii) 5,000,000 shares of Preferred Stock, $.01 par value, none of which are issued and outstanding. The Parent Company has issued, in tandem with each share of Parent Common Stock, Preferred Stock Purchase Rights, as described in Parent's Current Report on Form 8-K dated as of August 13, 1998.

                  (b) Authorization. All of the outstanding shares of Parent Common Stock are, and the shares of Parent Common Stock to be issued pursuant to this Agreement will be when issued: (i) duly authorized, validly issued and fully paid; and (ii) nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, which provides that shareholders of Wisconsin corporations may be assessable for certain unpaid claims for services by employees.

         5.3 Authorization; Enforceability. The execution, delivery and performance of this Agreement by Parent and Acquisition and all of the documents and instruments required by this Agreement to be executed and delivered by Parent and Acquisition are within the corporate power of Parent and Acquisition and: (a) have been duly authorized by the Boards of Directors of Parent and Acquisition; and (b) have been duly authorized by all necessary corporate action by Parent and Acquisition. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Parent and Acquisition will be, when executed and delivered by Parent and Acquisition, the valid and binding obligations of Parent and Acquisition, enforceable against Parent and Acquisition in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

         5.4 No Violation or Conflict. Subject to the receipt of the approvals and consents described in Section 7.7 of this Agreement, the execution, delivery and performance of this Agreement by Parent and Acquisition do not and will not conflict with or violate: (a) any Law or the Articles of Incorporation or Bylaws of any of the Parent Companies or the Articles of Incorporation or Bylaws of Acquisition; or (b) any material contract or agreement to which any of the Parent Companies or Acquisition is a party or by which any of them is bound, except where such conflict or violation would not have a Parent Material Adverse Effect.

         5.5 Litigation. (a) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Parent, proposed or threatened against or relating to any of the Parent Companies which, if adversely determined against any of the Parent Companies, individually or in the aggregate, would or would be reasonably likely to result in a Parent Material Adverse Effect. (b) There are no actions, suits or proceedings pending or, to the Knowledge of Parent, proposed or threatened, against any of the Parent Companies by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement.

         5.6 Parent SEC Reports.

                  (a) Definition. As used in this Agreement, "Parent SEC Reports" shall mean all reports, registration statements, definitive proxy statements, prospectuses and amendments thereto filed by Parent with the SEC since September 30, 1999 or filed by Parent with the SEC after the date of this Agreement and prior to the Effective Time.


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


                  (b) Parent SEC Reports. The Parent SEC Reports: (i) complied or will comply, as the case may be, in all material respects with the then applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC issued thereunder; and (ii) did not or will not, as the case may be, contain as of their respective filing dates any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (c) Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the
SEC) and fairly present the consolidated financial position of the Parent Companies as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

         5.7 Brokers. Neither Parent nor Acquisition has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

         5.8 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Parent and Acquisition and the consummation of the Merger, except for: (a) the approvals described in Section 7.7 of this Agreement; and (b) the filing of the Articles of Merger as described in this Agreement.

         5.9 Disclosure. No statement of fact by Parent or Acquisition contained in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

         5.10 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement, including the Proxy Statement insofar as it constitutes the prospectus of Parent, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

         5.11 Accounting Matters. Neither Parent nor, to the Knowledge of Parent, any of the Affiliates of Parent, has taken or agreed to take or will take any action that would prevent the Merger being accounted for as a pooling of interests for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC.

         5.12 Absence of Certain Changes. Since September 30, 1999, there has not been any Parent Material Adverse Change, except as disclosed in Parent SEC Reports filed prior to the date hereof.

                                   ARTICLE VI

                         CONDUCT OF BUSINESS BY TARGET
                               PENDING THE MERGER

         Except with the written consent of Parent, from and after the date of this Agreement and until the Effective Time, Target shall:

         6.1 Carry on in Regular Course. Diligently carry on its business in the regular course and substantially in the same manner as heretofore and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation.

         6.2 Use of Assets. Use, operate, maintain and repair all of its assets and properties in a normal business manner.

         6.3 Existing Contracts. Not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any of the Existing Contracts, nor enter into any contract or agreement which would be required to be disclosed as an Existing Contract.

         6.4 Employment Matters. Not: (a) except as described in the Disclosure Schedule or as consistent with its normal business practices consistent with past practice, grant any increase in the rate of pay of any of its employees, directors or officers; (b) institute or amend any Employee Benefit Plan except, with prior notice to Parent, to the extent necessary to avoid disqualification of any Existing Plan intended to qualify under Section 401(a) of the Code; or
(c) except as described in the Disclosure Schedule, enter into or modify any written employment agreement, arrangement or benefit with any Person.

         6.5 Indebtedness. Not create, incur or assume any Indebtedness except for Indebtedness incurred in the ordinary course of business by Target consistent with past practice.

         6.6 Preservation of Relationships. Use reasonable best efforts to preserve its business organization intact, to retain the services of its present officers and key employees and to preserve the goodwill of suppliers, customers, creditors and others having business relationships with it.

         6.7 Compliance with Laws. Comply in all material respects with all applicable Laws.

         6.8 Taxes. Timely and properly file all federal, state, local and foreign tax returns which are required to be filed, and shall pay or make provision for the payment of all taxes owed by it.

         6.9 Amendments. Not amend its Articles of Incorporation or Bylaws, or any Existing Contract.

         6.10 Dividends; Redemptions; Issuance of Stock. Not:

              (a) (i) issue any additional shares of stock of any class
(except for the reserved shares disclosed in Section 4.2(a)), or (ii) grant any warrants, options or other rights to subscribe for or acquire any additional shares of stock of any class;

              (b) declare or pay any dividend or make any capital or surplus distributions of any nature; or

              (c) directly or indirectly redeem purchase or otherwise acquire, recapitalize or reclassify any of its capital stock or liquidate in whole or in part, other than the return of unvested or restricted stock under the Target Purchase Plans.

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


         6.11 No Dispositions or Acquisitions. Not: (a) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of any of its assets, except in the ordinary course of business consistent with past practice; or (b) acquire, or publicly propose to acquire or agree to acquire, by merger or consolidation with, or by purchase or otherwise, an equity interest in any Person, or purchase or lease assets of any Person except in the ordinary course of business consistent with past practice.


                                   ARTICLE VII

                    CONDITIONS PRECEDENT TO THE OBLIGATIONS
                           OF PARENT AND ACQUISITION

         Each and every obligation of Parent and Acquisition to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         7.1 Compliance with Agreement. Target shall have performed and complied: (a) in all respects with all of its obligations under Sections 6.10 and 6.11 this Agreement which are to be performed or complied with by it prior to or on the Closing Date; and (b) in all respects with all of its other obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, except where the failure to perform or comply, individually or in the aggregate, would not or would not be reasonably likely to result in a Target Material Adverse Effect.

         7.2 No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

         7.3 Representations and Warranties of Target The representations and warranties made by Target in this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date, except where the effect of any breaches of the representations and warranties of Target made in this Agreement, individually or in the aggregate, would not or would not be reasonably likely to result in a Target Material Adverse Effect.

         7.4 No Target Material Adverse Effect. During the period from the date of this Agreement to the Closing Date there shall not have occurred, and be continuing on the Closing Date, any Target Material Adverse Effect. (For purposes of this Section, "Target Material Adverse Effect" shall not include effects on "prospects" resulting from general industry, market or economic conditions.)

         7.5 Approval of Target Shareholders; Articles of Merger. This Agreement, the Merger and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the Target Shareholders. The Articles of Merger shall have been executed and delivered by Target.

         7.6 Closing Certificates. Target shall have delivered to Parent (a) a certificate signed on behalf of Target by the Chief Executive Officer and Chief Financial Officer of Target, dated the Closing Date, to the effect that, to the best of such officers' Knowledge, the conditions set forth in Sections 7.1 and
7.3 of this Agreement have been satisfied.; and (b) secretaries' certificate as to such Target corporate matters in connection with the Merger as Parent may reasonably request.

         7.7      Governmental Approvals.

                  (a) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings to effect a stop order. The Parent Common Stock issuable pursuant to the Merger shall have been registered or shall be exempt from registration or qualification under applicable state "blue sky" or securities Laws.



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


             (b) HSR Act. All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the Merger and to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

         7.8 Pooling Opinion. Parent shall have received an opinion from PricewaterhouseCoopers LLP to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement, and such related pooling opinions from Target's accountants as may be required or reasonably requested by Parent in connection therewith.

         7.9 [Unused].

         7.10 Employment, Escrow and Noncompetition Agreements. Each of the other parties provided therein shall have executed and delivered an Employment Agreement, an Escrow Agreement and a Noncompetition Agreement.

         7.11 Leases; Consents. The landlords under the Leases shall have delivered estoppel certificates relating to Target's continuing possession of the Facilities thereunder. Parent shall have received reasonable assurance of Tyco's ability to transfer Flexible Access Licensing Agreement (FALA-98PRAE1231) to Target as contemplated by Target's settlement agreement with Tyco. Target shall have obtained the consent to the merger required from each of the other parties to any material agreement of Target which is, or is required to be, disclosed pursuant to Section 4.4 hereof.

         7.12 Opinions. Parent and Target shall have received the opinion of Target's counsel, or other party reasonably qualified to give such an opinion, to the effect that transactions contemplated by this Agreement will constitute a tax-free reorganization under Section 368 of the Code. Parent shall have received the Opinion of Target's counsel.

         7.13 Affiliates. All amounts due from any of the Affiliates to Target, other than employment-related expense advances in the ordinary course of business, shall have been paid in full. Parent shall have received an Affiliate Letter from each Person who is an Affiliate of Target.

         7.14 Tyco. No payments shall be due from Tyco to Target or from Target to Tyco, other than payments in the ordinary course of Target's business.

         7.15 Professional Employees. As of the earlier of the Closing Date or November 30, 2000, since the date hereof, not more than a total of 8 of the Professional Employees on September 20 shall have left the employ of Target or stated their intention to do so. Each of the Professional Employees shall have executed a confidentiality and inventions agreement with Target in substantially similar form and substance, and acceptable to Parent.

         7.16 Dissenters. The holders of not more than 3% of the outstanding shares of Target shall have exercised dissenters' rights of appraisal under the OBCA.

                                  ARTICLE VIII

                          CONDITIONS PRECEDENT TO THE
                              OBLIGATIONS OF TARGET

         Each and every obligation of Target to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         8.1 Compliance with Agreement. Parent and Acquisition shall have performed and complied in all respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, except where the failure to perform or comply, individually or in the aggregate, would not or would not be reasonably likely to result in a Parent Material Adverse Effect.

         8.2 No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

         8.3 Representations and Warranties of Parent and Acquisition. The representations and warranties made by Parent and Acquisition in this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except where the effect of any breaches of the representations and warranties of Parent and Acquisition made in this Agreement, individually or in the aggregate, would not or would not be reasonably likely to result in a Parent Material Adverse Effect.

         8.4 No Parent Material Adverse Effect. During the period from the date of this Agreement to the Closing Date there shall not have occurred, and be continuing on the Closing Date, any Parent Material Adverse Effect. (For purposes of this Section, "Parent Material Adverse Effect" shall not include effects on "prospects" resulting from general industry, market or economic conditions.)

         8.5 Articles of Merger. The Articles of Merger shall have been executed and delivered by Acquisition.

         8.6 Closing Certificate. Parent shall have delivered to Target (a) a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.1 and
8.3 of this Agreement have been satisfied; and (b) secretaries' certificates of Parent and Acquisition as to such corporate matters in connection with the Merger as Target may reasonably request.

         8.7 Governmental Approvals.

             (a) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings to effect a stop order. The Parent Common Stock issuable pursuant to the Merger shall have been registered or shall be exempt from registration or qualification under applicable state "blue sky" or securities Laws.

             (b) HSR Act. All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the Merger and to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

         8.8 Employment, Escrow and Noncompetition Agreements. Each of the other parties provided therein shall have executed and delivered an Employment Agreement, an Escrow Agreement and a Noncompetition Agreement.

         8.9 Opinions. The Shareholders shall have received the opinion of Target's counsel, or other party reasonably qualified to give such an opinion, to the effect that transactions contemplated by this Agreement will constitute a tax-free reorganization under Section 368 of the Code. Target shall have received the Opinion of Parent's Counsel.




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


                                   ARTICLE IX

                           TERMINATION; MISCELLANEOUS

         9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after approval of this Agreement by the Shareholders), as follows:

             (a) by mutual written agreement of Parent and Target, duly authorized by the Boards of Directors of Parent and Target;

             (b) by either Parent or Target by written notice to the other party if: (i) any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; or (ii) if the Effective Time has not occurred on or before March 31, 2001, provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) of this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before that date;

             (c) by Parent by written notice to Target if: (i) there exists one or more breaches of the representations and warranties of Target made in this Agreement as of the date of this Agreement which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Target Material Adverse Effect and such breaches shall not have been remedied within 20 calendar days after receipt by Target of written notice from Parent specifying the nature of such breaches and requesting that they be remedied; (ii) Target shall have failed to perform and comply in all respects with its agreements and covenants contained in Sections 6.10 and 6.11 of this Agreement; (iii) Target shall have failed to perform and comply in all respects with all of its other agreements and covenants contained in this Agreement and such failures to perform or comply, individually or in the aggregate, would or would be reasonably likely to result in a Target Material Adverse Effect and such failures to perform or comply shall not have been remedied within 20 calendar days after receipt by Target of written notice from Parent specifying the nature of such failures to perform or comply and requesting that they be remedied; or
(iv) Target shall have convened the Target Special Meeting to vote upon the Merger and the transactions described in this Agreement and the requisite vote of the Shareholders for such proposal is not received.

             (d) by Target by written notice to Parent if: (i) there exists one or more breaches of the representations and warranties of Parent made in this Agreement as of the date of this Agreement which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Parent Material Adverse Effect and such breaches shall not have been remedied within 20 calendar days after receipt by Parent of written notice from Target specifying the nature of such breaches and requesting that they be remedied; or (ii) Parent shall have failed to perform and comply in all respects with all of its agreements and covenants contained in this Agreement and such failures to perform or comply, individually or in the aggregate, would or would be reasonably likely to result in a Parent Material Adverse Effect and such failures to perform or comply shall not have been remedied within 20 calendar days after receipt by Parent of written notice from Target specifying the nature of such failures to perform or comply and requesting that they be remedied.

         9.2 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 9.1 of this Agreement, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party (including its directors, officers, employees, agents, legal, accounting or financial advisors or other representatives) to the others, provided that: (a) the obligations of Parent, Acquisition and Target contained in Sections 3.1, 9.2 and 9.6 of this Agreement shall survive any such termination; and (b) each party to this Agreement shall retain any and all remedies which it may have for breach of contract provided by Law based on another party's willful failure to comply with the terms of this Agreement. If any of the conditions set forth in Article VII of this Agreement have not been satisfied, Parent may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and if any of the conditions set forth in




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




Article VIII of this Agreement have not been satisfied, Target may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement. Any such election to proceed shall be evidenced by a certificate containing such waiver and, if appropriate, waiving any claims to indemnification resulting from the other party's failure to satisfy such closing condition signed on behalf of the waiving party by an officer of that party.

         9.3      Indemnity by Shareholders.

                  (a) Shareholders hereby indemnify and hold Parent harmless from and against and agrees to promptly defend Parent and Target from and reimburse Parent for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses) which Parent and Target, may at any time suffer or incur, or become subject to, as a result of or in connection with:

                      (i)  any breach or inaccuracy of any of the
representations and warranties made by Target in or pursuant to this Agreement;

                     (ii) any failure by Target to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings or obligations in this Agreement or under any of the documents and materials executed or to be executed by Target pursuant to this Agreement;

                    (iii)  the Special Indemnity Matters; and

                     (iv) any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections 9.3(a)(i), (ii) or (iii) of this Agreement.

                  (b) Parent shall promptly notify the Representatives of any claim, demand, action, or proceeding for which indemnification will be sought under this Section 9.3 of this Agreement and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, and (except as set forth below) if the parties agree that the Escrow Account (or applicable portion thereof) will be sufficient to fully satisfy the claim, the Representatives shall have the right (and with the use of the Escrow Account) to assume the defense thereof using counsel reasonably acceptable to Parent. The assumption of that defense by the Representatives shall constitute an admission that, subject to the limitations of this Section 9.3, such third party claim demand, action, or proceeding is an indemnifiable claim by Parent. If either (i) the subject matter of a claim relates to the ongoing business of Parent or Target (as opposed to the mere payment of money damages) and if, were the claim to be adversely decided against Target or Parent, its ongoing business would be materially adversely affected (whether or not the Escrow Account had fully satisfied the amount of such claim), or (ii) it reasonably appears to Parent, either at the time it or Target is made a defendant in or party to a claim or at any time thereafter, that the Escrow Account will not be sufficient for the full potential liability under such claim, then Target and Parent alone shall be entitled to contest and defend such claim (and, while the Representatives may participate in the contest and defense of such claim at the Representatives' sole cost and expense, Target and Parent shall have full authority to determine all actions with respect thereto, subject to the necessity of obtaining the other party's consent with respect to any settlements). Each party defending a claim shall keep the other party informed of the progress of the claim including complying with all reasonable requests for copies of documents related to the claim and the opportunity, from time to time, to consult with counsel defending the claim. In connection with any such third party claim, demand, action, or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action, or proceeding shall be settled without the prior written consent of the Representatives, which consent shall not be unreasonably withheld or delayed in either case. If a firm written offer is made by the third party to settle or resolve any such third party claim, demand, action or proceeding and the Representatives propose to accept such settlement and Target refuses to consent to such settlement, then: (i) the Representatives shall be excused from, and Target shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; (ii) the maximum reimbursement amount relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from Target or Parent on such third party claim, demand,



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

action or proceeding is greater than the amount of the proposed settlement; and
(iii) Parent shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement, but if the amount thereafter recovered by such third party from Parent or Target is less than the amount of the proposed settlement, Parent shall also be entitled to reimbursement from the Escrow Account for such attorneys' fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

                  (c) After the Closing, Parent's sole recourse for claims under
Section 9.3(a) shall be limited to, and satisfied solely from, the Escrow Account, thereby limiting Parent's recourse for all matters in both time and amount. Any damages payable to Parent hereunder shall be paid by delivery from the Escrow Account of the equivalent value of Parent Stock (or proceeds therefrom) using the Parent Stock Value.

                  (d) No amount shall be payable to Parent after the Closing for any Damages unless and until the aggregate of such claims for indemnity under this Section 9.3 exceeds One Hundred Thousand Dollars ($100,000), in which case Parent shall be entitled to recover only such excess amount.

                  (e) Except in respect of the Special Indemnity Matters, indemnity claims under this Section 9.3 shall be limited to 10% of the total consideration issued under Section 2.8 of this Agreement. Parent shall allocate the excess of 10% available for indemnity among the various Special Indemnity Matters by notice to the Representatives prior to or at Closing.

                  (f) Parent expressly acknowledges and agrees that, absent fraud, upon the Closing, the indemnification provisions of this Section 9.3 shall be the sole and exclusive remedy and right of indemnity for any claims of Parent arising out of this Agreement.

         9.4 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants of the parties contained in this Agreement shall survive the Effective Time, to the extent provided in Section
9.3 hereof and the Escrow Agreement.

         9.5 Entire Agreement; Amendment. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, other than the Confidentiality Agreement and the Voting Agreements, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in, or contemplated by, this Agreement and in the Confidentiality Agreements. This Agreement may be amended by the parties at any time before or after approval of this Agreement by the Shareholders, except that after such approval, no amendment shall be made without the further approval of the Shareholders if any such amendment: (a) changes the Exchange Rate; or (b) materially adversely affects the rights of the Shareholders. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by Parent, Target and Acquisition. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         9.6 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except that Parent shall pay the filing fee relating to the filing required by the HSR Act and the costs of printing this proxy statement/prospectus under the Registration Statement.

         9.7 Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Wisconsin.

         9.8 Assignment. Prior to the Effective Time, this Agreement shall not be assigned by any party to this Agreement except with the prior written consent of the other parties to this Agreement.

         9.9 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission (receipt electronically confirmed) or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

         If to Parent or Acquisition:           Parent Corp.
                                                Attention:  Joseph D. Kaufman
                                                55 Jewelers Park Drive
                                                P.O. Box 156
                                                Neenah WI 54956
                                                Fax No.:  920/751-3234

         with a copy to:                        Quarles & Brady LLP
                                                Attention:  Kenneth V. Hallett
                                                411 E. Wisconsin Avenue
                                                Milwaukee, WI  53202-4497
                                                Fax No:  414/271-3552

         If to Target:                          Target Corporation
                                                Attention:  Matthew Bergeron
                                                Suite 100
                                                7245 NW Evergreen Parkway
                                                Hillsboro, OR 97124
                                                Fax No:  503/531-2051

         with a copy to:                        Stoel Rives LLP
                                                Attention: Robert Moorman
                                                900 SW Fifth Avenue, Suite 2600
                                                Portland, OR 97204
                                                Fax No:  503/220-2480

         9.10 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         9.11 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The language used in this Agreement shall be deemed to be language chosen by the parties to this Agreement to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises concerning the language of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

         9.12 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

         9.13 Specific Performance. The parties agree that the assets and business of Target as a going concern and the Parent Common Stock constitute unique property. There is no adequate remedy at Law for the damage which any party might sustain for failure of the other parties to consummate the Merger and the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the Merger pursuant to this Agreement.

         9.14 No Reliance. Except for the parties to this Agreement, and any assignees permitted by Section 9.8 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

         9.15 Exhibits and Disclosure Schedule. All capitalized terms used in any Exhibit to this Agreement or in the Disclosure Schedule shall have the definitions specified in this Agreement.

         9.16 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of either Acquisition or Target, the officers of the Surviving Corporation are fully authorized to take any such action in the name of Acquisition or Target.

                  IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

                                       PLEXUS CORP.

                                       By___________________________________
                                         John L. Nussbaum, President and
                                         Chief Operating Officer


                                       E2E CORPORATION

                                       By____________________________________
                                         Matthew Bergeron, President and CEO


                                       CASEY JONES CORP.

                                       By____________________________________
                                         John L. Nussbaum, President

                                                                      APPENDIX B

                      SECTIONS 60.561 THROUGH 60.594 OF THE
                         OREGON BUSINESS CORPORATION ACT

60.561. NOTICE OF DISSENTERS' RIGHTS.

  (1) If proposed corporate action creating dissenters' rights under ORS 60.554 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under ORS
60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

  (2) If corporate action creating dissenters' rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send the shareholders entitled to assert dissenters' rights the dissenters' notice described in ORS 60.567.

60.564. NOTICE OF INTENT TO DEMAND PAYMENT.

  (1) If proposed corporate action creating dissenters' rights under ORS 60.554 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.
  (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

60.567. DISSENTERS' NOTICE.

  (1) If proposed corporate action creating dissenters' rights under ORS 60.554 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ORS 60.564.
  (2) The dissenters' notice shall be sent no later than 10 days after the corporate action was taken, and shall:

         (a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;
         (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
         (c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;
         (d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and
         (e) Be accompanied by a copy of ORS 60.551 to 60.594.


60.571. DUTY TO DEMAND PAYMENT.

  (1) A shareholder sent a dissenters' notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.
  (2) The shareholder who demands payment and deposits the shareholder's shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

60.574. SHARE RESTRICTIONS.

  (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.
  (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

60.577. PAYMENT.

  (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.
  (2) The payment must be accompanied by:
         (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;
         (b) A statement of the corporation's estimate of the fair value of the shares;
         (c) An explanation of how the interest was calculated;
         (d) A statement of the dissenter's right to demand payment under ORS 60.587; and
         (e) A copy of ORS 60.551 to 60.594.

60.581. FAILURE TO TAKE ACTION.

  (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
  (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under ORS 60.567 and repeat the payment demand procedure.

60.584. AFTER-ACQUIRED SHARES.

  (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
  (2) To the extent the corporation elects to withhold payment under subsection
(1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under ORS 60.587.

60.587. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

  (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under ORS
60.577 or reject the corporation's offer under ORS 60.584 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

         (a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;
         (b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or
         (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

  (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter's shares.

60.591. COURT ACTION.

  (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
  (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office is located, or if the principal office is not in this state, where the corporation's registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
  (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
  (4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
  (5) Each dissenter made a party to the proceeding is entitled to judgment for:
         (a) The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or
         (b) The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ORS 60.584.

60.594. COURT COSTS AND COUNSEL FEES.

  (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.
  (2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

         (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

         (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.
  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefitted.

                                                                      APPENDIX B


                      SECTIONS 60.561 THROUGH 60.594 OF THE
                         OREGON BUSINESS CORPORATION ACT


60.561. NOTICE OF DISSENTERS' RIGHTS.

(1) If proposed corporate action creating dissenters' rights under ORS 60.554 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under ORS
60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

(2) If corporate action creating dissenters' rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send the shareholders entitled to assert dissenters' rights the dissenters' notice described in ORS 60.567.


60.564. NOTICE OF INTENT TO DEMAND PAYMENT.

(1) If proposed corporate action creating dissenters' rights under ORS 60.554 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.


60.567. DISSENTERS' NOTICE.

(1) If proposed corporate action creating dissenters' rights under ORS 60.554 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ORS 60.564.

(2) The dissenters' notice shall be sent no later than 10 days after the corporate action was taken, and shall:

     (a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

     (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

     (e) Be accompanied by a copy of ORS 60.551 to 60.594.


60.571. DUTY TO DEMAND PAYMENT.

(1) A shareholder sent a dissenters' notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder's shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.


60.574. SHARE RESTRICTIONS.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

(2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.


60.577. PAYMENT.

(1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

(2) The payment must be accompanied by:

     (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

     (b) A statement of the corporation's estimate of the fair value of the shares;

     (c) An explanation of how the interest was calculated;

     (d) A statement of the dissenter's right to demand payment under ORS 60.587; and

     (e) A copy of ORS 60.551 to 60.594.


60.581. FAILURE TO TAKE ACTION.

(1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under ORS 60.567 and repeat the payment demand procedure.


60.584. AFTER-ACQUIRED SHARES.

(1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection
(1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under ORS 60.587.


60.587. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under ORS
60.577 or reject the corporation's offer under ORS 60.584 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

     (a) The dissenter believes that the amount paid under OR 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     (b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

     (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter's shares.


60.591. COURT ACTION.

(1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office is located, or if the principal office is not in this state, where the corporation's registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding is entitled to judgment for:

     (a) The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

     (b) The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ORS 60.584.


60.594. COURT COSTS AND COUNSEL FEES.

(1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

(2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

     (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

     (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefitted.

PROSPECTUS

                                2,000,000 SHARES

                                  PLEXUS CORP.
                                  COMMON STOCK

     This prospectus covers the offer and sale of up to a total of 2,000,000 shares of common stock of Plexus Corp. Plexus may issue these shares of its common stock over time in acquisitions of other businesses or their stock. The acquisitions would be in business combination transactions such as purchases of stock, mergers or share exchanges.

     The terms under which Plexus will issue these shares will vary from transaction to transaction. Plexus expects to set those terms in negotiations with representatives of the businesses to be acquired, such as their boards of directors, officers or controlling shareholders. The prices may be related to market prices at the time an agreement is executed, when an acquisition is completed, or some other time chosen by the parties. The parties also may choose to average the prices over a period of time. On November 6, 2000, Plexus common stock's last reported sales price on the Nasdaq Stock Market was $58.00 per share. The Nasdaq Stock Market is Plexus' trading market.

     Plexus will use this prospectus only with security holders of companies it has agreed to acquire. Under some circumstances, securities laws may not require Plexus to provide additional information beyond this prospectus. Please see "Plan of Distribution." In other circumstances, Plexus will include a supplement with this prospectus.

     YOU SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION THAT YOU RECEIVE IN THIS TRANSACTION. FOR SOME OF THE IMPORTANT FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING PLEXUS' COMMON STOCK AND ANY TRANSACTION WITH PLEXUS, PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     This prospectus is dated November 8, 2000.

                                  -------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES. THEY ALSO HAVE NOT DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PLEXUS HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS EXCEPT FOR THOSE IN THIS PROSPECTUS OR ANY SUPPLEMENT. THAT IS TRUE WHETHER THE STATEMENTS ARE IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES. YOU SHOULD NOT RELY UPON ANY SUCH INFORMATION OR REPRESENTATIONS EVEN IF SOMEONE MAKES THEM, BECAUSE THEY ARE NOT AUTHORIZED BY PLEXUS OR ANYONE ELSE. PLEXUS DOES NOT IMPLY OR REPRESENT BY DELIVERING THIS PROSPECTUS THAT THERE HAVE BEEN NO CHANGES IN PLEXUS OR ITS BUSINESS SINCE THE DATE OF THE PROSPECTUS OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER ITS DATE.

                               ------------------

                                TABLE OF CONTENTS

PROSPECTUS

SUMMARY  ......................................................................3
FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS .............................4
RISK FACTORS...................................................................4
RECENT DEVELOPMENTS...........................................................12
PLEXUS MARKET INFORMATION.....................................................14
PLEXUS SUMMARY FINANCIAL DATA.................................................15
PLEXUS CORP...................................................................16
OTHER INFORMATION ABOUT PLEXUS WHICH YOU CAN OBTAIN...........................24
INFORMATION ABOUT PLEXUS COMMON STOCK.........................................25
PLAN OF DISTRIBUTION..........................................................28
LEGAL OPINIONS................................................................29
EXPERTS  .....................................................................29
PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS................................29



     This prospectus incorporates by reference additional information about Plexus. Please see "Other Information About Plexus Which You Can Obtain" on page
24. Plexus will provide you this information without charge, if you make a request to:

                  Plexus Corp.
                  Attn: Corporate Secretary
                  55 Jewelers Park Drive

                  P.O. Box 156
                  Neenah WI 54956
                  Telephone No.: (920) 722-3451

                                     SUMMARY

     This section is a summary of important information in this prospectus. It includes summaries of information which Plexus believes is material. However, because it is a summary, it is brief and only highlights the more detailed and extensive material in, or incorporated by reference in, this prospectus. You should read carefully all materials which Plexus provides. You should not rely solely on this summary. If there are any differences between the summary and the full materials, the full descriptions are controlling.

     Unless we state otherwise, all data "per share" of Plexus Common, and all information regarding the shares, have been restated for Plexus' 2-for-1 stock splits in 1997 and 2000, and for the 1999 acquisition of SeaMED Corporation, for which Plexus "pooled" financial statements and restated its historical financial statements.


Plexus Corp.

     Plexus provides product realization services to original equipment manufacturers, or OEMs, in the networking/telecommunications, medical, industrial, computer and transportation industries. We provide advanced electronics design, manufacturing and testing services to our customers and focus on complex, high-end products. We offer our customers the ability to outsource all stages of product realization, including: development and design, materials procurement and management, prototyping and new product introduction, testing, manufacturing and after-market support. For many customers, we serve both a design and production function, allowing those customers to concentrate on concept development, distribution and marketing, while accelerating their time to market, reducing their investment in manufacturing capacity and optimizing total product cost.

     We believe that our broad service offerings with respect to the design and realization of complex, high-end products within the electronics manufacturing services, or EMS, industry provide us with significant competitive advantages. Through a staff of over 350 product development engineers, we offer a complete menu of engineering services, including digital and analog design, mechanical and industrial design, embedded software design, printed circuit board design, test equipment and software development, product verification and new product introduction services. Our manufacturing services include printed circuit board assembly, product configuration, testing, final product and system box build and after-market support. Throughout the production process, we offer logistics services, such as materials procurement, inventory management, packaging and distribution.

     For more information about Plexus, you should see "Plexus Corp." later in the prospectus. Plexus provides more information, including its audited financial statements, in reports filed with the Commission which are incorporated by reference. Documents which are incorporated by reference are considered to be part of the prospectus even though they are not included with it. You may obtain copies of those reports from the Commission or by asking Plexus. See "Other Information About Plexus Which You Can Obtain" for information on how to do that.

     Plexus Corp. was incorporated in Wisconsin in December 1979. Our principal executive offices are located at 55 Jewelers Park Drive, Neenah, Wisconsin 54957-0156, and our telephone number at that location is (920) 722-3451.


Plexus Common

     Shares of Plexus common stock are traded on the NASDAQ Stock Market. The trading symbol for Plexus common stock is "PLXS." See "Plexus Market Information."

     Plexus is a Wisconsin corporation, organized under the Wisconsin Business Corporation Law. The WBCL and Plexus' Articles of Incorporation together determine the rights of Plexus' shareholders. Among other things, the WBCL has provisions which may affect the ability of other parties to acquire Plexus. Also, the WBCL provides that shareholders of Wisconsin corporations may be personally liable for certain employee compensation claims; that personal liability may apply to Plexus shares. See "Information about Plexus Common Stock."


Method of Distribution

     Plexus will offer the shares of Plexus common stock in business combination transactions. The terms under which the shares will be offered will vary from transaction to transaction. In some circumstances, Plexus will describe the terms of the transaction in a supplement. In other circumstances no formal supplement is required, and then you may receive further information about the transaction by other means. See "Plan of Distribution."


                FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

     This prospectus and any prospectus supplement, including the documents incorporated by reference, may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in the forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "project," "objective" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause our actual results to differ materially from those contemplated in the forward- looking statements include factors described under the caption "Risk Factors" or similar cautionary captions in the documents incorporated herein by reference.


                                  RISK FACTORS

     Any investment in the securities we are offering involves significant risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference into this prospectus or in any supplement to this prospectus, before you decide to buy our securities. If any of the following risks actually occur, our business, operating results and financial condition would suffer, possibly to a material degree. In these circumstances, the market price of our securities could decline, and you may lose part or all of the money you paid to buy our securities. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the "Other Information You Can Obtain" section of this prospectus.

OUR CUSTOMER REQUIREMENTS AND OPERATING RESULTS VARY SIGNIFICANTLY FROM QUARTER TO QUARTER, WHICH COULD NEGATIVELY IMPACT THE PRICE OF OUR COMMON STOCK.

     Our quarterly results may vary significantly depending on various factors, many of which are beyond our control. These factors include:

     -    the volume of customer orders relative to our capacity

     - the timing of customer orders, particularly in light of the fact that some of our customers place a significant percentage of their orders during the last few weeks of a quarter

     -    the typical short life cycle of our customers' products

     -    market acceptance of and demand for our customers' products

     -    changes in our sales mix to our customers

     -    the timing of our expenditures in anticipation of future orders

     -    our effectiveness in managing manufacturing processes

     -    changes in cost and availability of labor and components

     -    changes in economic conditions

     - local events that may affect our production volume, such as local holidays.

     Due to the nature of turnkey manufacturing services, our quarterly and annual results are affected by the level and timing of customer orders, fluctuations in material costs and availability, and the degree of automation used in the manufacturing process.


OUR CUSTOMERS MAY CANCEL THEIR ORDERS, CHANGE PRODUCTION QUANTITIES OR DELAY PRODUCTION.

     Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers and we continue to experience reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. The success of our customers' products in the market affects our business. Cancellations, reductions or delays by a significant customer or by a group of customers could seriously harm our operating results.

     In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately the future requirements of those customers.

     On occasion, customers may require rapid increases in production, which can stress our resources and reduce operating margins. Although we have increased our manufacturing capacity and plan further increases, we may not have sufficient capacity at any given time to meet all of our customers' demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can harm our gross margins and operating results.


WE MAY NOT BE ABLE TO OBTAIN RAW MATERIALS OR COMPONENTS FOR OUR ASSEMBLIES ON A TIMELY BASIS OR AT ALL.

     We rely on a limited number of suppliers for many components used in the assembly process. We do not have any long-term supply agreements. At various times, there have been shortages of some of the electronic components that we use, and suppliers of some components have lacked sufficient capacity to meet the demand for these components. Over the past 12-plus months, component shortages have become more prevalent in our industry. In some cases, supply shortages and delays in deliveries of particular components have resulted in curtailed production, or delays in production, of assemblies using that component, which has contributed to an increase in our inventory levels. We expect that shortages and delays in deliveries of some components will continue. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing and shipping delays, which could harm our relationships with customers and reduce our sales.

     A significant portion of our sales is derived from turnkey manufacturing in which we provide materials procurement. While most of our customer contracts permit quarterly or other periodic adjustments to pricing based on decreases and increases in component prices and other factors, we typically bear the risk of component price increases that occur between any such repricings or, if such repricing is not permitted, during the balance of the term of the particular customer contract. Accordingly, component price increases could adversely affect our operating results.

THE MAJORITY OF OUR SALES COMES FROM A SMALL NUMBER OF CUSTOMERS AND IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES AND OPERATING RESULTS COULD DECLINE SIGNIFICANTLY.

         Sales to our ten largest customers have represented a majority of our sales in recent periods. Our ten largest customers accounted for approximately 67% of our net sales for the nine months ended June 30, 2000 and 61% of our fiscal 1999 net sales. Our largest customers were Lucent Technologies and General Electric accounting for approximately 24% and 11%, respectively, of our net sales for the nine month period ended June 30, 2000 and 16% and 12%, respectively, of our fiscal 1999 net sales. The identities of our principal customers have varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, could seriously harm our business. If we are not able to timely replace expired, canceled or reduced contracts with new business, our sales will decrease.

WE MAY FAIL TO COMPLETE SUCCESSFULLY FUTURE ACQUISITIONS AND MAY NOT INTEGRATE SUCCESSFULLY ACQUIRED BUSINESSES, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         We have pursued a strategy that has included growth through acquisitions. We cannot assure you that we will be able to complete successfully future acquisitions, due primarily to increased competition for the acquisition of electronics manufacturing service operations. If we are unable to acquire additional businesses, our growth could be inhibited. Similarly, we cannot assure you that we will be able to integrate successfully the operations and management of our recent acquisitions or future acquisitions. Acquisitions involve significant risks that could have a material adverse effect on us. These risks include:

         OPERATING RISKS, SUCH AS THE:

         - inability to integrate successfully our acquired operations, businesses and personnel

         - inability to realize anticipated synergies, economies of scale or other value

         - difficulties in scaling up production and coordinating management of operations at new sites

         -        strain placed on our personnel, systems and resources

         - possible modification or termination of an acquired business customer program, including cancellation of current or anticipated programs

         -        loss of key employees of acquired businesses.

         FINANCIAL RISKS, SUCH AS THE:

         - dilutive effect of the issuance of additional equity securities

         -        incurrence of additional debt and related interest costs

         - inability to achieve expected operating margins to offset the increased fixed costs associated with acquisitions

         -        incurrence of large write-offs or write-downs

         -        amortization of goodwill or other intangible assets

         -        unforeseen liabilities of the acquired businesses.

EXPANSION OF OUR BUSINESS AND OPERATIONS MAY NEGATIVELY IMPACT OUR BUSINESS.

         We may expand our operations by establishing or acquiring new facilities or by expanding capacity in our current facilities. We may expand both in geographical areas in which we currently operate and in new geographical areas within the United States and internationally. We may not be able to find suitable facilities on a timely basis or on terms satisfactory to us. Expansion of our business and operations involves numerous business risks, including the:

         - inability to integrate successfully additional facilities or capacity and to realize anticipated synergies, economies of scale or other value

         - additional fixed costs which may not be fully absorbed by the new business

         - difficulties in the timing of expansions, including delays in the implementation of construction and manufacturing plans

         - diversion of management's attention from other business areas during the planning and implementation of expansions

         - strain placed on our operational, financial, management, technical and information systems and resources

         -        disruption in manufacturing operations

         -        incurrence of significant costs and expenses

         - inability to locate enough customers or employees to support the expansion.

OPERATING IN FOREIGN COUNTRIES EXPOSES US TO INCREASED RISKS.

         We recently acquired operations in Mexico and the United Kingdom as a result of purchasing the turnkey contract electronics manufacturing service operations of Elamex, S.A. de C.V. and the stock of Keltek (Holdings) Limited. We may in the future expand into other international regions. We have limited experience in managing geographically dispersed operations and in operating in Mexico and the United Kingdom. We also purchase a significant number of components manufactured in foreign countries. Because of these international aspects of our operations, we are subject to the following risks that could materially impact our operating results:

         -        economic or political instability

         - transportation delays or interruptions and other effects of less developed infrastructure in many countries

         -        foreign exchange rate fluctuations

         -        utilization of different systems and equipment

         - difficulties in staffing and managing foreign personnel and diverse cultures.

         In addition, changes in policies by the U.S. or foreign governments could negatively affect our operating results due to changes in duties, tariffs, taxes or limitations on currency or fund transfers. Also, our Mexico based operation utilizes the Maquiladora program, which provides reduced tariffs and eases import regulations, and we could be adversely affected by changes in that program.

WE MAY NOT BE ABLE TO MAINTAIN OUR ENGINEERING, TECHNOLOGICAL AND MANUFACTURING PROCESS EXPERTISE.

         The markets for our manufacturing and engineering services are characterized by rapidly changing technology and evolving process development. The continued success of our business will depend upon our ability to:

         - hire, retain and expand our qualified engineering and technical personnel

         -        maintain and enhance our technological capabilities

         - develop and market manufacturing services which meet changing customer needs

         - successfully anticipate or respond to technological changes in manufacturing processes on a cost-effective and timely basis.

         Although we believe that our operations utilize the assembly and testing technologies, equipment and processes that are currently required by our customers, we cannot be certain that we will develop the capabilities required by our customers in the future. The emergence of new technologies, industry standards or customer requirements may render our equipment, inventory or processes obsolete or noncompetitive. In addition, we may have to acquire new assembly and testing technologies and equipment to remain competitive. The acquisition and implementation of new technologies and equipment may require significant expense or capital investment which could reduce our operating margins and our operating results. Our failure to anticipate and adapt to our customers' changing technological needs and requirements could have an adverse effect on our business.

FAILURE TO MANAGE OUR GROWTH MAY SERIOUSLY HARM OUR BUSINESS.

         We have experienced rapid growth, both internally and through acquisitions. This growth has placed, and will continue to place, significant strain on our operations. To manage our growth effectively, we must continue to improve and expand our financial, operational and management information systems; continue to develop the management skills of our managers and supervisors; and continue to train, manage and motivate our employees. If we are unable to manage our growth effectively, our operating results could be harmed.

OUR TURNKEY MANUFACTURING SERVICES INVOLVE INVENTORY RISK.

         Some of our contract manufacturing services are provided on a turnkey basis, where we purchase some or all of the materials required for designing, product assembling and manufacturing. These services involve greater resource investment and inventory risk management than consignment services, where the customer provides these materials. Accordingly, various component price increases and inventory obsolescence could adversely affect our selling price, gross margins and operating results.

START-UP COSTS AND INEFFICIENCIES RELATED TO NEW PROGRAMS CAN ADVERSELY AFFECT OUR OPERATING RESULTS.

         Start-up costs, the management of labor and equipment resources in connection with the establishment of new programs and new customer relationships, and the need to estimate required resources in advance can adversely affect our gross margins and operating results. These factors are particularly evident in the early stages of the life-cycle of new products and new programs. These factors also affect our ability to efficiently use labor and equipment. In addition, if any of these new programs or new customer relationships were terminated, our operating results could be harmed, particularly in the short-term.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATIONS.

         We are also subject to environmental regulations relating to the use, storage, discharge, recycling and disposal of hazardous chemicals used in our manufacturing process. If we fail to comply with present and future regulations, we could be subject to future liabilities or the suspension of business. These regulations could restrict our ability to expand our facilities or require us to acquire costly equipment or incur significant expense. While we are not currently aware of any material violations, we may have to spend funds to comply with present and future regulations or be required to perform site remediation.

         In addition, our medical device business, which represented approximately 31% of our fiscal year 1999 sales, is subject to substantial government regulation, primarily from the FDA and similar regulatory bodies in other countries. We must comply with statutes and regulations covering the design, development, testing, manufacturing, labeling, marketing and distribution of medical devices and the reporting of certain information regarding their safety. Noncompliance with these rules can result in, among other things, us and our customers being subject to fines, injunctions, civil penalties, criminal prosecution, recall or seizure of devices, total or partial suspension of production, failure of the government to grant pre-market clearance or record approvals for projections or the withdrawal of marketing approvals. The FDA also has the authority to require repair or replacement of equipment, or refund of the cost of a device manufactured or distributed by our customers. In addition, the failure or noncompliance could have an adverse effect on our reputation.

OUR PRODUCTS ARE FOR THE ELECTRONICS INDUSTRY, WHICH PRODUCES TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES.

         Factors affecting the electronics industry, in particular the short life cycle of products, could seriously harm our customers and, as a result, us. These factors include:

         - the inability of our customers to adapt to rapidly changing technology and evolving industry standards, which result in short product life cycles

         - the inability of our customers to develop and market their products, some of which are new and untested

         - the potential that our customers' products may become obsolete or the failure of our customers' products to gain widespread commercial acceptance.

INCREASED COMPETITION MAY RESULT IN DECREASED DEMAND OR PRICES FOR OUR SERVICES.

         The electronics manufacturing services industry is highly competitive. We compete against numerous U.S. and foreign electronics manufacturing services providers with global operations, as well as those who operate on a local or regional basis. In addition, current and prospective customers continually evaluate the merits of manufacturing products internally. Consolidation in the electronics manufacturing services industry results in a continually changing competitive landscape. The consolidation trend in the industry also results in larger and more geographically diverse competitors who have significant combined resources with which to compete against us.

         Some of our competitors have substantially greater managerial, manufacturing, engineering, technical, financial, systems, sales and marketing resources than we do. These competitors may:

         -        respond more quickly to new or emerging technologies

         - have greater name recognition, critical mass and geographic and market presence

         -        be better able to take advantage of acquisition opportunities

         -        adapt more quickly to changes in customer requirements

         - devote greater resources to the development, promotion and sale of their services

         -        be better positioned to compete on price for their services.

         We may be operating at a cost disadvantage compared to manufacturers who have greater direct buying power from component suppliers, distributors and raw material suppliers or who have lower cost structures. As a result, competitors may procure a competitive advantage and obtain business from our customers. Our manufacturing processes are generally not subject to significant proprietary protection, and companies with greater resources or a greater market presence may enter our market or increase their competition with us. Increased competition could result in price reductions, reduced sales and margins or loss of market share.

WE MAY FAIL TO SECURE NECESSARY ADDITIONAL FINANCING.

         We have made and intend to continue to make substantial capital expenditures to expand our operations, acquire businesses and remain competitive in the rapidly changing electronics manufacturing services industry. Our future success may depend on our ability to obtain additional financing and capital to support our continued growth and operations, including our working capital needs. We may seek to raise capital by:

         -        issuing additional common stock or other equity securities

         -        issuing debt securities

         - increasing available borrowings under our existing credit facility or obtaining new credit facilities

         -        obtaining off-balance sheet financing.

         We may not be able to obtain additional capital when we want or need it, and capital may not be available on satisfactory terms. If we issue additional equity securities or convertible debt to raise capital, it may be dilutive to your ownership interest. Furthermore, any additional financing and capital may have terms and conditions that adversely affect our business, such as restrictive financial or operating covenants.

WE DEPEND ON CERTAIN KEY PERSONNEL, AND THE LOSS OF KEY PERSONNEL MAY HARM OUR BUSINESS.

         Our future success depends in large part on the continued service of our key technical and management personnel and on our ability to continue to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for these individuals is intense, and the loss of key employees, generally none of whom is subject to an employment agreement for a specified term or a post-employment non-competition agreement, could harm our business. We believe that we have a relatively small management group whose resources could be strained as a result of expansion of our business.

PRODUCTS WE MANUFACTURE MAY CONTAIN DESIGN OR MANUFACTURING DEFECTS WHICH COULD RESULT IN REDUCED DEMAND FOR OUR SERVICES AND LIABILITY CLAIMS AGAINST US.

         We manufacture products to our customers' specifications which are highly complex and may at times contain design or manufacturing errors or failures. Defects have been discovered in products we manufactured in the past and, despite our quality control and quality assurance efforts, defects may occur in the future. Defects in the products we manufacture, whether caused by a design, manufacturing or component failure or error, may result in delayed shipments to customers or reduced or cancelled customer orders. If these defects occur in large quantities or too frequently, our business reputation may also be impaired. In addition, these defects may result in liability claims against us. The FDA investigates and checks, occasionally on a random basis, compliance with statutory and regulatory requirements. Violations may lead to penalties or shut downs of a program or a facility.

THE PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE VOLATILE AND YOU MIGHT NOT BE ABLE TO SELL YOUR SHARES AT OUR CURRENT MARKET PRICE.

         Between October 1, 1999 and September 30, 2000, our stock price has fluctuated between a low of $12.22 per share and a high of $81.00 per share. The price of our common stock may fluctuate significantly in response to a number of events and factors relating to our company, our competitors and the market for our services, many of which are beyond our control.

         In addition, the stock market in general, and especially the Nasdaq National Market along with market prices for technology companies, in particular, have experienced extreme volatility that has often been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating results.

                               RECENT DEVELOPMENTS

Fourth Quarter Fiscal 2000 Results

         While Plexus has not completed or released its financial statements as of September 30, 2000 or its fiscal quarter then ended, it has announced certain summary financial information. That information, which is unaudited, is presented below. It remains subject to completion of Plexus' year-end audit.


                                                            At, or for
                                                        the quarter ended,
                                                        September 30, 2000
                                                        ------------------
                                                          (in thousands,
                                                      except per share data)
OPERATING STATEMENT DATA:
Net sales.......................................          $      249,365
Cost of sales...................................                 213,872
                                                          --------------
Gross profit....................................                  35,493

Operating expenses:
  Selling and administrative expenses...........                  10,615
  Goodwill amortization.........................                     795
  Merger costs..................................                      69
                                                          --------------
    Total operating expenses....................                  11,479
                                                          --------------
Operating income................................                  24,014
Other income (expense):
  Interest expense..............................                 (2,135)
  Miscellaneous.................................                   (104)
                                                          --------------
Income before income taxes......................                  21,775
Income taxes....................................                   9,603
                                                          --------------
Net income......................................          $       12,172
                                                          ==============
Earnings per share:
  Basic.........................................          $         0.33
                                                          ==============
  Diluted.......................................          $         0.31
                                                          ==============
Weighted average shares outstanding:
  Basic.........................................                  36,872
                                                          ==============
  Diluted.......................................                  39,898
                                                          ==============
BALANCE SHEET DATA:
Working capital.................................          $      213,596
Total assets....................................                 515,608
Long-term debt..................................                 141,409
Stockholders' equity............................                 209,362

Stock Offering

         In October 2000, Plexus completed an underwritten public offering of
3.0 million shares of its common stock, at a per share offering price to the public of $50.00. After reflecting the payment of estimated offering expenses and the underwriting discount of $2.375 per share, Plexus received net proceeds of approximately $142.3 million. The underwriters purchased an additional 450,000 shares, at the offering price, on November 7, 2000 under their overallotment option. The effects of the offering are not yet reflected in the fiscal 2000 results above.

         The following table shows Plexus' use of those proceeds. It sets forth Plexus' unaudited capitalization as of September 30, 2000:

         -        on an actual basis

         - on an as adjusted basis to reflect the sale of 3,450,000 shares of common stock, after deducting the underwriting discounts and commissions and estimated offering expenses that Plexus will pay, and the application of the net proceeds of $163.7 million Plexus received from the offering.

         You should read this information together with our consolidated financial statements and the related notes incorporated by reference into this prospectus and "Plexus Summary Financial Data."


                                                                                   September 30, 2000
                                                                          -------------------------------------
                                                                                 Actual         As Adjusted
                                                                               ----------        ----------
                                                                          (In thousands, except per share data)
                                                                                      (unaudited)
Cash and cash equivalents.......................................               $    5,293        $   84,549
                                                                               ==========        ==========
Credit facility, including current portion......................               $  134,450            50,000
Other long-term debt............................................                   15,324            15,324
                                                                               ----------        ----------
         Total debt.............................................                  149,774            65,324
                                                                               ----------        ----------
Stockholders' equity:
Preferred stock, $0.01 par value; authorized shares--5,000;
  issued and outstanding shares--none...........................                        -                 -
Common stock, $0.01 par value; authorized shares--60,000;
  issued and outstanding shares--37,022 actual and 40,022
  as adjusted...................................................                      371               405
Additional paid-in capital......................................                   72,699           236,371
Accumulated other comprehensive income..........................                     (285)             (285)
Retained earnings...............................................                  136,577           136,577
                                                                               ----------        ----------
         Total stockholders' equity.............................                  209,362           373,068
                                                                               ----------        ----------
         Total capitalization...................................               $  359,136        $  438,392
                                                                               ==========        ==========

                            PLEXUS MARKET INFORMATION

         Plexus common stock trades on the Nasdaq Stock Market under the symbol "PLXS". Plexus had approximately 525 shareholders of record at November 3, 2000. The following table summarizes high and low prices and cash dividends paid for Plexus common stock for the periods shown. The high and low prices are actual trade prices as reported on Nasdaq.

                                                                                   Price Range of
                                                                                    Common Stock
                                                                             ------------------------------
                                                                               High                  Low
                                                                             ---------            ---------
1999 Fiscal Year (ended September 30, 1999)
   First Quarter................................................             $   17.38            $    8.50
   Second Quarter...............................................             $   20.13            $   12.81
   Third Quarter................................................             $   17.38            $   13.38
   Fourth Quarter...............................................             $   17.19            $   13.94
2000 Fiscal Year (ended September 30, 2000)
   First Quarter................................................             $   24.50            $   12.22
   Second Quarter...............................................             $   37.00            $   20.22
   Third Quarter................................................             $   57.63            $   26.00
   Fourth Quarter...............................................             $   81.00            $   43.38
2001 Fiscal Year (ending September 30, 2001)
   First Quarter (through November 6, 2000).....................             $   78.38            $   44.69

         We have never declared or paid any cash dividends on our common stock. We anticipate that all earnings in the foreseeable future will be retained to finance the development of our business.

                          PLEXUS SUMMARY FINANCIAL DATA

         The following selected consolidated financial data should be read in conjunction with Plexus' consolidated financial statements and related notes incorporated by reference herein. The consolidated financial statements have been prepared to give retroactive effect to the merger with SeaMED Corporation on July 23, 1999, which was accounted for as a pooling-of-interests. The selected consolidated financial data as of and for each of the years in the five-year period ended September 30, 1999 have been derived from Plexus' consolidated financial statements. The unaudited consolidated financial data for the nine months ended June 30, 1999 and 2000 have been derived from Plexus' financial records. See also "Recent Developments."



                                                                                                             Nine Months
                                                    Fiscal year ended September 30,                         ended June 30,
                                  ----------------------------------------------------------------      ------------------------
                                      1995        1996          1997           1998         1999          1999           2000
                                  ---------    ---------     ---------     ---------     ---------      ---------      ---------
                                                                (in thousands, except per share data)
OPERATING STATEMENT
DATA:
Net sales..................       $ 300,795    $ 342,254     $ 438,565     $ 466,795     $ 492,414      $ 360,180      $ 502,275
Cost of sales..............         274,207      311,094       387,333       406,648       426,005        312,734        430,604
                                  ---------    ---------     ---------     ---------     ---------      ---------      ---------
Gross profit...............          26,588       31,160        51,232        60,147        66,409(1)      47,446(2)      71,671
                                  ---------    ---------     ---------     ---------     ---------      ---------      ---------
Operating expenses:
  Selling and administrative         13,081       15,546        20,463        23,754        26,443         19,863         24,487
  Plant closing, relocation and
    severance                             -            -             -             -           981            765              -
  Merger/acquisition costs.               -            -             -             -         4,557              -          1,062
  Amortization of goodwill.               -            -             -             -             -              -            222
                                  ---------    ---------     ---------     ---------     ---------      ---------      ---------
    Total operating expenses         13,081       15,546        20,463        23,754        31,981         20,628         25,771
                                  ---------    ---------     ---------     ---------     ---------      ---------      ---------
Operating income...........          13,507       15,614        30,769        36,393        34,428(1)      26,818(2)      45,900(3)
Other income (expense):
  Interest expense.........          (2,664)      (2,286)       (1,014)          (86)         (274)          (253)          (435)
  Miscellaneous............             325          464         1,160           975         1,995          1,680          1,388
                                  ---------    ---------     ---------     ---------     ---------      ---------      ---------
Income before income taxes.          11,168       13,792        30,915        37,282        36,149         28,245         46,853
Income taxes...............           4,095        5,442        12,022        14,345        15,838         11,430         18,830
                                  ---------    ---------     ---------     ---------     ---------      ---------      ---------
Net income.................       $   7,073    $   8,350     $  18,893     $  22,937     $  20,311(1)   $  16,815(2)   $  28,023(3)
                                  =========    =========     =========     =========     =========      =========      =========
Earnings per share:
  Basic....................       $    0.24    $    0.29     $    0.60     $    0.68     $    0.59      $    0.49      $    0.78
  Diluted..................       $    0.22    $    0.26     $    0.54     $    0.63     $    0.55(1)   $    0.45(2)   $    0.73(3)
Weighted average shares
outstanding:
  Basic....................          26,280       26,472        30,732        33,688        34,646         34,528         35,740
  Diluted..................          31,436       31,850        35,116        36,196        37,021         36,984         38,324
BALANCE SHEET DATA:
Working capital............       $  75,374    $  55,683     $  70,544     $  91,159     $ 110,411      $ 113,927      $ 146,154
Total assets...............         124,345      122,301       152,453       184,354       229,636        218,812        393,254
Long-term debt.............          42,955       16,658         3,516         2,587           142          2,814         46,893
Stockholders' equity.......          45,826       53,788        89,404       115,863       146,403        141,522        187,707
OTHER DATA:
Return on average assets...            5.6%         6.8%         13.8%         13.6%          9.8%          11.1%(4)       12.0%(4)
Return on average equity...           17.0%        16.8%         26.4%         22.3%         15.5%          17.4%(4)       22.4%(4)
Inventory turnover ratio (5)           4.8x         5.6x          6.6x          7.1x          6.2x           6.9x           4.6x


------------------
(1) In connection with the acquisition of SeaMED Corporation, we recorded merger and other one-time related charges in fiscal 1999 of approximately $7.7 million (approximately $6.0 million after-tax). Excluding these charges, gross profit would have been approximately $68.6 million, operating income would have been approximately $42.1 million, net income would have been approximately $26.3 million and diluted earnings per share would have been $0.71.

(2) In connection with the operations of SeaMED Corporation, we recorded one-time charges in the nine months ended June 30, 1999 of approximately $2.9 million (approximately $1.9 million after tax) relating to plant closing costs, the write down of obsolete inventory and a loss on an engineering contract. Excluding these charges, gross profit would have been approximately $49.6 million, operating income would have been approximately $29.8 million, net income would have been approximately $18.8 million and diluted earnings per share would have been $0.51.

(3) In connection with the acquisition of Agility, Incorporated and the acquisition of the turnkey electronics manufacturing services operations of Elamex, S.A. de C.V., we recorded one-time acquisition-related charges in the nine months ended June 30, 2000 of approximately $1.1 million (approximately $0.7 million after tax). Excluding these one-time charges, operating income would have been approximately $47.0 million, net income would have been approximately $28.8 million and diluted earnings per share would have been $0.75.

(5) Calculations for the nine months ended June 30, 1999 and 2000 are annualized.

(6) Calculations of inventory turnover are based on average inventory turnover for the period and are annualized for the nine months ended June 30, 1999 and 2000. Our quarterly calculations of inventory turnover, which are included and incorporated by reference herein, are based on inventory at period end.

                                  PLEXUS CORP.

Overview

         Plexus provides product realization services to original equipment manufacturers, or OEMs, in the networking/telecommunications, medical, industrial, computer and transportation industries. We provide advanced electronics design, manufacturing and testing services to our customers and focus on complex, high-end products. We offer our customers the ability to outsource all stages of product realization, including: development and design, materials procurement and management, prototyping and new product introduction, testing, manufacturing and after-market support.

         We believe that our broad service offerings with respect to the design and realization of complex, high- end products within the electronics manufacturing services, or EMS, industry provide us with a significant competitive advantage. Through a staff of over 350 product development engineers, we offer a complete menu of engineering services, including digital and analog design, mechanical and industrial design, embedded software design, printed circuit board design, test equipment and software development, product verification and new product introduction services. Our manufacturing services include printed circuit board assembly, product configuration, testing, final product and system box build and after-market support. Throughout the production process, we offer logistics services, such as materials procurement, inventory management, packaging and distribution.

         Our customers include industry leading OEMs such as Lucent Technologies, Cisco Systems, General Electric, Unisys, Siemens, Honeywell and Johnson & Johnson, and emerging technology companies such as Equipe Communications, Gotham Networks, Sitara Networks and Appian Communications. Due to our focus on serving OEMs in high-growth technology and medical sectors, our business is influenced by major technological trends such as the level and rate of development of fiber optics infrastructure, the expansion of network computing and Internet use, and the expansion of outsourcing by OEMs generally.

         Established in 1979, we have approximately 5,300 full-time employees and 18 facilities in 13 locations totaling approximately 1.25 million square feet. Over the past year, we have expanded our capacity and geographic reach through a series of strategic acquisitions. Through these transactions, we have enhanced our access to and ability to provide services within important technology corridors in Boston, Chicago and Seattle; established a base in Europe; significantly increased the size and capabilities of our medical services offerings; significantly expanded our capacity with respect to the assembly of configured-to-order wireless products; and acquired proven low-cost manufacturing operations in Mexico.

Industry Background

         The EMS industry is comprised of companies that provide a range of manufacturing services to electronics OEMs. The EMS industry has experienced rapid growth in recent years, due to the expansion of the overall industry and increased outsourcing of manufacturing and related functions by electronics OEMs. These growth characteristics are driven by accelerating product development cycles, the demand for network infrastructure expansion to handle greater voice and data traffic and the enhanced functionality of communications devices. Technology Forecasters projects that the EMS industry will grow by approximately 28 percent each year through 2004, with total industry sales projected to be approximately $260.3 billion by 2004.

         OEMs have increasingly outsourced manufacturing and other related functions to EMS companies in an effort to focus their own resources on core competencies, while leveraging the expertise of EMS providers in design, procurement, assembly and test operations and supply chain management.

         As OEM outsourcing has increased, many EMS providers have established strong strategic relationships with their OEM customers. In addition, some OEMs have sold manufacturing operations to EMS providers with demonstrated expertise in generating manufacturing efficiencies. Key benefits to OEMs from outsourcing include:

         - accelerated time to market and decreased time-to-volume manufacturing

         -        reduced operating costs and capital requirements

         -        increased ability to focus resources on core competencies

         - improved access to leading design and manufacturing technologies

         - increased ability to leverage EMS companies' logistics expertise

         -        improved inventory management and purchasing power.

Competitive Advantages

         We believe that we distinguish ourselves from our competitors by providing a wide range of product realization services to electronics OEMs. Our competitive advantages include our ability to:

         Offer a complete menu of engineering capabilities. With over 20 years of experience in electronics design engineering, we provide comprehensive engineering and design services, including printed circuit board design, hardware and software design, test design, prototyping and new product introduction. For example, we are a leading provider of these design and engineering services to the medical products manufacturing industry. Our engineering capability is a core strength, and we currently maintain a staff of over 350 product development engineers. Our engineers possess hard-to-find skills such as application-specific integrated circuit design, radio frequency design, power supply design, optical network design and embedded software engineering.

         Accelerate new product introduction and time to market for our customers. Because we offer a full range of electronic product development and design and test engineering services, we are able to accelerate the time to market for our customers' products. Through our New Product Introduction Plus centers, we offer our customers concurrent product and test design services, prompt turnaround of prototyping and testing solutions and pilot production product runs, with the goal of providing a smooth, cost-effective transition to volume production and accelerating time to market for our customers' products.

         Provide a full range of product realization services. Along with our engineering and design capability, we offer manufacturing and assembly services. We have the expertise to assemble very complex electronic products that utilize multiple printed circuit boards and subassemblies. We are particularly experienced in the networking/telecommunication and medical industries. We also offer assembly services such as configuring products and incorporating electronic assemblies into subassemblies and fabricating products from components manufactured to specification by others. We believe that by offering a full range of product realization services, we reduce our customers' costs and accelerate the time to market for their products.

         Provide services for complex, high-end products. Because of our engineering expertise and high-end manufacturing capabilities, we focus on providing services for complex products such as optical switches, radio frequency/wireless technology, ultrasound devices and other complex medical device products. As a result, we are able to attract customers in high-end, emerging technology markets such as optical networking, radio frequency and wireless technology.

Strategy

         Plexus' objective is to be the leading provider of product realization services in the EMS industry, with a focus on high-end, value-driven engineering and manufacturing services. We seek to provide our customers with a full range of electronic product development and design, new product introduction, test and manufacturing services. Our strategy includes:

         Leveraging our engineering expertise. We intend to continue to leverage our engineering and design leadership to generate profitable manufacturing opportunities. For example, our printed circuit board design and test development services have led to new contracts in the medical and networking/telecommunications industries, including optical networking programs. Leveraging our engineering expertise also allows us to cultivate an engineering sales channel and enables us to more effectively survey the marketplace of emerging products and technologies for potential new customers and products.

         Expanding our design engineering expertise. We intend to continue expanding our engineering and design expertise and the breadth of engineering and design services we provide. We actively recruit new engineering talent and focus on retaining our existing engineering staff. In addition, a primary focus of our acquisition strategy is to increase our engineering capabilities and capacity. We also seek to enter into strategic alliances with research and development organizations that enable us to provide complementary technologies and broader services to our customers. We will strive to use our expanding engineering and design capability base to provide more expertise and a broader range of customer services.

         Accelerating time to market for our customers. Our design engineering, testing and new product introduction services help our customers reduce the time to market for their products. Our New Product Introduction Plus centers provide quick turnaround of prototyping and printed circuit board design and provide timely and cost-effective testing solutions, which helps speed the transition to volume production. Our ability to reduce customers' time to market allows us to attract new customers and to pursue opportunities to provide services for new products, including those in emerging technology markets.

         Focusing on complex, high-end products. We intend to continue using our engineering and design capabilities to focus on complex, high-end products. We will continue to explore new opportunities to provide services focused on high-end products through our expanded presence in important technology corridors, our strategic alliances with research and development organizations and our engineering and design expertise.

         Pursuing strategic acquisitions to expand our geographic reach and service offerings. We continue to review opportunities to acquire engineering and manufacturing operations in North America, Europe and Asia. Expanding our geographic reach broadens the services we offer and enhances our customer relationships. The primary focus of these geographic and service expansions is to enable our customers to focus on their core competencies and reduce development cost and time to market for their products.

Services

         Plexus offers a broad range of integrated services that provide customers with a total design, new product introduction and manufacturing solution to take a product from initial design through production to after-market support. Our customers may utilize any or all of the following services and tend to use more of these services as their outsourcing strategies mature:

         Product development and design. We provide comprehensive product development and design and test engineering services. These services include project management, initial feasibility studies, product concept definition, specifications for product features and functions, product engineering specifications, microprocessor selection, circuit design, software design, application-specific integrated circuit design, printed circuit board layout, product housing design, development of test specifications and product validation testing. Through our product development and design services, we provide customers with a complete product design that can be manufactured efficiently.

         Prototyping and new product introduction services. We provide rapid assembly of prototype products within our dedicated, streamlined New Product Introduction Plus centers. We supplement our prototype assembly services with value-added services, including printed circuit board design, materials management, manufacturing defects analysis, analysis of the manufacturability and testability of a design, test implementation and pilot production runs leading to volume production. These services link our engineering organization, our customers' engineering organizations and our volume manufacturing organization. This link facilitates an efficient transition to manufacturing. We believe that these services provide significant value to our customers by accelerating their products' time-to-market schedule.

         Test development and product testing. Because product functionality has driven components and assembly techniques to become increasingly complex, there is a need to design and assemble increasingly complex in-circuit and functional test equipment for electronic products and assemblies. Our internal development of this test equipment allows us to rapidly implement test solutions and efficiently test printed circuit assemblies, subassemblies and product and system assemblies. We also develop and utilize specialized equipment that allows us to environmentally stress test products during functional testing to assure reliability. We believe that the design and production of test equipment is an important factor in our ability to provide technology-driven products of consistent and high quality.

         Manufacturing and assembly. We provide turnkey manufacturing services for a variety of electronic products to diverse industries. These services include developing and implementing a materials strategy that meets customers' demand and flexibility requirements, assembling printed circuit assemblies utilizing a wide range of assembly technologies, building and configuring final product and system boxes and testing assemblies to meet customers' requirements. We have the expertise to assemble very complex electronic products that utilize multiple printed circuit boards and subassemblies. These complex products are typically configured to fulfill unique customer requirements and many are shipped directly to our customers' end users. In addition, we have developed special processes and tools to meet industry-specific requirements. Among these are the tools and processes to assemble finished medical devices that meet U.S. Food and Drug Administration Quality Systems Regulation requirements and similar regulatory requirements of other countries.

         After-market support. We provide service support for manufactured products. In this context, supported products, which may or may not be under the customer's warranty, may be returned for repairs or upgrades at the customer's discretion.

Recent Combinations and Acquisitions

         Since fiscal 1998, we have completed six acquisitions that have added facilities totaling approximately 539,000 square feet and over 2,400 new employees. We have actively pursued combinations and acquisitions to expand our geographic reach, increase our design, engineering and manufacturing capability and breadth of service offerings and strengthen and broaden our customer relationships. Since fiscal 1998, we have completed the following acquisitions:


                                                                     Facilities
  Date               Acquired Company/Operations                       Sq. Ft.       Employees      Location(s)
  ----               ---------------------------                       -------       ---------      -----------
July 2000            Keltek (Holdings) Limited                          77,000             461      Kelso, Scotland;
                                                                                                    Melden, England
May 2000             Turnkey electronics manufacturing                 250,000           1,394      Juarez, Mexico
                     operations of Elamex, S.A. de C.V.
April 2000           Agility, Incorporated                              25,000              98      Ayer, Massachusetts

December             Printed circuit board operations of                    --              45      Everett, Washington
1999                 Intermec Technologies Corporation                                              (1)

September            Printed circuit board operations of                25,000             125      Wheeling, Illinois
1999                 Shure, Incorporated

July 1999            SeaMED Corporation                                162,000             301      Bothell, Washington

------------------

(1)      Combined with Plexus' existing Bothell, Washington operations.

Customers and Industries Served

         We provide services to a wide variety of customers, ranging from large multi-national companies to smaller emerging technology companies, including start-ups. Because of the variety of services we offer, our flexibility in design and manufacturing and our ability to respond to customer needs in a timely fashion, we believe that we are well-positioned to offer our services to customers in most market segments. For many customers, we serve both a design and production function, thereby permitting customers to concentrate on concept development, distribution and marketing, while accelerating their time to market, reducing their investment in manufacturing capacity and optimizing total product cost.

         During fiscal 1999, we provided services to approximately 140 customers, ranging from emerging technology companies such as Equipe Communications, Gotham Networks, Sitara Networks and Appian Communications to industry leaders such as Lucent Technologies, Cisco Systems, General Electric, Unisys, Siemens, Honeywell and Johnson & Johnson. Lucent Technologies and General Electric represented over 10 percent of our net sales for the periods set forth below:

                                            Percentage of Net Sales
                               -------------------------------------------------
                                   Fiscal Year                 Nine Months ended
                               --------------------
Customer                       1998            1999              June 30, 2000
--------                       ----            ----            -----------------
Lucent Technologies........      *              16%                   24%
General Electric...........      *              12%                   11%

-----------------
*   represents sales less than 10 percent

         Many of our large customers, including Lucent Technologies and General Electric, contract independently through multiple divisions, subsidiaries, production facilities or locations. We believe that in most cases our sales to one such subsidiary, division, facility or location are not dependent on sales to others. Although the complete loss of any major customer could have a significant negative impact on us, we do not believe the loss of all divisions, subsidiaries, facilities or locations of a major customer to be likely.

         We provided services within the following industries in the following proportions:

                                                         Percentage of Net Sales
                                               ---------------------------------------
                                                 Fiscal Year
                                               ---------------       Nine Months ended
Customer                                       1998       1999          June 30, 2000
--------                                       ----       ----       -----------------
Networking/Telecommunications........           15%        24%               35%
Medical..............................           29%        31%               29%
Industrial...........................           20%        23%               19%
Computer.............................           23%        14%               10%
Transportation/Other.................           13%         8%                7%

Materials and Suppliers

         We purchase raw materials and electronic components from manufacturers and distribution companies. The key electronic components we purchase include printed circuit boards, specialized components such as application-specific integrated circuits, semi-conductors, interconnect products, electronic subassemblies (including memory modules, power supply modules and cable and wire harnesses), resistors and capacitors. Along with these electronic components, we also purchase components for use in higher-level assembly and manufacturing. These components include sheet metal fabrications, aluminum extrusions, die castings and various other hardware and fastener components. These components range from standard to highly customized and they vary widely in terms of market volatility and price.

         From time to time, allocation of components becomes an integral part of the electronics industry, and component shortages can occur with respect to particular components. In response, we actively manage our business in a way that minimizes our exposure to materials and component shortages. We have developed a corporate procurement organization whose primary purpose is to create strong supplier alliances to ensure, as much as possible, a steady flow of components at competitive prices. Because we design products and can influence what components are used in some new products, components manufacturers often provide us with a greater amount of materials and components, even during shortages. We have also established and continue to expand strategic relationships with international purchasing offices, and we attempt to leverage our design position with suppliers. Beyond this, we have undertaken a series of flexibility initiatives, including the utilization of in-plant stores, point- of-use programs, assured supply programs and similar efforts. All of these undertakings seek to improve our overall supply chain flexibility and to accommodate our growth plans.

Sales and Marketing

         We market our services primarily through our sales and marketing organization of 65 people, which includes salespeople, strategic customer managers, technology specialists and advertising and other corporate communications personnel. Our sales and marketing efforts focus on generating new customers and pursuing profitable opportunities. We use our ability to provide a full range of product realization services as a marketing tool, and our technology specialists participate in marketing through direct customer contact and participation in industry symposia and seminars. Our sales force is integrated with the rest of our business and is aligned geographically within important technology corridors. We support our sales and marketing efforts with in-depth industry research.

Competition

         The market for the products and services we provide is highly competitive. We compete primarily on the basis of engineering, testing and production capability, technological capabilities and the capacity for responsiveness, quality and price. There are many competitors in the electronics design and assembly industry. Larger and more geographically diverse competitors have substantially more resources than we do. Other, smaller competitors compete only in narrow, specific areas of our business. We also compete against companies that design or manufacture items in-house rather than by outsourcing. In addition, we compete against foreign, low- labor-cost manufacturers. This foreign, low-labor-cost competition tends to focus on commodity and consumer-related products, which is not our primary focus.

Facilities

         Our facilities comprise an integrated network of technology and manufacturing centers, with corporate headquarters located in our engineering facility in Neenah, Wisconsin. We own or lease facilities with approximately 1.4 million square feet of capacity. This includes approximately 1.0 million square feet in the United States, approximately 250,000 square feet in Mexico and approximately 132,000 square feet in Europe. We are also undertaking expansion projects to expand significantly several of our existing facilities. The geographic diversity of our technology and manufacturing centers allows us to offer services from locations near our customers and major electronics markets. We believe that this approach reduces material and transportation costs, simplifies logistics and communications and improves inventory management. This enables us to provide customers with a more complete, cost-effective solution.

         Our facilities are described in the following table:


Location                                       Type                        Size (Sq. Ft.)        Owned/Leased
--------                                       ----                        --------------        ------------
Neenah, Wisconsin (1)..............        Manufacturing                      305,000               Leased
Juarez, Mexico (1).................        Manufacturing                      250,000               Leased
Neenah, Wisconsin (1)..............        Manufacturing                       95,000               Owned
Kelso, Scotland (2)                        Manufacturing                       57,000               Leased
Richmond, Kentucky (3).............        Manufacturing                       45,000               Owned
Maldon, England....................        Manufacturing                       40,000               Owned
Kelso, Scotland (2)................        Manufacturing                       37,000               Owned
Wheeling, Illinois (4).............        Manufacturing                       25,000               Leased
Appleton, Wisconsin (5)............        NPI Plus Center                     67,000               Owned
Ayer, Massachusetts................        NPI Plus Center                     65,000               Leased
Bothell, Washington................        NPI Plus Center                     60,000               Leased
Redmond, Washington................        NPI Plus Center                     21,000               Leased
Blaine, Minnesota..................        NPI Plus Center                     14,000               Owned

Location                                       Type                        Size (Sq. Ft.)        Owned/Leased
--------                                       ----                        --------------        ------------
Milpitas, California...............        NPI Plus Center                      5,000               Leased
Neenah, Wisconsin..................        Engineering                        105,000               Owned
Bothell, Washington................        Engineering                         81,000               Leased
Raleigh, North Carolina............        Engineering                         14,000               Leased
Louisville, Colorado...............        Engineering                         14,000               Leased
Neenah, Wisconsin..................        Office/Warehouse                   100,000               Leased
Redmond, Washington (6)............        Office/Warehouse                    60,000               Leased
Bothell, Washington (6)............        Office/Warehouse                    10,000               Leased
Blaine, Minnesota..................        Office/Warehouse                     5,200               Leased
El Paso, Texas.....................        Office/Warehouse                     5,000               Leased

------------------

(1)      Includes more than one building.

(2) The Kelso operations recently moved to a new 57,000 square foot leased facility. We anticipate disposing of the 37,000 square foot owned facility which we previously used for these operations.

(3) We are expanding this facility by approximately 55,000 square feet, which is expected to be completed by July 2001.

(4) These operations are moving to a new 135,000 square-foot leased facility, which is expected to be completed by August 2001.

(5) We acquired this facility in July 2000 and expect operations to commence in the first quarter of fiscal 2001.

(6) These buildings are being subleased to an unrelated third party and not used in our business operations.

Further Information

         Statements in this prospectus modify and supersede any different, inconsistent or less complete statements in any document incorporated by reference in this prospectus. You should not consider any modified or superseded statement to be a part of this prospectus, because Plexus does not make it a part of this prospectus.

         Further information regarding Plexus, including financial statements and Management's Discussion and Analysis, are incorporated by reference from filings with the Commission. See "Other Information About Plexus You Can Obtain."

               OTHER INFORMATION ABOUT PLEXUS WHICH YOU CAN OBTAIN

         Plexus is a public company, and must provide information to the public under by the Securities Exchange Act of 1934. Therefore, Plexus files reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these materials at the Commission's public reference facilities, which are located at:

         -        Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549,
         -        7 World Trade Center, New York, New York 10048, and
         -        Citicorp Center, 500 West Madison Street, Chicago, Illinois
                  60661.

You may also obtain copies of these documents material by writing to the Commissions's Public Reference Section, Washington, D.C. 20549; in that case, you will be charged for the copies at the rates which the Commission sets. You may also obtain copies from the Commission's Web site (http://www.sec.gov). Because Plexus common stock is traded on the NASDAQ Stock Market, you can inspect material filed by Plexus at the offices of National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

         Plexus has filed a Registration Statement on Form S-4 under the Securities Act with the Commission which covers the shares of common stock described in this prospectus. The Registration Statement has information in addition to the information in this prospectus. You may obtain that additional information at the addresses above. This prospectus, and the documents which this prospectus incorporates by reference, describe certain contracts or other documents. These descriptions are only summaries, and are not necessarily complete. If you wish further information rather than this summary, you should review a copy of the document if Plexus has filed it as an exhibit to the Registration Statement. When Plexus has filed a document as an exhibit, a complete reading of the document will you provide more information than a summary. Plexus is not responsible if you fail to read the full document.

         This prospectus "incorporates by reference" certain Plexus documents. That means that the contents of those documents are considered to be part of this prospectus even though they are not actually included with it. Plexus will provide you with a copy of any of those documents. Plexus will provide you the documents without charge if you are a person to whom Plexus delivers this prospectus, or if you are a beneficial owner of securities which are held in street name. Plexus will not necessarily provide exhibits unless those exhibits are specifically incorporated by reference in the document. You can obtain copies of the documents by writing to Plexus Corp., 55 Jewelers Park Drive, Neenah, Wisconsin 54956, Attn: Corporate Secretary, or by calling Plexus' corporate secretary at 920/722-3451.

         This prospectus incorporates by reference the following documents. Each of them has been filed by Plexus with the Commission as required by the Exchange
Act:

         -        Form 10-K for the year ended September 30, 1999;
         - Forms 10-Q for the quarters ended December 31, 1999, March 31, 2000 and June 30, 2000;
         - Current Reports on Form 8-K dated April 28, 2000, May 23, 2000 (as twice amended), July 14, 2000, September 19, 2000 and October 13, 2000;
         - The description of Plexus common stock on Form 8-A, as amended; and
         - The description of Plexus' preferred stock purchase rights on Form 8-A dated August 13, 1998.

This prospectus also incorporates all reports and definitive proxy or information statements filed by Plexus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after this prospectus' date. They will be incorporated by reference into this prospectus from the date on which Plexus files such documents.



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



                      INFORMATION ABOUT PLEXUS COMMON STOCK

         Our authorized capital stock consists of 60,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. Our articles of incorporation currently designate 1,000,000 of the preferred shares as Series A Junior Participating Preferred Stock of which none is issued or outstanding.

Common Stock

         As of November 1, 2000, there were approximately 40,059,000 shares of common stock outstanding held of record by approximately 525 shareholders. As of August 31, 2000, there were outstanding options to purchase approximately 4,090,000 shares of common stock, of which approximately 2,299,000 were immediately exercisable. Our common stock is quoted on the Nasdaq National Market under the symbol "PLXS."

         Holders of common stock are entitled to one vote for each share held on all matters to be voted upon by the shareholders and do not have cumulative rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend payable to the outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

         Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable. However, Wisconsin law imposes personal liability on shareholders of Wisconsin corporations for debts owed to employees for services performed, but not exceeding six months service in any one case. While the relevant statute limits this liability to the par value of the shares held, this limitation has been interpreted by a Wisconsin trial court to mean the consideration paid to the corporation for such shares. This decision was affirmed by a split decision of the Wisconsin Supreme Court without a written opinion, although the decision was subsequently overturned on other grounds.

         The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may determine and issue in the future, as described below. Currently, there are no shares of preferred stock outstanding.

Preferred Stock

         Our board is authorized without further shareholder approval to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof. These include the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption of price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Plexus. We have no present plans to issue any shares of preferred stock, but have designated 1,000,000 shares of Series A Junior Participating Preferred Stock in connection with the adoption of our shareholder rights plan, described below.

Shareholder Rights Plan

         On August 13, 1998, our board of directors adopted a shareholder rights plan which provides for one preferred stock purchase right for each outstanding common stock. The rights agreement provides that until the rights distribution date, the rights will be transferred with and only with the common stock until the triggering

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



event. The rights are evidenced by common stock certificates. The rights are non-exercisable until the rights distribution date. The rights will expire on August 11, 2008.

         Each right entitles shareholders to buy one-one hundredth of a share of newly created Series A Junior Participating Preferred Stock at an exercise price of $54.00, subject to adjustment, in the event a person acquires or makes a tender exchange offer for 15% or more of the outstanding stock. In such event, each right entitles the holder, other than the person acquiring 15% or more of the outstanding stock, to purchase shares of common stock with market value of twice the rights' exercise price. In addition, if we are acquired in a merger or other business combination or if we sell more than 50% of our consolidated assets or voting power, our shareholders are entitled (other than the acquiror) to purchase for the purchase price shares of the common stock of the acquiring entity or its parents having a market value of two times the exercise price. At any time prior to such event, the board of directors may redeem the rights at one cent per share per right. The existence of the rights may, under certain circumstances, render more difficult or discourage attempts to acquire us.

Statutory Provisions Applicable to Common Stock

         Business Combination Statute. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of business combinations between a resident domestic corporation and an interested shareholder. A business combination is defined to include any of the following transactions:

         -        merger or share exchange

         - sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to 5% or more of the market value of the stock or assets of the company or 10% of its earning power or income

         - issuance of stock or rights to purchase stock with a market value equal to 5% or more of the outstanding stock

         -        adoption of a plan of liquidation or dissolution.

         A "resident domestic corporation" is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act and that, as of the relevant date, satisfies any of the following:

         -        its principal offices are located in Wisconsin

         -        it has significant business operations located in Wisconsin

         - more than 10% of the holders of record of its shares are residents of Wisconsin

         - more than 10% of its shares are held of record by residents of Wisconsin.

         Plexus is a resident domestic corporation for purposes of these statutory provisions.

         An interested shareholder is defined to mean a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years.

         Under this law, we cannot engage in a business combination with an interested shareholder for a period of three years following the date such person becomes an interested shareholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in the person becoming an

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interested shareholder before such acquisition. We may engage in a business combination with an interested shareholder after the three-year period with respect to that shareholder expires only if one or more of the following conditions is satisfied:

         - the board of directors approved the acquisition of the stock prior to such shareholder's acquisition date

         - the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder

         - the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

         Fair Price Statute. The Wisconsin Business Corporation Law also provides, in Sections 180.1130 to 180.1133, that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a significant shareholder and a resident domestic corporation such as Plexus require a supermajority vote of shareholders in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A significant shareholder for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or is an affiliate of the corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. Any such business combination must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met:

         - the aggregate value of the per share consideration is equal to the highest of:

         - the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination

         - the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher

         - the highest preferential liquidation or dissolution distribution to which holders of the shares would be entitled

         - either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

         Control Share Voting Restrictions. Under Section 180.1150 of the Wisconsin Business Corporation Law, unless otherwise provided in the articles of incorporation, the voting power of shares of a resident domestic corporation held by any person or group of persons acting together in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares. Because of the 10% threshold contained in Wisconsin's business combination statute discussed above, this control share threshold of 20% may not be implicated unless the board of directors first approves a transaction that permits a shareholder to exceed the 10% ownership level.


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



         Defensive Action Restrictions. Section 180.1134 of the Wisconsin Business Corporation Law provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. This statute requires shareholder approval for the corporation to do either of the following:

         - acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares

         - sell or option assets of the corporation which amount to 10% or more of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

         The foregoing provisions of Wisconsin law and the Plexus shareholder rights agreement, the ability to issue additional shares of the common stock and preferred stock without further shareholder approval (except as may be required by the Nasdaq National Market corporate governance standards) and the ability of the board of directors to fix the designations of further classes of preferred stock (including the ability to issue preferred stock with substantial voting rights) could have the effect, among others, of discouraging take-over proposals for or impeding a business combination involving Plexus.

                              PLAN OF DISTRIBUTION

         This prospectus covers the offer and sale by Plexus of up to 2,000,000 shares of Plexus common stock, which Plexus may issue from time to time in connection with the future acquisitions of other businesses, or securities of other businesses, in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act or as otherwise permitted under the Securities Act.

         Plexus expects that the terms upon which it may issue the shares in business combination transactions will be determined through negotiations with the officers, boards of directors, principal owners and/or other representatives of the businesses to be acquired. It is expected that the shares of Plexus common stock that are issued will be valued at prices reasonably related to the market prices for Plexus common stock prevailing at either the time an acquisition agreement is executed or at the time an acquisition is consummated.

         Under some circumstances, securities laws may not require Plexus to provide additional information beyond this prospectus. For example, if securities laws would require Plexus to register its shares under the Securities Act except for the possibility of that the transaction may be "integrated," or considered "combined", with other transactions, Plexus does not need, or intend, to provide a supplement. However, if an acquisition transaction must be registered even without integration, then Plexus will provide you with this prospectus and either:

         - give you a supplement, which will have specific information about your transaction, which Plexus will file as part of a registration statement; or

         - supplement this prospectus by the incorporation by reference of information contained in an Plexus report on Form 8-K filed with the Commission.

         Of the shares being offered hereby, Plexus expects that between 411,000 and 256,876 shares will be issued in connection with its pending acquisition of e2E Corporation, assuming that Plexus' stock price is between $50.00 and $80.00. Plexus cannot assure you that the acquisitions will be completed as anticipated. In the event

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


that any of the acquisition is not completed, shares which were to have been issued in the acquisition may be offered in connection with other future acquisitions.

         All expenses to these offerings are expected to be borne by Plexus, although any business to be acquired is likely to be required to bear all of its expenses in connection with any business combination transaction. Because any supplement to this registration statement may also constitute a proxy statement of such acquired business, the acquired business may bear certain of the expenses relating thereto.

         No underwriting discounts or commissions will be paid in connection with the issuance of shares of Plexus common stock by Plexus in any business combination transactions, although Plexus, or an acquired business, may engage investment advisors in connection with the evaluation of any specific acquisition.

                                 LEGAL OPINIONS

         Quarles & Brady LLP, Milwaukee, Wisconsin, counsel for Plexus, will render opinions on the legality of the shares being offered hereby and as to certain other matters in connection with the business combination transactions pursuant to which shares of Plexus common stock may be issued. At November 6, 2000, one Quarles & Brady LLP attorney providing services with respect to the Registration Statement owned an aggregate of 1,000 shares of Plexus common stock.

                                     EXPERTS

         Plexus' consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from its Annual Report on Form 10-K for the fiscal year ended September 30, 1999 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of SeaMED Corporation, a company acquired by Plexus in 1999, for its fiscal years ended June 30, 1998 and 1997 (not presented separately herein), which are referred to in the report of PricewaterhouseCoopers on the Plexus financial statements, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included in our annual report on Form 10-K for the fiscal year ended September 30, 1999 and incorporated herein by reference. The reference to the SeaMED financial statements was made in reliance upon such report given on authority of such firm as experts in accounting and auditing.

         The financial statements of Contract Electronics Manufacturing Services Operations of Elamex, S.A. de C.V. as of and for the year ended December 31, 1999, incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Plexus dated May 23, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS

         Shareholder proposals must have been received by Plexus no later than September 21, 2000 in order to be considered for inclusion in the 2001 annual meeting proxy statement. In addition, Plexus' bylaws provide that any proposal for action, or nomination to the board of directors, proposed other than by the board of directors must be received by Plexus in writing, together with specified accompanying information, at least 70 days prior to an annual meeting for the action to be considered at the meeting. Plexus' year 2001 annual meeting of shareholders is tentatively scheduled for March 7, 2001, and notice of intent to consider other questions and/or nominees and related information must therefore be received by December 27, 2000. The purpose of the bylaws is to assure adequate notice of, and information regarding, any matter as to which shareholder action may be sought.


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